Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

JULY 29, 2024

by and among

ELK BIDCO LIMITED,

ELK MERGER SUB LIMITED,

ENSTAR GROUP LIMITED,

DEER LTD.,

AND

DEER MERGER SUB LTD.

i

(continued)

ii

(continued)

Exhibits

Exhibit A	Certain Definitions

Schedule A	First Statutory Merger Agreement

Schedule B	Second Statutory Merger Agreement

Schedule C	Third Statutory Merger Agreement

Schedule D	Company Bye-Law Amendments

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 29, 2024 is by and among Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of Parent (“Parent Merger Sub”), Enstar Group Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Company”), Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of the Company (“New Company Holdco”) and Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of New Company Holdco (“Company Merger Sub”). Each of Parent, Parent Merger Sub, the Company, New Company Holdco and Company Merger Sub is sometimes referred to individually as a “Party” and collectively as the “Parties.” Each of the Company, New Company Holdco and Company Merger Sub is sometimes referred to individually as a “Company Party” and collectively as the “Company Parties”.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company desires to effectuate a reorganization whereby (a) the Company will contribute (the “Contribution”) to New Company Holdco an amount in cash equal to $500,000,000 (the “Aggregate First Merger Amount”), and (b) immediately following the Contribution, Company Merger Sub will, subject to the terms and conditions set forth herein and in the First Statutory Merger Agreement, merge with and into the Company, with the Company surviving the merger as a direct wholly-owned subsidiary of New Company Holdco (the “First Merger”);

WHEREAS, as soon as practicable following the consummation of the First Merger, New Company Holdco will, subject to the terms and conditions set forth herein and in the Second Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Second Merger”);

WHEREAS, as soon as practicable following the consummation of the Second Merger, Parent Merger Sub will, subject to the terms and conditions set forth herein and in the Third Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger, so that immediately following such merger, the Company will be a wholly owned Subsidiary of Parent (the “Third Merger”);

WHEREAS, the board of directors of each of Parent (the “Parent Board”) and Parent Merger Sub (the “Parent Merger Sub Board”) (a) have approved the Transactions to the extent Parent and Merger Sub, respectively, are party to the Transactions, including the Third Merger, (b) have determined that the terms of this Agreement and the Third Statutory Merger Agreement are fair to and in the best interests of Parent or Parent Merger Sub and their respective shareholders, as applicable and (c) have declared the advisability of this Agreement, the Third Statutory Merger Agreement and Transactions, including the Third Merger;

WHEREAS, Parent, as the sole shareholder of Parent Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting duly called and held on or prior to the date hereof, has (a) determined in accordance with the Bermuda Companies Act that (i) the Total Cash Consideration to be received by the holders of the Ordinary Shares in the Mergers constitutes fair value for each Ordinary Share, (ii) the preferred shares of the Third Surviving Company to be received by the holders of the Series C Preferred Shares following the Mergers as described in Article II constitute fair value for each Series C Preferred Share, (iii) the preferred shares of the Third Surviving Company to be received by the holders of the Series D Preferred Shares following the Mergers as described in Article II constitute fair value for each Series D Preferred Share, (iv) the preferred shares of the Third Surviving Company to be received by the holders of the Series E Preferred Shares following the Mergers as described in Article II constitute fair value for each Series E Preferred Share and (v) the Transactions, including the Mergers, are fair to, and in the best interests of, the Company, (b) approved the Transactions, including the Mergers, this Agreement, the Statutory Merger Agreements and the Ancillary Agreements, (c) approved the Company Bye-Law Amendments and (d) resolved, subject to Section 8.4, to recommend approval of the Transactions, including the Mergers, this Agreement, the Statutory Merger Agreements and the Company Bye-Law Amendments to holders of Shares (the “Board Recommendation”);

WHEREAS, the board of directors of each of New Company Holdco (“New Company Holdco Board”) and Company Merger Sub (the “Company Merger Sub Board”) (a) have approved the Transactions, including the First Merger and Second Merger, (b) have determined that the terms of this Agreement, the First Statutory Merger Agreement and the Second Statutory Merger Agreement are fair to and in the best interests of Company Merger Sub, New Company Holdco and their respective shareholders, as applicable and (c) have declared the advisability of this Agreement, the First Statutory Merger Agreement the Second Statutory Merger Agreement and Transactions, including the First Merger and the Second Merger;

WHEREAS, the Company, as the sole shareholder of New Company Holdco and New Company Holdco as the sole shareholder of Company Merger Sub, will adopt this Agreement and the Statutory Merger Agreements promptly following its execution;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, (a) the Equity Investors have entered into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investors have committed, on the terms and subject to the conditions therein, to invest in Parent the amounts set forth therein (the “Equity Financing”), (b) the Equity Investors (the “Guarantors”) have delivered a limited guarantee (the “Guarantee”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of Parent and Parent Merger Sub contained in this Agreement, (c) Parent has entered into a debt commitment letter with the financial institutions named therein (the “Debt Commitment Letter”) and the fee letter related to the Debt Commitment Letter (the “Debt Financing Fee Letter”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to Parent or Parent Merger Sub the amount of debt financing described therein, the proceeds of which shall be used to, among other things, fund the Transactions (the “Debt Financing”) and (d) Parent has entered into a preferred equity commitment letter with the purchasers named therein (the “Preferred Equity Commitment Letter” and together with the Equity Commitment Letter and the Debt Commitment Letter, the “Commitment Letters”) and the closing payment letter related to the Preferred Equity Commitment Letter (the “Preferred Equity Financing Fee Letter”), pursuant to which the Preferred Equity Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to Parent the amount of preferred financing described therein, the proceeds of which shall be used to, among other things, fund the Transactions (the “Preferred Equity Financing” and, together with the Equity Financing and the Debt Financing, the “Financing”); and

WHEREAS, the Company Parties, Parent and Parent Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the First Merger, the Second Merger and the Third Merger and also to prescribe various conditions to the First Merger, the Second Merger and the Third Merger.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1             Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Article II
THE MERGERS

Section 2.1             The First Merger.

(a)            Immediately prior to the First Closing, the Company will contribute the Aggregate First Merger Amount to New Company Holdco, and immediately thereafter, on the terms and subject to the conditions set forth in this Agreement and the First Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the First Effective Time, Company Merger Sub shall be merged with and into the Company, the separate corporate existence of Company Merger Sub shall thereupon cease, and the Company shall be the surviving company in the First Merger (such surviving company, the “First Surviving Company”), such that the First Surviving Company will be a direct wholly owned Subsidiary of New Company Holdco.

(b)            On the terms and subject to the conditions set forth in this Agreement and the First Statutory Merger Agreement, the Company, New Company Holdco and Company Merger Sub will (i) on or prior to the First Closing Date, cause an application for registration of the First Surviving Company (the “First Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 104A and Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 104A(2A) and Section 108(2) of the Bermuda Companies Act; (ii) cause to be included in the First Merger Application a request that the Registrar issue the certificate of merger with respect to the First Merger (the “First Certificate of Merger”) on the First Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the First Merger Application; and (iii) on the First Closing Date, execute and deliver the First Statutory Merger Agreement. The First Merger shall become effective on the effective date shown on the First Certificate of Merger issued by the Registrar. The Company agrees that it and New Company Holdco will request that the Registrar provide in the First Certificate of Merger that the effective time of the First Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company, New Company Holdco and Parent), on the First Closing Date (such time, the “First Effective Time”).

(c)            From and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.2             The Second Merger

(a)            As soon as practicable following the consummation of the First Merger, on the terms and subject to the conditions set forth in this Agreement and the Second Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Second Effective Time, New Company Holdco shall be merged with and into the First Surviving Company, the separate corporate existence of New Company Holdco shall thereupon cease, and the First Surviving Company shall be the surviving company in the Second Merger (such surviving company, the “Second Surviving Company”).

(b)            On the terms and subject to the conditions set forth in this Agreement and the Second Statutory Merger Agreement, the First Surviving Company and New Company Holdco will (i) on or prior to the Second Closing Date, cause an application for registration of the Second Surviving Company (the “Second Merger Application”) to be executed and delivered to the Registrar as provided under Section 104A and Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 104A(2A) and Section 108(2) of the Bermuda Companies Act; (ii) cause to be included in the Second Merger Application a request that the Registrar issue the certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) on the Second Closing Date at the time of day mutually agreed upon by the First Surviving Company and Parent and set forth in the Second Merger Application; and (iii) on the Second Closing Date, execute and deliver the Second Statutory Merger Agreement. The Second Merger shall become effective on the effective date shown on the Second Certificate of Merger issued by the Registrar. The Company agrees that it and New Company Holdco will request that the Registrar provide in the Second Certificate of Merger that the effective time of the Second Merger shall be 10:30 a.m., Bermuda time (or such other time mutually agreed upon by the First Surviving Company, New Company Holdco and Parent), on the Second Closing Date (such time, the “Second Effective Time”).

(c)            From and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.3             The Third Merger.

(a)            As soon as practicable following the consummation of the Second Merger, on the terms and subject to the conditions set forth in this Agreement and the Third Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Third Effective Time, Parent Merger Sub shall be merged with and into the Second Surviving Company, the separate corporate existence of Parent Merger Sub shall thereupon cease, and the Second Surviving Company shall be the surviving company in the Third Merger (such surviving company, the “Third Surviving Company”), such that the Third Surviving Company will be a direct wholly owned Subsidiary of Parent.

(b)            On the terms and subject to the conditions set forth in this Agreement and the Third Statutory Merger Agreement, the Second Surviving Company, Parent and Parent Merger Sub will (i) on or prior to the Third Closing Date, cause an application for registration of the Third Surviving Company (the “Third Merger Application”) to be executed and delivered to the Registrar as provided under Section 104A and Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 104A(2A) and Section 108(2) of the Bermuda Companies Act; (ii) cause to be included in the Third Merger Application a request that the Registrar issue the certificate of merger with respect to the Third Merger (the “Third Certificate of Merger”) on the Third Closing Date at the time of day mutually agreed upon by the Second Surviving Company and Parent and set forth in the Third Merger Application; and (iii) on the Third Closing Date, execute and deliver the Third Statutory Merger Agreement. The Third Merger shall become effective on the date shown on the Third Certificate of Merger issued by the Registrar. The Second Surviving Company, Parent and Parent Merger Sub agree that Parent, Parent Merger Sub and the Second Surviving Company will request that the Registrar provide in the Third Certificate of Merger that the effective time of the Third Merger shall be 11:00 a.m., Bermuda time (or such other time mutually agreed upon by the Second Surviving Company and Parent), on the Third Closing Date (such time, the “Third Effective Time”).

(c)            From and after the Third Effective Time, the Third Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.4             Closing. The closing of the First Merger (the “First Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the tenth Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX with respect to the First Closing (other than those conditions that by their terms are to be satisfied at the First Closing, each of which is capable of being satisfied at the First Closing) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing. The closing of the Second Merger (the “Second Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts), in each case, immediately following the First Closing, subject to the satisfaction or waiver of the conditions set forth in Article IX with respect to the Second Closing (other than those conditions that by their terms are to be satisfied at the Second Closing, each of which is capable of being satisfied at the Second Closing) or (b) at such other place, method, date or time as the Company and Parent may agree in writing. The closing of the Third Merger (the “Third Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts), in each case, immediately following the Second Closing, subject to the satisfaction or waiver of the conditions set forth in Article IX with respect to the Third Closing (other than those conditions that by their terms are to be satisfied at the Third Closing, each of which is capable of being satisfied at the Third Closing) or (b) at such other place, method, date or time as the Company and Parent may agree in writing. Notwithstanding any of the foregoing, no Closing shall occur prior to the earlier of (i) the sixtyth (60th) calendar day after a Notified Debt Event of Default and (ii) the date on which such Notified Debt Event of Default is no longer continuing. For purposes of this Agreement, “First Closing Date” means the date on which the First Closing occurs, the “Second Closing Date” means the date on which the Second Closing occurs and the “Third Closing Date” means the date on which the Third Closing Date occurs.

Section 2.5             Memorandum of Association and Bye-Laws of the First Surviving Company, the Second Surviving Company and the Third Surviving Company.

(a)            The Memorandum of Association of the Company in effect immediately prior to the First Effective Time shall become the Memorandum of Association of the First Surviving Company following the First Effective Time. The bye-laws of the Company in effect immediately prior to the First Effective Time shall become the bye-laws of the First Surviving Company following the First Effective time.

(b)            The Memorandum of Association of the First Surviving Company in effect immediately prior to the Second Effective Time shall become the Memorandum of Association of the Second Surviving Company following the Second Effective Time. The bye-laws of the First Surviving Company in effect immediately prior to the Second Effective Time shall become the bye-laws of the Second Surviving Company following the Second Effective time.

(c)            The Memorandum of Association of the Second Surviving Company in effect immediately prior to the Third Effective Time shall become the Memorandum of Association of the Third Surviving Company following the Third Effective Time. The bye-laws of Parent Merger Sub in effect immediately prior to the Third Effective Time, shall, become the bye-laws of the Third Surviving Company following the Third Effective Time except that references to the name “Elk Merger Sub Limited” shall be replaced with references to the name of the Third Surviving Company (in each case, subject to Section 7.1).

Section 2.6             Directors and Officers of the First Surviving Company, the Second Surviving Company and the Third Surviving Company.

(a)            The Parties shall take all requisite actions such that, from and after the First Effective Time, the directors of Company Merger Sub immediately prior to the First Effective Time shall be the initial directors of the First Surviving Company, each to hold office in accordance with the Memorandum of Association and Bye-Laws of the First Surviving Company, and the officers of Company Merger Sub immediately prior to the First Effective Time shall be the initial officers of the First Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

(b)            The Parties shall take all requisite actions such that, from and after the Second Effective Time, the directors of New Company Holdco immediately prior to the Second Effective Time shall be the initial directors of the Second Surviving Company, each to hold office in accordance with the Memorandum of Association and Bye-Laws of the Second Surviving Company, and the officers of New Company Holdco immediately prior to the Second Effective Time shall be the initial officers of the Second Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

(c)            The Parties shall take all requisite actions such that, from and after the Third Effective Time, the directors of Parent Merger Sub immediately prior to the Third Effective Time shall be the initial directors of the Third Surviving Company, each to hold office in accordance with the Memorandum of Association and Bye-Laws of the Third Surviving Company, and the officers of Parent Merger Sub immediately prior to the Third Effective Time shall be the initial officers of the Third Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

Section 2.7             Effect of the First Merger on Share Capital.

(a)            At the First Effective Time, subject to the other provisions of this Article II and Article III, each Ordinary Share issued and outstanding immediately prior to the First Effective Time (other than (i) First Merger Excluded Shares to be canceled pursuant to Section 2.8(h) other than any Reinvesting Shares, (ii) any Reinvesting Shares covered under Section 2.7(b), (iii) any Ordinary Shares covered under Section 2.10 (except for Company Restricted Shares, which are subject to and treated in accordance with this Section 2.7(a)), (iv) any Ordinary Shares that are Dissenting Shares, which shall have only those rights set forth in Section 2.11 and (v) to the extent the First Effective Time occurs prior to the JSOP Exchange Date, any Ordinary Shares held subject to the JSOP at such time, which shall be treated in accordance with Section 2.10(a)(v) and Section 2.10(a)(vii)) shall, by virtue of the First Merger and without any action on the part of any holder thereof, New Company Holdco, Company Merger Sub or the Company, be converted into per Ordinary Share, (i) the right to receive an amount in cash equal to the First Merger Amount, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3 or as may be reduced as required by applicable Law or any Governmental Entity (the “First Merger Cash Consideration”) and (ii) the number of New Ordinary Shares equal to the quotient (the “First Merger Ratio”) of (x) $338 minus the First Merger Cash Consideration divided by (y) $338 (the “First Merger Share Consideration”, and together with the First Merger Cash Consideration, the “First Merger Consideration”).

(b)            At the First Effective Time, subject to the other provisions of this Article II and Article III, each Reinvesting Share issued and outstanding immediately prior to the First Effective Time shall by virtue of the First Merger and without any action on the part of any holder thereof, New Company Holdco, Company Merger Sub or the Company, be converted into, per Ordinary Share, a New Ordinary Share (the “First Merger Reinvesting Shareholder Consideration”).

(c)            From and after the First Effective Time, all of the Ordinary Shares converted into the First Merger Consideration pursuant to Section 2.7(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated Ordinary Shares represented by book entry (“Book-Entry Shares”) previously representing any such Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the First Merger Consideration and, following the Third Merger, the Total Cash Consideration to be paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.1.

(d)            Subject to Section 2.11, each Series C Preferred Share issued and outstanding immediately prior to the First Effective Time shall automatically be converted into a preferred share of the New Company Holdco (a “New Series C Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series C Preferred Shares, which certificate of designations shall, following the First Effective Time, continue in full force and effect as an obligation of New Company Holdco in respect of the preferred shares of New Company Holdco.

(e)            Subject to Section 2.11, each Series D Preferred Share issued and outstanding immediately prior to the First Effective Time shall automatically be converted into a preferred share of New Company Holdco (a “New Series D Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series D Preferred Shares, which certificate of designations shall, following the First Effective Time, continue in full force and effect as an obligation of New Company Holdco in respect of the preferred shares of New Company Holdco.

(f)            Subject to Section 2.11, each Series E Preferred Share issued and outstanding immediately prior to the First Effective Time shall automatically be converted into a preferred share of New Company Holdco (a “New Series E Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series E Preferred Shares, which certificate of designations shall, following the First Effective Time, continue in full force and effect as an obligation of New Company Holdco in respect of the preferred shares of New Company Holdco.

(g)            (i) If, at any time during the period between the date of this Agreement and the First Effective Time, any class of outstanding Ordinary Shares is changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or stock distribution thereon or other similar change, with a record date during such period, then the First Merger Consideration and the Equity Award Conversion shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.7(g) shall be construed to permit any Company Party to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends, and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the First Merger Consideration.

(h)            At the First Effective Time, all Ordinary Shares that, immediately prior to the First Effective Time, (i) are owned by Parent, Parent Merger Sub or the Company or any direct or indirect wholly owned Subsidiaries of Parent, Parent Merger Sub or the Company or (ii) are held in treasury of the Company (such Ordinary Shares, together with the Ordinary Shares described in clause Section 2.8(h)(i), the “First Merger Excluded Shares”) shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(i)            At the First Effective Time, the issued and outstanding ordinary shares, par value $1.00 per share, of Company Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one fully paid ordinary share, par value $1.00 per share, of the First Surviving Company, which shall constitute the only issued ordinary share of the First Surviving Company immediately following the First Effective Time.

(j)            At the First Effective Time, the New Ordinary Shares that immediately prior to the First Effective Time are owned by the Company shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 2.8             Effect of the Second Merger on Share Capital.

(a)            At the Second Effective Time, subject to the other provisions of this Article II and Article III, each New Ordinary Share issued and outstanding immediately prior to the Second Effective Time (other than (i) Second Merger Excluded Shares to be canceled pursuant to Section 2.8(h) other than New Ordinary Shares owned by the Reinvesting Shareholders, (ii) any New Ordinary Shares covered under Section 2.10 and, (iii) to the extent the Second Effective Time occurs prior to the JSOP Exchange Date, any New Ordinary Shares held subject to the JSOP at such time, which shall be treated in accordance with Section 2.10(a)(v) and Section 2.10(a)(vii)) shall, by virtue of the Second Merger and without any action on the part of any holder thereof, Parent, Parent Merger Sub or New Company Holdco, be converted into, per New Ordinary Share, a Second Surviving Company Ordinary Share (the “Second Merger Consideration”).

(b)            At the Second Effective Time, subject to the other provisions of this Article II and Article III, each First Surviving Reinvesting Share issued and outstanding immediately prior to the Second Effective Time owned by the Reinvesting Shareholders shall by virtue of the Second Merger and without any action on the part of any holder thereof, New Company Holdco or the Company, be converted into, per New Ordinary Share, a Second Surviving Company Ordinary Share.

(c)            From and after the Second Effective Time, all of the New Ordinary Shares converted into Second Merger Consideration pursuant to Section 2.8(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of New Ordinary Shares previously represented by Certificates or Book-Entry Shares shall thereafter cease to have any rights with respect to such securities, except the Second Merger Consideration to be paid in consideration therefor upon the exchange of any Certificate or Book-Entry Shares, as applicable, in accordance with Section 3.1.

(d)            Subject to Section 2.11, each New Series C Preferred Share issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into a preferred share of the Second Surviving Company (a “Second Surviving Company Series C Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the New Series C Preferred Shares, which certificate of designations shall, following the Second Effective Time, continue in full force and effect as an obligation of the Second Surviving Company in respect of the preferred shares of the Second Surviving Company.

(e)            Subject to Section 2.11, each New Series D Preferred Share issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into a preferred share of the Second Surviving Company (a “Second Surviving Company Series D Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the New Series D Preferred Shares, which certificate of designations shall, following the Second Effective Time, continue in full force and effect as an obligation of the Second Surviving Company in respect of the preferred shares of the Second Surviving Company.

(f)            Subject to Section 2.11, each New Series E Preferred Share issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into a preferred share of the Second Surviving Company (a “Second Surviving Company Series E Preferred Share”) and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the New Series E Preferred Shares, which certificate of designations shall, following the Second Effective Time, continue in full force and effect as an obligation of the Second Surviving Company in respect of the preferred shares of the Second Surviving Company.

(g)            (i) If at any time during the period between the First Effective Time and the Second Effective Time, any class of outstanding New Ordinary Shares is changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or stock distribution thereon or other similar change, with a record date during such period, then the Second Merger Consideration and the Equity Award Conversion shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.8(g) shall be construed to permit any Company Party to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Second Merger Consideration.

(h)            At the Second Effective Time, all New Ordinary Shares that, immediately prior to the Second Effective Time, (i) are owned by Parent, Parent Merger Sub or the Company or any direct or indirect wholly owned Subsidiaries of Parent, Parent Merger Sub or the Company or (ii) are held in treasury of the Company (such New Ordinary Shares, together with the New Ordinary Shares described in clause (i), the “Second Merger Excluded Shares”) shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(i)            At the Second Effective Time, the issued and outstanding ordinary shares, par value $1.00 per share, of First Surviving Company that, immediately prior to the Second Effective Time, are owned by New Company Holdco shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 2.9             Effect of the Third Merger on Share Capital

(a)            At the Third Effective Time, subject to the other provisions of this Article II and Article III, each Second Surviving Company Ordinary Share issued and outstanding immediately prior to the Third Effective Time (other than (i) Third Merger Excluded Shares if canceled pursuant to Section 2.9(g), (ii) any Second Surviving Company Ordinary Shares covered under Section 2.10, (iii) any Second Surviving Company Ordinary Shares that are Dissenting Shares, which shall have only those rights set forth in Section 2.11 and, (iv) to the extent the Third Effective Time occurs prior to the JSOP Exchange Date, any Second Surviving Company Ordinary Share held subject to the JSOP at such time, which shall be treated in accordance with Section 2.10(a)(v) and Section 2.10(a)(vii)) shall, by virtue of the Third Merger and without any action on the part of any holder thereof, Parent, Parent Merger Sub or the Second, be converted into the right to receive, per Second Surviving Company Ordinary Share, an amount in cash equal to (x)(A)(I) $338 multiplied by the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Reinvesting Shares, on a fully diluted basis (including in such determination, without limitation, outstanding Company RSU Awards, Company PSU Awards and Ordinary Shares representing the Executive Interest held subject to the JSOP, each as adjusted pursuant to Section 2.10), as of immediately prior to the Third Effective Time, minus (II) the Aggregate First Merger Amount divided by (B) the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Reinvesting Shares, on a fully diluted basis (including in such determination, without limitation, outstanding Company RSU Awards, Company PSU Awards and Ordinary Shares representing the Executive Interest held subject to the JSOP, each as adjusted pursuant to Section 2.10), plus (y) (A) the aggregate cash consideration actually paid in respect of the First Merger, including pursuant to Section 2.10 (not to exceed the Aggregate First Merger Amount) divided by (B) the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Reinvesting Shares, on a fully diluted basis (including in such determination, without limitation, outstanding Company RSU Awards, Company PSU Awards and Ordinary Shares representing the Executive Interest held subject to the JSOP, each as adjusted pursuant to Section 2.10) plus (z) if applicable, any amount set forth in the True-Up Notice (on a per share basis based on the amount of Second Surviving Company Ordinary Shares entitled thereto), in each case, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3 (the “Third Merger Cash Consideration”).

(b)            From and after the Third Effective Time, all of the Second Surviving Company Ordinary Shares converted into the right to receive the Third Merger Cash Consideration pursuant to Section 2.9(a) or Section 2.9(b), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Second Surviving Company Ordinary Shares previously represented by Certificates or Book-Entry Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Third Merger Cash Consideration or the Third Merger Reinvesting Shareholder Consideration, as applicable, to be paid in consideration therefor upon the exchange of Certificate or Book-Entry Shares, as applicable, in accordance with Section 3.1.

(c)            Subject to Section 2.11, each Second Surviving Company Series C Preferred Share issued and outstanding immediately prior to the Third Effective Time shall automatically be converted into a preferred share of the Third Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Second Surviving Company Series C Preferred Shares, which certificate of designations shall, following the Third Effective Time, continue in full force and effect as an obligation of the Third Surviving Company in respect of the preferred shares of the Third Surviving Company.

(d)            Subject to Section 2.11, each Second Surviving Company Series D Preferred Share issued and outstanding immediately prior to the Third Effective Time shall automatically be converted into a preferred share of the Third Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Second Surviving Company Series D Preferred Shares, which certificate of designations shall, following the Third Effective Time, continue in full force and effect as an obligation of the Third Surviving Company in respect of the preferred shares of the Third Surviving Company.

(e)            Subject to Section 2.11, each Second Surviving Company Series E Preferred Share issued and outstanding immediately prior to the Third Effective Time shall automatically be converted into a preferred share of the Third Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Second Surviving Company Series E Preferred Share, which certificate of designations shall, following the Third Effective Time, continue in full force and effect as an obligation of the Third Surviving Company in respect of the preferred shares of the Third Surviving Company.

(f)            (i) If at any time during the period between the Second Effective Time and the Third Effective Time, any class of issued and outstanding Second Surviving Company Ordinary Shares is changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or stock distribution thereon or other similar change, with a record date during such period, then the Third Merger Cash Consideration and the Equity Award Conversion shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.9(f) shall be construed to permit any Company Party to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Third Merger Cash Consideration.

(g)            At the Third Effective Time, all Second Surviving Company Ordinary Shares that, immediately prior to the Third Effective Time, (i) are owned by Parent or Parent Merger Sub, or any direct or indirect wholly owned Subsidiaries of Parent, Parent Merger Sub, by the Reinvesting Shareholders or the Company, or by Elk Topco, LLC following the contribution of such share pursuant to a Rollover and Support Agreement or (ii) are held in treasury of the Second Surviving Company (such Second Surviving Company Ordinary Shares, together with the New Ordinary Shares described in clause Section 2.8(h)(i), the “Third Merger Excluded Shares”) shall, at the election of Parent, either receive the Total Cash Consideration or automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(h)            At the Third Effective Time, the issued and outstanding ordinary shares, par value $1.00 per share, of Parent Merger Sub issued and outstanding immediately prior to the Third Effective Time shall be converted into one fully paid ordinary share, par value $1.00 per share, of the Third Surviving Company, which shall constitute the only issued ordinary share of the Third Surviving Company immediately following the Third Effective Time.

Section 2.10             Equity Awards; Company ESPP.

(a)            Prior to the First Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan or the JSOP, as applicable) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:

(i)            at the First Effective Time, each awarded Ordinary Share subject solely to service-based vesting requirements and not performance-based vesting requirements (each, a “Company Restricted Share”) that is outstanding as of the First Effective Time, whether vested or unvested, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be subject to and treated in accordance with Section 2.7(a);

(ii)            (A) at the First Effective Time, each restricted share unit award in respect of Ordinary Shares (including any such share unit that is payable in cash or other property, the value of which is determined with reference to the value of Ordinary Shares) subject solely to service-based vesting requirements and not performance-based vesting requirements (including for the avoidance of doubt share units outstanding and subject to the Company Deferred Compensation Plan) (each, a “Company RSU Award”), shall automatically be deemed to pertain to a restricted share unit award in respect of a number of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company RSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions, (B) at the Second Effective Time, each such Company RSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions (including the same number of underlying shares, as adjusted pursuant to clause (A)) and (C) at the Third Effective Time, each such Company RSU Award (giving effect to clauses (A) and (B)), whether vested or unvested, that is outstanding as of the Third Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and shall be converted into the right to receive a cash payment equal to (x) the Third Merger Cash Consideration, multiplied by (y) the total number of Second Surviving Company Ordinary Shares subject to such Company RSU Award immediately prior to the Third Effective Time, plus (z) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to such Company RSU Award as of immediately prior to the First Effective Time;

(iii)            (A) at the First Effective Time, each restricted share unit award in respect of Ordinary Shares (including any such share unit that is payable in cash or other property, the value of which is determined with reference to the value of Ordinary Shares) subject to performance-based vesting requirements (each, a “Company PSU Award”) with respect to which the applicable performance period has been completed shall automatically be deemed to pertain to a restricted share unit award in respect of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company PSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions, (B) at the Second Effective Time, each such Company PSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions (including the same number of underlying shares, as adjusted pursuant to clause (A)) and (C) at the Third Effective Time, each such Company PSU Award (giving effect to clauses (A) and (B)) shall be canceled and be converted into the right to receive a cash payment equal to (x) the Third Merger Cash Consideration, multiplied by (y) the total number of Second Surviving Company Ordinary Shares subject to such vested, but unsettled, Company PSU Award, plus (z) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to such vested, but unsettled, Company PSU Award immediately prior to the First Effective Time;

(iv)            (A) at the First Effective Time, each Company PSU Award not described in clause (iii) above shall automatically be deemed to pertain to a restricted share unit award in respect of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company PSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions, (B) at the Second Effective Time, each such Company PSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions (including the same number of underlying shares, as adjusted pursuant to clause (A)) and (C) at the Third Effective Time, a portion of each such Company PSU Award (the “Pro-Rata Portion”) equal to the product of the number of Second Surviving Company Ordinary Shares that would have vested assuming actual performance, multiplied by a fraction, the numerator of which is the number of days elapsed in the performance period for such award as of the Third Effective Time and the denominator of which is the total number of days in the performance period for such award (without giving effect to any provision that would provide for accelerated vesting) shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and shall be converted into the right to receive a cash payment equal to (A) the Third Merger Cash Consideration, multiplied by (B) the Pro-Rata Portion, plus (C) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to such Company PSU Award immediately prior to the First Effective Time, and the remaining portion of such unvested Company PSU Award shall be canceled and forfeited and; provided, however, that, for the purposes of any unvested Special Company PSU Awards, consistent with the Company Stock Plan and award agreement applicable to such Special Company PSU Award, the “Pro-Rata Portion” shall be equal to 100% of the number of Second Surviving Company Ordinary Shares that would have vested assuming the performance underlying such Special Company PSU Award at the greater of (x) target performance and (y) actual performance through a truncated performance period ending immediately prior to the Third Effective Time (as determined in the good faith discretion of the human resources and compensation committee of the Company Board, which determination shall be effective as of the Effective Time). For the avoidance of doubt, any Company PSU Award that does not vest in accordance with this Section 2.10(a)(iv) shall terminate without consideration immediately prior to the Third Effective Time;

(v)            if the First Effective Time occurs on or before January 20, 2025 (the “JSOP Vesting Date”), or, if later, before the date on which the interests are exchanged under clause 8 of the JSOP (the “JSOP Exchange Date”) then at the Third Effective Time, the Shares (as defined in the JSOP) shall be canceled and cease to exist, and shall be converted into the aggregate right for the (I) JSOP Party to receive a cash payment in an amount equal to (x) the Total Cash Consideration minus (y) $205.89, multiplied by the total number of Ordinary Shares held subject to the JSOP and (II) Trustee to receive a cash payment in an amount equal to the amount paid by the Trustee to subscribe for the Ordinary Shares comprised in the Trust Interest (as defined in Section 4 of the JSOP);

(vi)            if the First Effective Time occurs after the JSOP Vesting Date and the Executive Interest vested on the JSOP Vesting Date, then, at the Third Effective Time, the Third Surviving Company shall make a cash payment to Dominic F. Silvester in an amount equal to (A) (x) the total number of Ordinary Shares that would have been delivered in respect of the portion of the Executive Interest that vested on the JSOP Vesting Date (for the avoidance of doubt, taking into account the performance condition set out in the JSOP) if the Market Price on that date had been equal to the Total Cash Consideration minus the total number of Ordinary Shares actually delivered in respect of the Executive Interest on or after the JSOP Vesting Date, multiplied by (y) the Total Cash Consideration, minus (B) any deduction, withholding or other amount required to be accounted to any Tax Authority with respect to income tax, employee social security or similar amounts by the Third Surviving Company or any Subsidiary of the Third Surviving Company in connection with such payment;

(vii)            as soon as reasonably practicable following the date hereof and not less than ten (10) Business Days prior to the earlier of (A) the First Effective Time and (B) the JSOP Vesting Date, the Company shall request, and use reasonable best efforts to cause, the Trustee to, effective at the earlier of (A) the First Effective Time and (B) immediately following the JSOP Exchange Date, transfer the Ordinary Shares comprised in the Trust Interest (as defined in the JSOP) to the Company for the same consideration paid by the Trustee when it subscribed for its interest in such Ordinary Shares (i.e., $1 per Ordinary Share), which Ordinary Shares shall be held in treasury of the Company (subject to Section 2.7(h)) or otherwise cancelled without consideration and that the Trustee apply the consideration for such Ordinary Shares to repay, to the fullest extent possible, the loan outstanding between the Trustee and the Company, following which the Company shall write-off the remaining balance of such loan;

(viii)            (A) all offering periods under the Company ESPP shall be terminated as of August 31, 2024 (the “Final Exercise Date”); (B) the Company ESPP shall be terminated as of the Final Exercise Date, subject to the Third Closing; and (C) each outstanding right under the Company ESPP on the Final Exercise Date shall be caused to be exercised as of such date for the purchase of Ordinary Shares in accordance with the terms of the ESPP and any outstanding Ordinary Shares obtained through the exercise of such outstanding right shall be treated as set forth in Section 2.7; and

(ix)            make such other changes to the Company Stock Plan, the JSOP and the Company ESPP as the Company and Parent may agree in writing are appropriate to give effect to the First Merger, the Second Merger and the Third Merger.

(b)            As soon as reasonably practicable after the Third Effective Time (but in no event later than five Business Days following the Third Effective Time), or such time that is otherwise required by applicable Law, Parent shall cause the Second Surviving Company to, and the Second Surviving Company shall, pay the consideration payable pursuant to Section 2.10(a), net of any applicable withholding Taxes or deductions required under any provision of federal, state, local or foreign Tax Law with respect to the making of such payment, to the Persons entitled to receive such consideration through, the Second Surviving Company’s payroll; provided, however, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, the Second Surviving Company shall use commercially reasonable efforts to make such payments on the earliest date that payment would not trigger such Tax or penalty.

Section 2.11             Shares of Dissenting Holders.

(a)            At the First Effective Time, all Dissenting Shares that are Shares held by holders of Ordinary Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the First Merger Consideration (provided that, from and after the Third Effective Time, such Dissenting Shares shall instead be converted into the right to receive (without duplication) the Total Cash Consideration) and any holder of such Dissenting Shares shall, in the event that the fair value of such a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than such foregoing amounts in respect of the Ordinary Shares, be entitled to receive such difference from the Third Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)            At the First Effective Time, all Dissenting Shares that are Shares held by holders of Preferred Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive (i) the preferred shares of New Company Holdco as described in Section 2.7(e) with respect to Series C Preferred Shares, (ii) the preferred shares of New Company Holdco as described in Section 2.7(f) with respect to Series D Preferred Shares or (iii) the preferred shares of New Company Holdco as described in Section 2.7(f) with respect to Series E Preferred Shares (provided that, from and after the Effective Time, such Dissenting Shares shall instead be converted into the right to receive (without duplication) (i) the preferred shares of the Third Surviving Company as described in Section 2.9(c), (ii) the preferred shares of the Third Surviving Company as described in Section 2.9(d) or (iii) the preferred shares of the Third Surviving Company as described in Section 2.9(e) and any holder of such Dissenting Shares shall, in the event that the Appraised Fair Value is greater than such foregoing amounts in respect of the Preferred Shares, be entitled to receive such difference from the Third Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(c)            In the event that a holder effectively withdraws or otherwise waives any right to appraisal or fails to comply with Section 106(6) of the Companies Act (an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.7.

(d)            The Company or New Company Holdco, as applicable, shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company or New Company Holdco, as applicable, in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company and New Company Holdco respectively shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares in respect of their treatment in the Third Merger after the Third Effective Time in accordance with the terms of this Section 2.11 or pursuant to applicable Law shall be the obligation of the Third Surviving Company.

Article III
EXCHANGE OF CERTIFICATES

Section 3.1             Surrender and Payment.

(a)            Not less than five Business Days prior to the anticipated Third Closing Date, Parent shall designate a nationally recognized bank or trust company selected by Parent and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Total Cash Consideration payable to holders of Ordinary Shares following the Mergers in accordance with Article II and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Third Closing Date in a form reasonably acceptable to the Company. At the Third Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Third Merger Cash Consideration and the Company shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate First Merger Cash Consideration payable to holders of Ordinary Shares following the First Merger pursuant to Article II (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Payment Fund”). Pending its disbursement in accordance with this Section 3.1, the Payment Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5,000,000,000. Any and all interest earned on the Payment Fund shall be paid by the Paying Agent to Parent or the Third Surviving Company, as Parent directs. Parent shall, or shall cause the Third Surviving Company to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments to former holders of Ordinary Shares following the Mergers pursuant to Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Ordinary Shares to receive the Total Cash Consideration. The Payment Fund shall not be used for any purpose other than the payment to holders of Ordinary Shares of the Total Cash Consideration.

(b)            As soon as practicable after the Third Effective Time (but in no event later than three Business Days after the Third Closing Date), the Third Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of Ordinary Shares whose Ordinary Shares were converted pursuant to Article II into the right to receive the Total Cash Consideration that are (i) represented by Certificates or (ii) Book-Entry Shares notice advising such holders of the effectiveness of the Mergers, which notice shall include (A) a form of letter of transmittal (which shall be in such form and have such other customary provisions as Parent or the Third Surviving Company may specify, and be in a form reasonably acceptable to the Company (prior to the Third Effective Time)) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request), as applicable, such materials to be in such form and have such other provisions as is reasonably acceptable to the Company and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2) or such Book-Entry Shares to the Paying Agent in exchange for the portion of the aggregate Total Cash Consideration that such holder is entitled to receive as a result of the Mergers pursuant to Article II. Upon the completion of such applicable procedures by a holder and, with respect to holders of record of a Certificate, the surrender of such holder’s Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2), the Paying Agent shall deliver to such holder cash in an amount equal to the portion of the aggregate Total Cash Consideration that such holder is entitled to receive as a result of the Mergers pursuant to Article II (subject to any applicable withholding in accordance with Section 3.3), and such Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Total Cash Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Third Surviving Company (or any agent designated by the Third Surviving Company) that any transfer and other Taxes required by reason of the payment of the Total Cash Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 3.1 and subject to Section 2.11, each Certificate or Book-Entry Share shall be deemed at any time after the Third Effective Time to represent only the right to receive the Total Cash Consideration. No interest shall be paid or shall accrue on the cash payable with respect to Ordinary Shares pursuant to this Article III.

(c)            The Total Cash Consideration paid in respect of each Ordinary Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Ordinary Shares previously represented by such Certificates or Book-Entry Shares, subject to Section 2.11. At the Third Effective Time, the share transfer books of the Third Surviving Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Third Surviving Company of Second Surviving Company Ordinary Shares that were issued and outstanding immediately prior to the Third Effective Time. From and after the Third Effective Time, the holders of Ordinary Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the First Effective Time shall cease to have any rights with respect to such underlying Ordinary Shares, except for the right to receive the Total Cash Consideration or any rights pursuant to applicable Law. Subject to the last sentence of Section 3.1(d), if, at any time after the Third Effective Time, Certificates or Book-Entry Shares are presented to the Third Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(d)            Any portion of the Total Cash Consideration made available to the Paying Agent pursuant to Section 3.1(a) that remains unclaimed by the holders of Ordinary Shares nine (9) months after the Third Effective Time shall be returned to the Third Surviving Company, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged such holder’s Ordinary Shares for the Total Cash Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to the Third Surviving Company and only as general creditors thereof for delivery of the Total Cash Consideration (subject to any applicable withholding in accordance with Section 3.3). Notwithstanding the foregoing, none of Parent, Parent Merger Sub, the Third Surviving Company or the Paying Agent shall be liable to any holder of Ordinary Shares for any Total Cash Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Ordinary Shares two years after the Third Effective Time, or such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity, shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto and no Proceeding may be brought or commenced by any Person previously entitled thereto under or in connection with the Mergers at any time after such date.

Section 3.2             Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Ordinary Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Second Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent or the Second Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.3), in exchange for such lost, stolen or destroyed Certificate, the Total Cash Consideration to be paid in respect of the Ordinary Shares formerly represented by such Certificate as contemplated by this Article III.

Section 3.3             Withholding Taxes. Parent (and its Affiliates), the Company (and after the Third Effective Time, the Third Surviving Company), New Company Holdco and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement (including in respect of amounts payable pursuant to Section 2.10) such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of applicable Tax Law. To the extent amounts are so deducted or withheld and paid over to the appropriate Tax Authority, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ParTIES

Each Company Party represents and warrants to Parent and Parent Merger Sub that, except as disclosed (a) in the Company SEC Documents (including all exhibits and schedules thereto and documents listed in an exhibit index for the Company 10-K that are incorporated by reference in such exhibits and schedules, but excluding any disclosures in such Company SEC Documents in any cautionary or forward-looking information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents) filed or furnished prior to the date of this Agreement (it being understood that this clause (a) will not apply to any of Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5) or (b) in the disclosure schedules delivered by the Company to Parent and Parent Merger Sub simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”):

Section 4.1             Corporate Existence and Power.

(a)            Each Company Party is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each Company Party has all requisite power and authority required to enable it in all material respects to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Each Company Party is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the character of the properties or asset owned, leased or operated by it or the nature of its activities make such licensing or qualification necessary, except for those jurisdictions where the failures to be so licensed or qualified, individually or in the aggregate, have not had a Company Material Adverse Effect. A true, correct and complete copy of each of the Company’s Memorandum of Association, as amended to the date of this Agreement (as so amended, the “Company Charter”) and the Sixth Amended and Restated Bye-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bye-Laws”) is included in the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of New Company Holdco’s and Company Merger Sub’s memorandum of association and bye-laws, in each case, as amended. Except for immaterial violations, the Company is not in violation of any provision of the Company Charter or the Company Bye-Laws and neither New Company Holdco nor Company Merger Sub is in violation of any provision of its memorandum of association and bye-laws, in each case, as amended.

(b)            Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where such failure to be so incorporated, organized, existing and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Subsidiary of the Company has all requisite power and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Section 4.1(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof.

(c)            New Company Holdco is a direct wholly owned Subsidiary of Company and Company Merger Sub is a direct wholly owned Subsidiary of New Company Holdco, in each case, that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Third Effective Time, each of New Company Holdco and Company Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations, covenants and agreements hereunder, and matters ancillary thereto, and prior to the Third Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Mergers and the other Transactions (including, following the First Effective Time, with respect to New Company Holdco, the Shares of the First Surviving Company held by New Company Holdco by virtue of the First Merger in accordance with this Agreement).

Section 4.2             Authorization.

(a)            Each Company Party has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations, covenants and agreements hereunder in each case (other than the Company Shareholder Approval to consummate the Transactions) and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by each Company Party of this Agreement and the Ancillary Agreements to which it is party, and the consummation by each Company Party of the Transactions, have been duly authorized and approved by the Company Board, the New Company Holdco Board and the Company Merger Sub Board, and, except for (i) obtaining the Company Shareholder Approval, (ii) executing and delivering the Statutory Merger Agreements (as applicable) and (iii) filing the First Merger Application, the Second Merger Application and the Third Merger Application (as applicable) with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of any Company Party is necessary to authorize the execution, delivery and performance by such Company of this Agreement and the Ancillary Agreements to which it is party and the consummation by the Company Parties of the Transactions. This Agreement has been duly executed and delivered by each Company Party, and, assuming due authorization, execution and delivery of this Agreement by Parent and Parent Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each Company Party and is enforceable against each Company Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b)            (i) If the First Company Bye-Law Amendment is approved, the affirmative vote (in person or by proxy) of a majority of the Ordinary Shares and Preferred Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which two or more persons are present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding Shares of the Company entitled to vote, in favor of the approval of this Agreement, the Statutory Merger Agreements, the Mergers or (ii) if the First Company Bye-Law Amendment is not approved, the affirmative vote (in person or by proxy) of a majority of three-fourths of the Ordinary Shares and Preferred Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which two or more persons are present in person and representing in person or by proxy in excess of one-third of the total issued Shares of the Company entitled to vote, in favor of the approval of this Agreement, the Statutory Merger Agreements, and the Mergers (as applicable, the “Company Shareholder Approval”), which, for the avoidance of doubt, does not include approval of the Company Bye-Law Amendments, is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the First Statutory Merger Agreement, the Third Statutory Merger Agreement, the First and the Third Merger. The approval of each Company Bye-Law Amendment requires the affirmative vote (in person or by proxy) of a majority of the Ordinary Shares that are present (in person or by proxy) at the Company Shareholders Meeting at which two or more persons are present in person and representing in person or by proxy in excess of 50% of the total issued Ordinary Shares of the Company.

(c)            The Company Board, at a meeting duly called and held on or prior to the date hereof, has unanimously (i) determined in accordance with the Bermuda Companies Act that (A) the Total Cash Consideration to be received by the holders of the Ordinary Shares following the Mergers constitutes fair value for each Ordinary Share, (B) the preferred shares of the Third Surviving Company to be received by the holders of the Series C Preferred Shares following the Mergers as described in Article II constitute fair value for each Series C Preferred Share, (C) the preferred shares of the Third Surviving Company to be received by the holders of the Series D Preferred Shares following the Mergers as described in Article II constitute fair value for each Series D Preferred Share, and (D) the preferred shares of the Third Surviving Company to be received by the holders of the Series E Preferred Shares following the Mergers as described in Article II constitute fair value for each Series E Preferred Share, (ii) approved the Mergers, this Agreement and the Statutory Merger Agreements, (iii) approved the Company Bye-Law Amendments and (iv) resolved, subject to Section 8.4, to make the Board Recommendation.

Section 4.3             Governmental Authorization. The execution, delivery and performance by each Company Party of this Agreement and the consummation by each Company Party of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by any Company Party or any of its Subsidiaries other than (a) the filing of the First Merger Application, the Second Merger Application and the Third Merger Application with the Registrar pursuant to the Bermuda Companies Act, (b) the approval of the Bermuda Monetary Authority pursuant to the Bermuda Exchange Control Act 1972 regarding the change of ownership of the Company, (c) the approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.3 of the Company Disclosure Schedules (the “Company Insurance Approvals”), (d) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 5.3), (e) filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws as set forth in Section 4.3 of the Company Disclosure Schedules, (f) compliance with any applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (g) compliance with any applicable requirements of the Securities Act, (h) the appropriate filings and approvals under the rules of the NASDAQ and (i) other actions, filings or Consents the absence or omission of which or the failure to be obtained, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 4.4             Non-Contravention. Except as set forth on Section 4.4 of the Company Disclosure Schedules, the execution, delivery and performance by each Company Party of this Agreement and the consummation by each Company Party of the Transactions do not and will not, assuming compliance with the matters referred to in Section 4.2 and Section 4.3, (a) contravene or conflict with or constitute a violation of the Company Charter or the Company Bye-Laws or the organizational documents of any Subsidiary of the Company (including the New Company Holdco and Company Merger Sub), (b) materially contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries (including the New Company Holdco and Company Merger Sub), (c) result in a breach of, require any consent under, constitute a breach or default (or an event that with notice or the passage of time would become a breach or default) under, result in the termination, modification, or cancellation of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to, any Material Contract to which the Company or any of its Subsidiaries (including the New Company Holdco and Company Merger Sub) is a party or any material Permit or similar authorization held by the Company or any of its Subsidiaries (including the New Company Holdco and Company Merger Sub)or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries (including the New Company Holdco and Company Merger Sub), except for such contraventions, conflicts or violations referred to in clause (b) or such breaches, consents or defaults referred to in clause (c) or Encumbrances referred to in clause (d) that, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 4.5             Capitalization.

(a)            The authorized share capital of the Company consists of 90,000,000 Ordinary Shares, 21,000,000 non-voting convertible ordinary shares, par value $1.00 per share, of the Company and 45,000,000 Preferred Shares (collectively, the “Company Capital Stock”). The authorized share capital of New Company Holdco, at the First Effective Time, will consist of 90,000,000 Ordinary Shares, 21,000,000 non-voting convertible ordinary shares, par value $1.00 per share, of New Holdco and 45,000,000 Preferred Shares. As of July 25, 2024 (the “Company Measurement Date”), 14,665,839 Ordinary Shares were issued and outstanding (including 2,035 Company Restricted Shares, but excluding 565,630 Ordinary Shares held subject to the JSOP) and 408,971 Preferred Shares were issued (consisting of 388,571 issued and held in treasury Series C Preferred Shares, 16,000 issued and outstanding Series D Preferred Shares and 4,400 issued and outstanding Series E Preferred Shares). With the exception of Ordinary Shares and Preferred Shares, no other shares (including no non-voting convertible ordinary shares) or other voting securities are issued or outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued in accordance with the Company Bye-Laws and are fully paid and nonassessable and not subject to any pre-emptive rights. Since the close of business on the Company Measurement Date until the date of this Agreement, other than under any Company Benefit Plan, the Company has not issued or granted any Company Capital Stock. As of the Company Measurement Date, there were 169,249 Ordinary Shares underlying Company RSU Awards (including 51,347 Ordinary Shares payable in respect of Company RSU Awards under the Company Deferred Compensation Plan), 135,947 Ordinary Shares underlying Company PSU Awards assuming such Company PSU Awards vest at their target level (or 258,923 Ordinary Shares underlying Company PSU Awards assuming such Company PSU Awards vest at their maximum level), 565,630 Ordinary Shares held subject to the JSOP, 50,353 Ordinary Shares reserved for issuance under the ESPP and 30,261 Ordinary Shares reserved for issuance under the Company Deferred Compensation Plan. Except as set forth in this Section 4.5, and except for changes since the close of business on the Company Measurement Date resulting from (x) the vesting or forfeiture, as applicable, of Company Restricted Shares, Company RSU Awards or Company PSU Awards outstanding on the Company Measurement Date, or (y) the payment, redemption or forfeiture of other securities issued as permitted by Section 6.1, there are outstanding (i) no shares or other equity or voting securities of the Company, (ii) no options, warrants or other rights or binding arrangements to acquire from the Company any shares or that require the Company to issue any shares or equity or voting securities of the Company or securities convertible into or exchangeable for shares or other equity or voting securities of the Company, (iii) no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company or any part thereof, or any dividends or other distributions declared or paid on any shares of, or other equity or voting interests in, the Company, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote, (iv) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the shares or other equity interests of the Company, obligating the Company to issue, transfer or sell any shares or other equity or voting securities of the Company or securities convertible into or exchangeable for shares or other equity or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment, (v) no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of the Company (the items in the foregoing clauses (i) through (v), including the Company Capital Stock, being referred to collectively as “Company Securities”), and (vi) no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Ordinary Shares or any other Company Securities excluding, for the avoidance of doubt, from clauses (v) and (vi) hereof, the Company Restricted Shares, the Company RSU Awards, the Company PSU Awards and the Ordinary Shares held subject to the JSOP. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Capital Stock. No Company Capital Stock is owned by any Subsidiary of the Company.

(b)            All outstanding Company Securities have been offered and issued in compliance in all material respects with the Company Bye-Laws, all applicable Laws, including the Securities Act and “blue sky” Laws, and any preemptive rights, rights of first refusal or other similar rights of any Person. As of the date hereof and the Third Closing Date, all of the issued and outstanding equity interests owned by the Company, directly or indirectly, in each of its Subsidiaries are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances.

(c)            As of the Third Effective Time, no former holder of Company Restricted Shares, Company RSU Awards, Company PSU Awards or Ordinary Shares held subject to the JSOP will have any rights with respect to such award other than the rights contemplated by Section 2.10 of this Agreement.

(d)            All outstanding equity interests in each of the Company’s Subsidiaries have been duly authorized and validly issued in accordance with the respective Organizational Documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ Organizational Documents) and nonassessable.

(e)            All of the equity interests (including, when issued as consideration in the First Merger, the New Ordinary Shares and New Preferred Shares) in New Company Holdco and Company Merger Sub have been duly authorized and validly issued in accordance with the respective Organizational Documents of New Company Holdco and Company Merger Sub and are fully paid (to the extent required under such Organizational Documents) and nonassessable.

(f)            All New Ordinary Shares and New Preferred Shares, when issued as consideration in the First Merger, will have been offered and issued in compliance in all material respects with the Memorandum of Association of New Company Holdco, the bye-laws of New Company Holdco, and any preemptive rights, rights of first refusal or other similar rights of any Person.

Section 4.6             SEC Filings.

(a)            True, correct and complete copies of the Company’s (i) annual report on Form 10-K for its fiscal year ended December 31, 2023, (ii) proxy or information statements relating to meetings of, or actions taken without a meeting by, holders of Shares held since January 1, 2022 and (iii) other reports, statements, schedules and registration statements filed with the SEC since January 1, 2022, in each case, as amended (the documents referred to in this Section 4.6(a) being referred to collectively as the “Company SEC Documents”), are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”).

(b)            As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnishing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented, as of the effective date or filing date, as applicable, of such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company SEC Document, and no Company SEC Document when filed or furnished (or, in the case of a registration statement at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

(c)            The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2022. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

Section 4.7             Financial Statements.

(a)            The audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing with the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, shareholders’ equity, income, changes in consolidated position or cash flows for the periods then ended (except as may be indicated in the notes to such financial statements, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments), all in accordance with GAAP. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC).

(b)            The Company has made available to Parent and Parent Merger Sub copies of the following statements, in each case together with the exhibits, schedules and notes thereto, required by the applicable Domiciliary Department of Insurance (collectively, the “Statutory Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2022 and 2023, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, and (ii) the quarterly statements of each Insurance Company as of and for the quarterly period ended March 31, 2024, in each case as filed with the applicable Domiciliary Department of Insurance of such Insurance Company. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of the Insurance Companies as of their respective dates and for the respective periods covered thereby. Except as set forth on Section 4.7(b) of the Company Disclosure Schedules, as of its filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied with applicable Law in all material respects. No Governmental Entity has asserted any material deficiency related to any such filing.

(c)            The unaudited financial statements of Core Specialty Insurance Holdings Inc. (including any related notes and schedules) as of and for the annual periods ended December 31, 2022 and December 31, 2023 made available to Parent by the Company and set forth on Section 4.7(c) of the Company Disclosure Schedule are true, correct and complete copies of such audited and unaudited financial statements the Company received from Core Specialty Insurance Holdings, Inc.

Section 4.8             Disclosure Documents. The Proxy Statement (and any amendment or supplement thereto) will, when filed, at the date it is first mailed to the holders of Shares, and at the time of the Company Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to the holders of Shares, and at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement reflecting information supplied by or on behalf of Parent, its Affiliates or any of its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9             Controls and Procedures.

(a)            Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the United States Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(b)            The Company maintains, on behalf of itself and its consolidated Subsidiaries, a system of internal controls over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (x) any significant deficiencies or material weaknesses (as such terms are defined in Rule 12b-2 under the Exchange Act) in the design or operation of system of internal controls over financial reporting utilized by the Company and its consolidated Subsidiaries that has not been subsequently remediated or (y) any fraud that involves management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company and its consolidated Subsidiaries.

(c)            The Company has designed and maintained disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its consolidated Subsidiaries as appropriate to allow timely decisions regarding required disclosure.

(d)            Since January 1, 2022 through the date hereof and as of the Third Closing Date, (i) neither the Company nor any of its consolidated Subsidiaries nor, to the Company’s knowledge, any director or officer of the Company or any of its consolidated Subsidiaries has received written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of its consolidated Subsidiaries, whether or not employed by the Company or any of its consolidated Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its consolidated Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 4.10             Absence of Certain Changes. Except as set forth on Section 4.10 of the Company Disclosure Schedules:

(a)            from the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, other than discussions and negotiations related to this Agreement; and

(b)            from the Company Balance Sheet Date to the date hereof, there has not been any Effect that, individually or in the aggregate, would have, a Company Material Adverse Effect.

Section 4.11             No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries (or, following the First Merger, New Company Holdco) that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (or, following the First Merger, New Company Holdco), other than: (a) liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto) or in any other balance sheets included in the Company SEC Documents; (b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice; (c) liabilities that relate to Taxes incurred in the ordinary course of business consistent with past practice that are not yet due and payable; (d) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect; (e) liabilities incurred in connection with the performance of Contracts as to which the Company or one of its Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available to Parent); and (f) liabilities arising under this Agreement or incurred in connection with the Transactions.

Section 4.12             Litigation. Except as set forth on Section 4.12 of the Company Disclosure Schedules, as of the date of this Agreement and as of the Third Closing Date:

(a)            there is no Proceeding (excluding ordinary course claims made under or in connection with any Reinsurance Agreement or Insurance Contract) pending against, or, to the knowledge of the Company, threatened in writing against or involving, the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective officers or directors in their capacities as such, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(b)            there is no outstanding order, writ, injunction or judgment to which the Company or any of Subsidiaries, or any of their assets, rights or properties, is subject that, individually or in the aggregate, would have a Company Material Adverse Effect.

Section 4.13             Taxes. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)            (i) all Tax Returns required to be filed with any Tax Authority by, or with respect to, the Company and its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all Taxes due and payable by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid;

(b)            there is no Proceeding proposed or pending against or, to the knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return, and neither the Company nor any of its Subsidiaries has received from any Tax Authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not been fully resolved or withdrawn;

(c)            all Taxes required to be withheld, collected or deposited by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other Person have been timely withheld, collected and deposited with the applicable Tax Authority;

(d)            no written claim has been made by a Tax Authority in a jurisdiction in which the Company or one of its Subsidiaries does not file a Tax Return claiming that the Company or any of its Subsidiaries is subject to taxation that would be the subject of such Tax Return, which claim has not been fully resolved with the applicable Tax Authority;

(e)            neither the Company nor any of its Subsidiaries has granted or is otherwise party to any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(f)            neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation for any Tax pursuant to any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than a customary commercial agreement or arrangement entered into in the ordinary course of business consistent with past practice the principal purposes of which is not Tax), (ii) is or has been a member of an affiliated, consolidated, joint, unitary, combined or similar group for purposes of filing Tax Returns of which the Company or any of its Subsidiaries was not the parent, or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law), as transferee or successor, or otherwise as a matter of Law;

(g)            in the past two years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(h)            neither the Company nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(i)            neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Third Closing Date as a result of (i) any installment sale or other transaction entered into prior to the Third Closing, (ii) any change in or incorrect method of accounting with respect to a taxable period (or portion thereof) ending on or before the Third Closing Date, (iii) any closing agreement described in Section 7121 of the Code (or corresponding or similar provision of state, local or non-U.S. Law) entered into prior to the Third Closing, (iv) any prepaid amount received or paid, or deferred revenue accrued, prior to the Third Closing, (v) any election under Section 965(h) of the Code, (vi) any “gain recognition agreement” entered into under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) prior to the Third Closing, or (vii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law);

(j)            neither the Company nor any of its Subsidiaries that are organized outside the United States is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) or Section 7874(b) of the Code;

(k)            neither the Company nor any of its Subsidiaries has deferred any payroll or employment Taxes that remains unpaid or claimed any other benefit or relief, in each case, pursuant to the CARES Act;

(l)            except as set forth in Section 4.13(l) of the Company Disclosure Schedules, each of the Company and its Subsidiaries is treated as a corporation for U.S. federal income Tax purposes, and neither the Company nor any of its Subsidiaries has made any election under Treasury Regulations Section 301.7701-3;

(m)            neither the Company nor any of its Subsidiaries (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or other fixed place of business in, or is tax resident, in a country other than the country in which it is organized, or (ii) has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code;

(n)            all excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which the Company or any of its Subsidiaries is a party have been duly and timely filed and paid;

(o)            the Company and its Subsidiaries (i) are in compliance in all material respects with all applicable transfer pricing laws and regulations, (ii) have collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations; and (iii) are in compliance in all material respects with all Laws applicable to abandoned or unclaimed property or escheat and have timely paid, remitted, or delivered to each jurisdiction all amounts in respect of unclaimed or abandoned property required by any applicable Laws to be paid, remitted, or delivered to that jurisdiction; and

(p)            there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

Section 4.14             Employee Benefit Plans; Employment.

(a)            Section 4.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the material Company Benefit Plans.

(b)            With respect to each material Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of, as applicable: (i) each writing constituting a part of such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; (v) the most recent written results of all required compliance testing; and (vi) copies of any material correspondence with the IRS, Department of Labor or other Governmental Entity since January 1, 2022.

(c)            Except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, funded, administered and maintained in compliance with its terms and with applicable Law (including, to the extent applicable, ERISA and the Code) and (ii) there is no Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof or the Company or any of its Subsidiaries with respect to any Company Benefit Plan.

(d)            Except as set forth on Section 4.14(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has within the previous six years maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability with respect to (i) any defined benefit pension plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA), multiemployer plan (within the meaning of Section 3(37) of ERISA) or plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA.

(e)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS to the effect that such Company Benefit Plan is tax-qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred that, individually or in the aggregate has resulted, or would reasonably be expected to result, in the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable, or the loss of such tax-qualified status or exemption from taxation, as described in the preceding sentence (other than routine errors that may be corrected under the IRS Employee Plans Compliance Resolution System).

(f)            No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g)            Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h)            Except as set forth on Section 4.14(h) of the Company Disclosure Schedules or as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, nor approval of this Agreement by holders of Shares, nor the consummation of the Transactions would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any officer, employee or individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment under any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such officer, employee or individual service provider, (iii) result in any forgiveness of Indebtedness or trigger any funding obligation under any Company Benefit Plan or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(i)            Except as set forth on Section 4.14(i) of the Company Disclosure Schedules, based solely on payments and benefits to be provided by the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or in combination with another event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(j)            Except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any employee, officer, director or other individual service provider of any of the Company or any of its Subsidiaries residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are required to be funded and/or book-reserved, are funded and/or book reserved to the extent so required, as appropriate, based upon reasonable actuarial assumptions, and (iii) if required to be qualified, approved or registered with a Governmental Entity, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(k)            Neither the Company nor any of its Subsidiaries is or has been, since January 1, 2023, a party to, bound by or negotiating a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the knowledge of the Company, there has not been since January 1, 2023, nor is there currently, any organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries is, or since January 1, 2023 has been, a party to any material dispute or controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since January 1, 2023 has the Company or any of its Subsidiaries experienced any actual or threatened labor strikes, work slowdowns, lock-outs or work stoppages, and to the knowledge of the Company, none are threatened.

(l)            Except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance and, since January 1, 2023, have complied with all applicable Laws relating to employment matters, including applicable Laws that relate to wages, hours, wage payment, classification of all employees and service providers (including as exempt or non-exempt and as employee versus independent contractor), employee record keeping, privacy, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, withholding of taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable United States I-9 Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues and unemployment insurance.

(m)            Since January 1, 2023, neither the Company or any of its Subsidiaries has taken any action which constituted a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(n)            Since January 1, 2023, neither the Company or any of its Subsidiaries has been a party to a settlement agreement with a current or former employee to resolve allegations of sexual harassment. To the knowledge of the Company, since January 1, 2023, no material allegation of sexual harassment in violation of applicable Law has been made by or against any officer, director or managerial employee of the Company or its Subsidiaries.

Section 4.15             Compliance with Laws.

(a)            Neither the Company nor any of its Subsidiaries, nor any directors, officers, or, to the knowledge of the Company, employees, agents, or other third parties, in each case, acting on behalf of the Company and its Subsidiaries, is in violation of, or has since January 1, 2021, violated, any applicable provisions of any Laws or Governmental Orders, in each case, applicable to the Company or its Subsidiaries or their assets, properties or business, except for any violations that have not had, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2021 through the date hereof and as of the Third Closing Date, neither the Company nor any of its Subsidiaries, nor any directors, officers, or, to the knowledge of the Company, employees, agents, or other third parties, in each case, acting on behalf of the Company and its Subsidiaries has been given written notice, written communication, or, to the knowledge of the Company, oral notification from any Governmental Entity regarding any asserted past or present failure to comply with any Law or Governmental Order and, to the knowledge of the Company, there has not been any threat to provide such notification, except for any violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Governmental Order or other agreement with any Governmental Entity (including a consent agreement, memorandum or understanding with, or any commitment letter or similar undertaking to, any Governmental Entity), in each case, applicable to them or their assets, properties or businesses, which (i) limits the ability of the Company or any of the Insurance Companies to issue insurance policies or enter into reinsurance agreements, (ii) requires any divestiture of any investment of any Subsidiary of the Company or involves any guarantee, capital maintenance or capital support arrangement for the benefit of, the Company or any of its Subsidiaries, (iii) in any manner relates to the ability of any of the Company’s Subsidiaries to pay dividends, (iv) requires any investment of the Insurance Companies to be treated as non-admitted assets (or the local equivalent), or (v) would otherwise, individually or in the aggregate, have a Company Material Adverse Effect.

(c)            Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees is in violation of, or has since January 1, 2021, violated, any applicable provisions of (i) any Economic Sanctions/Trade Laws, (ii) any anti-money laundering-related Laws or (iii) the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any similar anti-bribery or anti-corruption Laws, in each case, except for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, its Subsidiaries or any of their respective directors, officers or employees is a Sanctions Target. The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal controls reasonably designed to reasonably ensure material compliance with all Economic Sanctions/Trade Laws, anti-money laundering-related Laws and anti-bribery and anti-corruption Laws.

Section 4.16             Environmental Matters. Except as set forth on Section 4.16 of the Company Disclosure Schedules:

(a)            Since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity or other Person alleging that the Company or any of its Subsidiaries is in violation of or liable under any applicable Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any Proceeding, Order or investigation with respect to potential liability pursuant to Environmental Law (and to the knowledge of the Company, no such matters are threatened in writing), except with respect to any matter related to the foregoing that (i) has been fully resolved or (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws, including holding all Permits required pursuant to Environmental Laws, except with respect to any noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)            Neither the Company nor any of its Subsidiaries has entered into any agreements in connection with the sale or disposition of any real property or any business, pursuant to which the Company or its Subsidiaries has either agreed to indemnify the purchaser of said property or business with respect to liabilities pursuant to Environmental Law, or retained or assumed liabilities pursuant to Environmental Law, excluding any such agreements pursuant to which liability would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)            There has been no Release or disposal of, contamination by or exposure of any Person to any Hazardous Substance that has given or would give rise to any liability (contingent or otherwise) under Environmental Law for the Company or any of its Subsidiaries, excluding any such liabilities (i) that would not, individually or in the aggregate, have a Company Material Adverse Effect or (ii) under any Insurance Contracts, Reinsurance Agreements or Investment Assets.

Section 4.17             Real Property.

(a)            Section 4.17(a) of the Company Disclosure Schedules sets forth a true and complete list all real property owned by the Company or any of its Subsidiaries (excluding any real property held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets).

(b)            Section 4.17(b) of the Company Disclosure Schedules sets forth a true and complete list of all material leases, subleases and licenses pursuant to which the Company or any of its Subsidiaries holds a leasehold interest in any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (the “Company Leases”). Each of the Company and its Subsidiaries are in compliance, in all material respects, with the terms of all Company Leases and all such Company Leases are in full force and effect, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Lease is a legal, valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, the other parties thereto, subject to the Creditors’ Rights, and (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Company Lease is in breach or violation of any provision of, or in default under, any Company Lease except for breaches, violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) to the knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each Company Lease.

(c)            The Company or one of its Subsidiaries has good and valid title to all real property owned by the Company or any of its Subsidiaries, and a valid leasehold in any real property subject to a Company Lease, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.18             Material Contracts.

(a)            Except (v) for any Contract filed as an exhibit to the Company SEC Documents, (w) as set forth on Section 4.18 of the Company Disclosure Schedules, (x) for Reinsurance Agreements involving assumed net reserves as of December 31, 2023 less than or equal to $300,000,000 (other than clause (x) below), (y) for any Company Benefit Plan and (z) for contracts, agreements, instruments or commitments that relate to Investment Assets (including the disposition, custody or acquisition thereof), neither the Company nor any of its Subsidiaries is a party to or expressly bound by any written or oral agreement, lease, easement, license, contract, note, bond, mortgage, indenture or other legally binding obligation or arrangement (each, a “Contract”) as of the date of this Agreement that:

(i)            would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)            is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest, other than with respect to any wholly owned Subsidiary of the Company;

(iii)            (A) limits in any material respect either the type or line of business in which the Company or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions) or (B) prohibits the Company or any of its Subsidiaries from soliciting any client or customer in such capacity;

(iv)            (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries or (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or contains a “most favored nation” or similar covenant with any third party;

(v)            relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $20,000,000, other than any Indebtedness solely between or among the Company and any of its Subsidiaries;

(vi)            provides for any guaranty of liabilities or obligations by the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or any of its Subsidiaries of any of the obligations of the Company or any of its wholly owned Subsidiaries;

(vii)            limits or restricts the ability of the Company or any of its Subsidiaries to (A) declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, (B) pledge capital stock or (C) issue any guarantee of Indebtedness;

(viii)            involves the settlement of any pending or threatened Proceeding that (x) requires payment obligations after the date hereof in excess of $10,000,000 by the Company or any of its Subsidiaries or (y) imposes material ongoing restrictions on the Company or any of its Subsidiaries, in each case, other than claims settled under Reinsurance Agreements or Insurance Contracts in the ordinary course of business consistent with past practice;

(ix)            requires aggregate payments by the Company or any of its Subsidiaries in excess of $15,000,000 in any twelve-month period, other than (x) Contracts that can be terminated by the Company or any of its Subsidiaries on less than one hundred and twenty days’ notice without payment by the Company or any of its Subsidiaries of any material penalty or (y) commercial agreements entered into in the ordinary course of business consistent with past practice;

(x)            is (x) a Reinsurance Agreement involving assumed net reserves as of December 31, 2023 in excess of $300,000,000 or (y) a ceded Reinsurance Agreement that, together with all other ceded Reinsurance Agreements involving the same assuming reinsurer, involves net reserves as of December 31, 2023 in excess of $50,000,000, or, in either case, is a Reinsurance Agreement entered into after December 31, 2023 that would reasonably be expected to involve assumed or ceded net reserves in excess of such thresholds as of the date hereof;

(xi)            is an agreement with a Governmental Entity of a type described in Section 4.15(b).

(xii)            (A) relates to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries (x) that is expected to occur after the date hereof or (y) pursuant to which any earn-out, deferred or contingent payment would be required to be paid by the Company or any of its Subsidiaries, or indemnification obligations of the Company or any of its Subsidiaries, which remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations), (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise or (C) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xiii)            pursuant to which the Company or any of its Subsidiaries is materially restricted in its right to assert, use or register any Company Intellectual Property (other than non-exclusive licenses granted to third-parties in the ordinary course of business consistent with past practice and non-disclosure agreements);

(xiv)            is a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization; or

(xv)            is a Material IP Contract.

(b)            Each such Contract described in clauses (i) through (xv) above is referred to herein as a “Material Contract.” Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches or violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each Material Contract as of the date of this Agreement. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Material Contract is (A) a legal, valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, the other parties thereto (provided, however, that such enforcement may be subject to Creditors’ Rights), (B) enforceable in accordance with its terms and (C) in full force and effect. As of the date hereof and as of the Third Closing Date, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, renegotiate or otherwise modify the terms of any such Material Contract, except for such notices to terminate, not renew, renegotiate or modify the terms of such Material Contract that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.19             Intellectual Property and Data Privacy.

(a)            Section 4.19(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date of this Agreement of all patent, trademark and copyright registrations and applications for registration that are Company Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own free and clear of any Encumbrances (other than Permitted Encumbrances), all Company Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) the items on the above Schedule are unexpired and, to the knowledge of the Company, valid and enforceable.

(b)            Each material Contract pursuant to which the Company or any of its Subsidiaries grants or obtains rights in or to use material Intellectual Property (excluding Contracts granting rights to use generally commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)) (“Material IP Contract”) is a legal, valid and binding obligation of the Company or any of its Subsidiaries that is party thereto, and, to the knowledge of the Company, of each other party thereto, is in full force and effect and is enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement and as of the Third Closing Date, no claims are pending (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person. To the knowledge of the Company, as of the date of this Agreement and as of the Third Closing Date, no such claims have been threatened in writing except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement and as of the Third Closing Date, (i) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe, and has not since January 1, 2023 violated, misappropriated or infringed, the Intellectual Property rights of any other Person.

(e)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of its trade secrets and confidential information. To the knowledge of the Company, there has been no unauthorized access, use or disclosure of any trade secrets or confidential information of the Company or any of its Subsidiaries.

(f)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have since January 1, 2023, complied with all applicable Laws, Contract obligations, binding industry standards and their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify a natural person, including any information defined as “personal data” or “personally identifiable information” or the like under any applicable Law (including personal financial information, collectively, “Personal Data”), and neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved, (ii) the Company and its Subsidiaries have not, since January 1, 2023, experienced any unauthorized access to or any other breach of Personal Data and (iii) the Company and its Subsidiaries have commercially reasonable security measures designed to protect (A) the operation and security of their information technology systems used in their businesses and (B) any of their Personal Data from unlawful use or access by any third party or any other access or use that would violate applicable Law or the Privacy Policies.

(g)            To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement and as of the Third Closing Date, the information technology systems used by the Company and its Subsidiaries, (i) function in accordance with their specifications, documentation and/or intended purpose, and (ii) are free from material defects, viruses, malware or other corruptants.

Section 4.20             Permits. The Company and each of its Subsidiaries holds, and since January 1, 2022, has held, all Permits necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are currently conducted, owned and used, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. (i) All such Permits held by the Company and its Subsidiaries are, and have been since January 1, 2022, valid and in full force and effect, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is in default or violation, in any material respect, of any of such Permits, (iii) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company as of the date hereof and as of the Third Closing Date, threatened action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any material Permit and (iv) since January 1, 2022 through the date hereof and as of the Third Closing Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding (A) any actual or alleged violation of, or failure on the part of any of the Company or any of its Subsidiaries to comply with, any term or requirement of any Permit in any material respect or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to, any Permit. Subject to obtaining the consents set forth in Section 4.3 of the Company Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

Section 4.21             Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as is sufficient to comply with applicable Law and which the Company believes to be commercially reasonable, and (b) all such insurance policies are in full force and effect and all premiums due thereunder have been paid when due, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither the Company nor any of its Subsidiaries is in breach or default in any material respect of any material insurance policies or has taken any action or failed to take any action that, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any material insurance policies.

Section 4.22             Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, has been retained by or is authorized to act on behalf of the Company or is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions (including the Mergers) as a result of being engaged by the Company or any Affiliate of the Company.

Section 4.23             Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the Total Cash Consideration to be paid to holders of Ordinary Shares in the Mergers (other than, as applicable, Parent, Parent Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Parent Merger Sub or any of their respective Affiliates). The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a copy of such opinion as soon as practicable on or after the date of this Agreement.

Section 4.24             Rights Agreement; Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. No Takeover Law applies to the Company with respect to this Agreement, the Mergers.

Section 4.25             Reserves. The Reserves of each Insurance Company contained in its respective Statutory Statements as of and for the annual periods ended December 31, 2022 and 2023, in each case: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles (in each case, except as otherwise noted in such Statutory Statements) and (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements.

Section 4.26             Investment Assets.

(a)            Either the Company or its Subsidiary, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances.

(b)            As of the date hereof, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company has no obligation to make any additional advances or investments in respect of, any of the Investment Assets and there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company may be subject upon or after the Third Closing.

Section 4.27             Insurance Business.

(a)            Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the business of each Insurance Company has been conducted in compliance with applicable Insurance Laws. In addition, there is no charge pending or, to the Company’s knowledge, threatened in writing by any Insurance Regulator that any Insurance Company has materially violated, nor is there any investigation pending nor, to the Company’s knowledge, threatened in writing by any Insurance Regulator related to possible material violations by any Insurance Company of any applicable Insurance Laws.

(b)            Since January 1, 2022, each Insurance Company has, to the extent applicable, timely filed all material reports, statements, documents, registrations, filings, forms, rates, notices, submissions and materials required to be filed by it with any Insurance Regulator and all such reports, statements, documents, registrations, filings, forms, rates, notices, submissions and materials were in compliance in all material respects with applicable Insurance Laws when filed or as amended or supplemented, no material deficiencies or material violations have been asserted by any such Governmental Entity that have not been addressed or resolved to the satisfaction of the applicable Governmental Entity. None of the Insurance Companies is subject to any order or decree of any Insurance Regulator, and no Insurance Regulator has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any Insurance Company.

(c)            The Company has made available to Parent true and correct copies of (i) all material reports of examination (including financial, market conduct and similar examinations) of any Insurance Company issued by any insurance Governmental Entity, in any case, since January 1, 2022 through the date hereof and (ii) all material Insurance Holding Company System Act filings or submissions made by any Insurance Company with any insurance Governmental Entity since January 1, 2022 through the date hereof. All material deficiencies or violations noted in such examination reports described in clause (i) have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations. Since January 1, 2022, the Company has not received any written notice from any insurance Governmental Entity that it has failed to comply with any Law in any material respect. The Company has made available to Parent copies of all material reports or findings from any audits by any insurance Governmental Entity since January 1, 2022. No audits, examinations or investigations are, as of the date hereof, being performed or, to the knowledge of the Company, are scheduled to be performed on the Company or any of its Subsidiaries by any insurance Governmental Entity.

(d)            None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.

(e)            Except as set forth in Section 4.27(e) of the Company Disclosure Schedules, neither the Company nor any of the Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.

Section 4.28             Third-Party Administrators. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, since January 1, 2022, each third-party administrator that managed or administered insurance business for any of the Insurance Companies, at the time such Person managed or administered such business, was duly licensed as required by Law for the type of business managed or administered on behalf of the applicable Insurance Company, and to the knowledge of the Company, no such third-party administrator has been since January 1, 2022 or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business for the Insurance Companies, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.29             Related Person Transactions. Except for compensation or other employment arrangements, including Company Benefit Plans, in the ordinary course of business consistent with past practice, there are no Related Person Transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.30             Existing Debt Agreements. As of the date hereof, no Specified Debt Event of Default has occurred and is continuing.

Section 4.31             No Additional Representations.

(a)            Except for the representations and warranties expressly made in this Article IV (and any Ancillary Agreement executed and delivered in connection herewith set forth in Section 4.31 of the Company Disclosure Schedule), none of the Company Parties nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Mergers or any other Transaction or otherwise, and the Company Parties hereby disclaim any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV (and any Ancillary Agreement executed and delivered in connection herewith set forth in Section 4.31 of the Company Disclosure Schedule), none of the Company Parties or any other Person makes or has made any representation or warranty (express, implied or otherwise) to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses, (ii) the adequacy or sufficiency of the Reserves, (iii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount, or (iv) any oral or written information made available or otherwise presented to Parent, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of the Company Parties, the negotiation of this Agreement or in the course of the Mergers or any other Transaction or otherwise.

(b)            Notwithstanding anything to the contrary in this Agreement, each Company Party acknowledges and agrees that neither Parent, Parent Merger Sub nor any other Person has made or is making, and each Company Party expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Parent or its Subsidiaries beyond those expressly made by Parent and Parent Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or its Subsidiaries made available or otherwise presented to the Company Party, any of their Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, each Company Party acknowledges that, except as expressly made in Article V, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Company Parties or any of their Affiliates or any of their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Mergers or any other Transaction or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT MERGER SUB

Parent and Parent Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”):

Section 5.1             Corporate Existence and Power. Parent is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda. Parent Merger Sub is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Parent Merger Sub has all requisite power and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Parent is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the character of the property or assets owned, leased or operated by it or the nature of its activities make such licensing qualification necessary, except for those jurisdictions where the failures to be so licensed or qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, correct and complete copies of Parent’s and Parent Merger Sub’s memorandum of association and bye-laws, in each case, as amended. Parent Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Third Merger. Since the date of its incorporation and prior to the Third Effective Time, Parent Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations, covenants and agreements hereunder, and matters ancillary thereto, and prior to the Third Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Third Merger and the other Transactions.

Section 5.2             Authorization.

(a)            Each of Parent and Parent Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations, covenants and agreements hereunder and, subject to obtaining the Parent Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), to consummate the Transactions to which it is a party. The execution, delivery and performance by each of Parent and Parent Merger Sub of this Agreement and the Ancillary Agreements to which it is party, and the consummation by each of Parent and Parent Merger Sub of the Transactions to which it is a party, have been duly authorized and approved by each of the Parent Board and the Parent Merger Sub Board, as applicable, and, except for executing and delivering the Third Statutory Merger Agreement, filing the Third Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Parent Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent or Parent Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Parent Merger Sub of this Agreement and the Ancillary Agreements to which it is party and the consummation by Parent and Parent Merger Sub of the Transactions to which it is a party. This Agreement has been duly executed and delivered by Parent and Parent Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Parent Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to Creditors’ Rights.

(b)            Each of the Parent Board and the Parent Merger Sub Board have adopted resolutions that have approved the Third Merger, this Agreement and the Third Statutory Merger Agreement.

Section 5.3             Governmental Authorization. The execution, delivery and performance by Parent and Parent Merger Sub of this Agreement and the consummation by Parent and Parent Merger Sub of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by Parent or any of its Subsidiaries other than (a) the filing of the Third Merger Application with the Registrar pursuant to the Bermuda Companies Act, (b) the approval of the Bermuda Monetary Authority pursuant to the Bermuda Exchange Control Act 1972 regarding the change of ownership of the Company and of New Company Holdco, (c) the approvals, filings and notices under all applicable Insurance Laws as set forth in Section 5.3 of the Parent Disclosure Schedules (the “Parent Insurance Approvals”), (d) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.3 and the completeness of Section 4.3 of the Company Disclosure Schedules), (e) filings required under, and compliance with other applicable requirements of, the HSR Act and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws as set forth in Section 5.3 of the Parent Disclosure Schedules, (f) compliance with the applicable requirements of the Exchange Act, (g) compliance with the rules and regulations of NASDAQ and (h) other actions, filings or Consents the absence or omission of which or the failure to be obtained, individually or in the aggregate, have not had a Parent Material Adverse Effect.

Section 5.4             Non-Contravention. The execution, delivery and performance by Parent and Parent Merger Sub of this Agreement and the consummation by Parent and Parent Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.2 and Section 5.3, (a) contravene or conflict with or constitute a violation of Parent’s or Parent Merger Sub’s memorandum of association or bye-laws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or such breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. The approval of the shareholders of Parent is not required by applicable Law to effect the Transactions (including the Third Merger).

Section 5.5             Disclosure Documents. None of the information supplied or to be supplied by Parent or its Representatives for inclusion or incorporation by reference in the Proxy Statement at the date it is first mailed to the holders of Shares, and at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement reflecting information supplied by or on behalf of the Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.6             Litigation. As of the date of this Agreement, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, Parent Merger Sub, or any of their respective Subsidiaries, or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.7             Financing. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of the fully executed Equity Commitment Letter, Debt Commitment Letter, Preferred Equity Commitment Letter, Debt Financing Fee Letter and the Preferred Equity Financing Fee Letter; provided that the copies of the Debt Financing Fee Letter and the Preferred Equity Financing Fee Letter delivered to the Company may be redacted to omit fee amounts, pricing terms, original issue discount, successful syndication levels and other economic terms (including any “flex” provisions applicable thereto) that do not adversely impact the amount (other than through the operation of additional original issue discount or upfront fees) or adversely affect the availability of the Debt Financing or Preferred Equity Financing or expand the conditions to obtaining the Debt Financing or the Preferred Equity Financing on the Third Closing Date. As of the date hereof, except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the parties thereto to fund the full amounts contemplated by the Financing. As of the date hereof, each Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and, to the knowledge of Parent, each other party thereto, in each case, subject to Creditors’ Rights and has not been withdrawn or terminated. As of the date hereof, each Commitment Letter is in full force and effect against Parent and, to the knowledge of Parent, against each other party thereto and has not been withdrawn, terminated or modified. All commitments and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Except as expressly set forth in the Commitment Letters, there are no conditions precedent related to the funding of the full amount of the Financing. As of the date hereof, assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 9.1 and Section 9.3, Parent is not aware of any fact, occurrence or condition that would reasonably be expected to cause the financing commitments in the Commitment Letters to terminate or be ineffective or any term or condition of closing required to be satisfied by it pursuant to any Commitment Letter to not be met. There are no side letters (it being agreed that the Debt Financing Fee Letter and the Preferred Equity Financing Fee Letter are not side letters for this purpose), understandings or other agreements or arrangements of any kind relating to any of the Commitment Letters or the Financing that could adversely affect the availability or amount of the Financing contemplated by the Commitment Letters in any respect. Assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 9.1 and Section 9.3, the aggregate proceeds of the Financing, if and when funded, will be sufficient for Parent to consummate the Transactions by payment in cash of the aggregate Total Cash Consideration payable following the Third Effective Time and the aggregate amounts payable (other than with respect to the Aggregate First Merger Amount) pursuant to the terms hereof to holders of the Company Restricted Shares, Company RSU Awards, Company PSU Awards and the Ordinary Shares held subject to the JSOP (such amount, the “Required Funding Amount”). As of the date hereof, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under any Commitment Letter. Assuming the satisfaction or waiver of the conditions set forth in Section 9.1 and Section 9.3 on the Third Closing Date, as of the date hereof, Parent has no reason to believe that the full amount under the Commitment Letter will not be available to Parent or Parent Merger Sub on the Third Closing Date. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof to the extent set forth therein.

Section 5.8             Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by the Guarantors in favor of the Company. As of the date of this Agreement, the Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of the Guarantors under the Guarantee.

Section 5.9             Certain Arrangements. As of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral, written or otherwise) or commitments to enter into Contracts or other agreements, arrangements or understandings (whether oral, written or otherwise) (a) between Parent, Parent Merger Sub or any of their respective Affiliates (or any other Person on behalf of Parent, Parent Merger Sub or any of their respective Affiliates), on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, that relate to compensation and retention of the Company’s management, following the Third Effective Time, the Second Surviving Company or any of its Subsidiaries, except as set forth on Section 5.9(a) of the Parent Disclosure Schedules, (b) pursuant to which any holder of Shares would be entitled to receive consideration of a different amount or nature than the Third Merger Cash Consideration or pursuant to which any holder of Shares agrees to vote to approve the Third Merger and this Agreement or agrees to vote against any Superior Proposal, except as set forth on Section 5.9(b) of the Parent Disclosure Schedules or (c) between Parent, Parent Merger Sub or any of their respective Affiliates (or any other Person on behalf of Parent, Parent Merger Sub or any of their respective Affiliates), on the one hand, and any holder of Company Restricted Shares, Company RSU Awards, Company PSU Awards or Ordinary Shares held subject to the JSOP, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.7 or Section 2.10(a).

Section 5.10             Pending Transactions. As of the date hereof, none of Parent, Parent Merger Sub or any of their respective Affiliates is party to any transaction pending (a) to acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or (b) otherwise acquire or agree to acquire any assets or equity interests, or take any other action, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, would, or would reasonably be expected to, (i) prevent, materially delay or materially impede the consummation of the Transactions (ii) impose any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (iii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; or (iv) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

Section 5.11             Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person has been retained by or is authorized to act on behalf of Parent or Parent Merger Sub, or is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions (including the Third Merger) as a result of being engaged by Parent, Parent Merger Sub or any of their respective Subsidiaries or Affiliates, for which the Company would be liable prior to the Third Closing.

Section 5.12             No Additional Representations.

(a)            Except for the representations and warranties expressly made in this Article V, neither Parent, Parent Merger Sub nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to Parent, Parent Merger Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Third Merger or any other Transaction or otherwise, and Parent and Parent Merger Sub hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V, neither Parent, Parent Merger Sub nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to the Company or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Parent, Parent Merger Sub or any of their respective Subsidiaries or their respective businesses, or (ii) any oral or written information made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Third Merger or any other Transaction or otherwise.

(b)            Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making, and Parent expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to the Company or its Subsidiaries beyond those expressly made by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries made available or otherwise presented to Parent, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, Parent acknowledges that, except as expressly made in Article IV, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect, (ii) the adequacy or sufficiency of the Reserves, (iii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount, or (iv) any oral or written information made available or otherwise presented to Parent or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Third Merger or any other Transaction or otherwise.

Article VI
COVENANTS OF THE COMPANY Parties

Section 6.1             Conduct of the Company Parties. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, except (i) with the prior written consent of Parent (including via email) (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as may be required by this Agreement, (iii) as may be required by applicable Law or an existing Contract set forth in Section 6.1 of the Company Disclosure Schedules, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary in good faith and after using commercially reasonable efforts to provide advance notice to and consult with Parent, as required by any applicable Law, directive or guideline from any Governmental Entity arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19) or (v) as set forth in Section 6.1 of the Company Disclosure Schedules, (1) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) preserve intact their business organizations, goodwill and assets, and preserve their present material relationships with Governmental Entities and other material third parties, including customers, reinsurers, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships and (2) without limiting the generality of the foregoing, the Company will not, and will not permit its Subsidiaries to (and, for the avoidance of doubt, New Company Holdco will not):

(a)            adopt any change in or amendment or modification to the Company’s Organizational Documents or adopt any change or amendment or modification to the Organizational Documents of any of the Company’s Subsidiaries, in each case, whether by merger, amalgamation, consolidation or otherwise, except for any merger, amalgamation, consolidation or similar transaction solely by and among one or more wholly owned Subsidiaries of the Company consistent with the Company’s past practice;

(b)            authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transaction solely by and among one or more wholly owned Subsidiaries of the Company and/or the Company;

(c)            offer, authorize, issue, sell, transfer, pledge, dispose of or Encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares, shares of capital stock or other voting or equity interests of any class or series of the Company or its Subsidiaries, other than (i) issuances pursuant to stock based awards reflected in Section 4.5 that are outstanding on the date hereof or pursuant to the Company ESPP or (ii) issuances by and among one or more wholly owned Subsidiaries of the Company and/or the Company;

(d)            (i) split, combine, subdivide, adjust or reclassify any shares, shares of capital stock or other voting or equity interests of the Company or any of its Subsidiaries or other Company Capital Stock, (ii) declare, set aside, establish a record date for or pay any dividend or other distribution payable in cash, stock or property, or any combination thereof, with respect to the shares, shares of capital stock or other voting or equity interests or other Company Capital Stock, (iii) pledge or encumber any Company Capital Stock; or (iv) alter or modify the terms of any Company Capital Stock, in each case, other than with respect to any wholly owned Subsidiary of the Company, to the Company or another wholly owned Subsidiary of the Company and the consummation of the First Merger in accordance with the terms of this Agreement;

(e)            redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock or other voting or equity interests of the Company or any of its Subsidiaries or Company Capital Stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date hereof and disclosed to Parent on Section 6.1(e) of the Company Disclosure Schedules, (ii) required by or in connection with the terms of any Company Benefit Plan (in each case, as in effect on the date hereof and provided to Parent) in the ordinary course of the operations of such plan consistent with past practice, (iii) repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (iv) in satisfaction of and in accordance with any terms or conditions (e.g., Tax withholding obligations) under a Company Restricted Share award, Company RSU Award, Company PSU Award or the JSOP;

(f)            except as required under applicable Law or the terms of any Company Benefit Plan set forth in Section 4.14(a) of the Company Disclosure Schedules, (i) grant any equity or equity-based awards, (ii) increase the compensation or benefits of any officer, employee or individual independent contractor, other than increases in annual base salary or wage rate as part of the Company’s ordinary course year-end performance review process for employees whose annual base salary or wage rate does not exceed $300,000 per annum in the ordinary course of business consistent with past practice, (iii) enter into, adopt, grant or provide any change in control, severance, retention or similar payments or benefits to any officer or employee, (iv) subject to clauses (i) – (iii) above, establish, adopt, enter into, terminate or materially amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than (A) in connection with routine, immaterial or ministerial amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase benefits or (B) in connection with severance payments or benefits provided in the ordinary course of business consistent with past practice in an amount consistent with past practice in connection with the termination of employment of any employee whose annual base salary or wage rate does not exceed $300,000 per annum, (v) accelerate the vesting or payment of any payments or benefits under any Company Benefit Plan, or (vi) hire or terminate (other than for cause) any officer, employee or individual independent contractor of Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice with respect to any such officer, employee or individual independent contractor whose annual base salary or wage rate or prospective annual base salary or wage rate does not exceed $250,000;

(g)            acquire or agree to acquire (including by merging, amalgamating or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner) any (i) business or Person or division thereof or (ii) any other assets, in each case of clauses (i) and (ii), for consideration in excess of $25,000,000 individually or $50,000,000 in the aggregate; provided, however, that this clause (g) shall not apply to Investment Assets in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines;

(h)            sell, lease, transfer, license, Encumber, abandon or otherwise dispose of any material portion of its assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers solely among the Company and its wholly owned Subsidiaries, (iii) leases and subleases of real property owned or leased by the Company or its Subsidiaries and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iv) sales of Investment Assets in the ordinary course of business consistent with past practice (including in connection with cash management or investment portfolio activities, including with respect to Investment Assets) and in compliance with the Investment Guidelines, (v) sales or dispositions required by or in connection with the terms of any Contract made available to Parent prior to the date hereof, (vi) sales or other dispositions of other assets in the ordinary course of business consistent with past practice and not in excess of $50,000,000 in the aggregate, (vii) abandonments of any issued or registered immaterial Company Intellectual Property at the reasonable business judgment of the Company or its Subsidiaries or any issued or registered Company Intellectual Property at the end of its maximum statutory term, or (viii) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

(i)            (A) incur, create, assume or otherwise become liable or responsible for or prepay, redeem or defease any Indebtedness, other than (i) any Indebtedness solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company, (iii) any “keep well” agreement entered into by the Company or any of its Subsidiaries with respect to any of the Company’s Subsidiaries, (iv) investment portfolio transactions (including with respect to Investment Assets) in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines, (v) letters of credit issued in the ordinary course of business consistent with past practice in the insurance or reinsurance business of the Company or any of its Subsidiaries; (vi) Indebtedness incurred in connection with the refinancing upon the scheduled expiration of the Company’s Existing Credit Agreements or any commitment thereunder; provided, that such refinancing shall not (x) be materially less favorable to the Company and its Subsidiaries, taken as a whole, than the Existing Credit Agreements, taking into account (in consultation with Parent) changes in credit markets and borrowing conditions for similarly situated companies at the time of such refinancing, (y) be incurred in an aggregate principal greater than the Existing Credit Agreements plus additional amounts that do not exceed, together with amounts incurred under clause (viii) below, $50,000,000 or (z) be incurred from an Affiliate of the Company, (vii) any drawdown of any existing credit facility of the Company or any of its Subsidiaries as of the date of this Agreement in an amount that would result in an aggregate amount outstanding under any such existing credit facilities of $400,000,000 or (viii) any other incurrence, guaranty or assumption of Indebtedness so long as the aggregate amount thereof at any given time after the date hereof does not exceed, together with the additional amounts referred to in clause (vi) above, $50,000,000, (B) except as provided in clause (A)(vi) above, (i) voluntarily terminate or reduce any commitments provided for in the Existing Credit Agreements as in effect on the date hereof or (ii) voluntarily enter into any amendment, waiver or other modification with respect to any Existing Credit Agreement except for the Specified Amendments and amendments, waivers and other modifications for a bona fide purpose (in the reasonable discretion of the Company) and in consultation with Parent; it being agreed that the following shall not constitute a bona fide purpose for purposes of the foregoing limitation: (w) such voluntary amendment, waiver or modification is entered into for the purpose of implementing a material increase in the aggregate fees or interest rate payable under the applicable Existing Credit Agreement payable thereunder (other than any such changes that are only applicable prior to the Closing), (x) such voluntary amendment, waiver or modification is entered into for the purpose of resulting in the terms of such Existing Credit Agreement being materially less favorable to the Company and its Subsidiaries, taken as a whole, than the Existing Credit Agreements as of the date hereof taking into account (in consultation with Parent) changes in credit markets and borrowing conditions for similarly situated companies at the time of such amendment, waiver or modification, (y) such voluntary amendment, waiver or modification is entered into for the purpose of reducing the aggregate amount of available commitments thereunder or (z) such voluntary amendment, waiver or modification is entered into for the purpose of causing a Debt Event of Default at such time or immediately after giving effect to the Transactions or otherwise materially delay or prevent the Closing;

(j)            (i) modify, amend, terminate, assign or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if in effect on the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice;

(k)            commence, settle or compromise any Proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s and its Subsidiaries’ ordinary course claims activity, (i) in any such case (A) in an amount in excess of $5,000,000 individually (net of the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance) or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Third Closing Date or (ii) in the aggregate of all such cases, in an amount in excess of $10,000,000 (net of the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance);

(l)            except for any such change that is not material or required by GAAP, SAP, Insurance Regulators, Insurance Law or other applicable Law, change any method of financial accounting methods, principles or practices used by the Company or any of its Subsidiaries;

(m)            (i) make, change, or revoke any entity classification or other material Tax election, (ii) change any annual Tax accounting period or material method of Tax accounting, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, Proceeding or assessment for any Taxes, (v) enter into any closing agreement with, request any ruling from, or initiate or enter into any voluntary disclosure with, any Tax Authority, (vi) surrender any right to claim a refund of a material amount of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any material amount of Taxes, or (viii) file any material Tax Return in a manner inconsistent with the past practices of the Company or its relevant Subsidiary;

(n)            (i) modify, extend, or enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization, or (ii) voluntarily recognize or certify any labor union, works council, trade union, labor association or other employee representative organization, or group of employees of the Company or any of its wholly owned Subsidiaries as the bargaining representative for any employees of the Company or its wholly owned Subsidiaries;

(o)            implement any “mass layoff” or “plant closing” which triggers the notification requirements of the WARN Act;

(p)            incur, authorize or commit to incur any capital expenditures other than (1) in an amount not to exceed 115% of the aggregate amount in the capital expenditure budget set forth in Section 6.1(p)(1) of the Company Disclosure Schedules; or (2) pursuant to agreements in effect prior to the date of this Agreement and set forth on Section 6.1(p)(2) of the Company Disclosure Schedules;

(q)            engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r)            (i) enter into any new line of business, or (ii) issue any Insurance Contracts other than renewals of existing Insurance Contracts in accordance with the terms thereof, introduce any new products, or change in any material respect existing products, to the extent doing so under this clause (ii) would be material to the Company and its Subsidiaries, taken as a whole;

(s)            enter into any material agreement or commitment with any Insurance Regulator;

(t)            materially alter or materially amend any existing insurance or reinsurance underwriting, reserving, accounting, actuarial, claim handling, loss control or policy retention practice, guideline or policy of the Company or any of its Subsidiaries, except as may be required by GAAP or SAP, or fail in any material respect to comply with such practices, guidelines or policies as so altered or amended;

(u)            (i) materially alter or amend the investment practices, guidelines or policies of the Company or of its Subsidiaries, including the asset allocation guidelines set forth in Section 6.1(u) of the Company Disclosure Schedules, or fail in any material respect to comply with such practices, guidelines or policies or (ii) without limiting the generality of the foregoing, (A) engage any asset manager to provide investment management services to the Company or its Subsidiaries, where such manager has not been engaged to provide investment management services to the Company or its Subsidiaries as of the date hereof or (B) except (x) as approved by the Company’s investment committee as of the date hereof and set forth in Section 6.1(u)(B) of the Company Disclosure Schedules, or (y) as required by any Contract in effect as of the date hereof and made available to Parent and set forth in Section 6.1(u)(B) of the Company Disclosure Schedules, commit funds or invest assets in a manner that would require the approval of the Company’s investment committee;

(v)            modify any public or posted privacy policy or the operation or security of any information technology systems, in each case, in any manner that is materially adverse to the business of the Company or any of its Subsidiaries, except as required by applicable Law;

(w)            with respect to New Company Holdco and Company Merger Sub, engaged in any activities other than the performance of their respective obligations, covenants and agreements hereunder, and matters ancillary thereto; or

(x)            authorize any of, or agree or commit to do, in writing or otherwise, any of the foregoing.

Nothing contained herein shall give to Parent or Parent Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Third Effective Time. Prior to the Third Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.2             Employee Matters.

(a)            From and after the Third Effective Time, Parent shall, or shall cause the Second Surviving Company to, honor all Company Benefit Plans (including the Company Incentive Plans and those compensation arrangements and agreements permitted by Section 6.1) in accordance with their terms; provided that nothing herein shall restrict Parent or the Second Surviving Company from amending or terminating any such Company Benefit Plan in accordance with its terms (and for clarity, the Company Incentive Plans for calendar year 2025 shall not be subject to amendment or termination). For a period of one year following the Third Effective Time, (or such shorter period that the applicable Company Employee remains employed with the Company or its Subsidiaries following the Third Closing Date), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries at the Third Effective Time who continues to remain employed with the Company and its Subsidiaries (each, a “Company Employee”) (i) an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate provided to the Company Employee immediately prior to the Third Effective Time, (ii) annual cash incentive compensation opportunities (including, as applicable, target amounts) that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the Third Effective Time, (iii) long-term equity target incentive opportunities that are no less favorable than those provided to the Company Employee immediately prior to the Third Effective Time (provided that cash target incentive opportunities of equivalent value may be provided in lieu of equity target incentive opportunities), (iv) retirement, health and welfare benefits (excluding severance benefits and defined benefit pension plans and post-employment welfare benefit plans and nonqualified deferred compensation) that are substantially comparable in the aggregate than those retirement and health and welfare benefits (excluding severance benefits and defined benefit pension plans and post-employment health and welfare benefit plans) provided to the Company Employee immediately prior to the Third Effective Time and (v) severance benefits that are no less favorable in the aggregate than those set forth in Section 6.2(a) of the Company Disclosure Schedules.

(b)            For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Third Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, to the same extent such Company Employee was entitled, before the Third Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Third Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for purposes of any post-employment welfare benefit plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the Third Effective Time in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plans to be waived for such Company Employee and his or her covered dependents, such that each Company Employee shall be immediately eligible to participate therein, without any waiting time, notwithstanding anything herein to the contrary, unless such conditions would not have been waived under the Legacy Plans, and (iii) any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)            If the Company has not paid outstanding annual cash incentive bonuses in respect of calendar year 2024 (the “Outstanding 2024 Annual Bonuses”) prior to the Third Closing Date, then Parent shall pay, or shall cause the Second Surviving Company to pay, within 30 days after the Third Closing Date, to each Company Employee who is employed by the Company or any of its Subsidiaries on the Third Closing Date and who participates in a Company Benefit Plan that provides the opportunity to earn an annual cash incentive bonus (each, a “Company Incentive Plan”), such Company Employee’s Outstanding 2024 Annual Bonus in an amount determined in accordance with Section 6.2(c) of the Company Disclosure Schedules.

(d)            If the Third Effective Time does not occur prior to March 1, 2025, the compensation committee of the Company Board shall determine the annual cash incentive bonus opportunity for each Company Employee under each Company Incentive Plan with respect to calendar year 2025 in a manner consistent with past practice; provided that the aggregate budgeted target cost under such Company Incentive Plans with respect to such calendar year 2025 annual cash incentive bonus opportunities does not exceed 105% of the aggregate budgeted target cost under the comparable calendar year 2024 Company Incentive Plan.

(e)            Nothing contained in this Section 6.2, express or implied, shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iii) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to (A) terminate the employment or service of any employee or other service provider following the Third Closing at any time and for any or no reason, or (B) terminate or amend any Company Benefit Plan in accordance with its terms.

Section 6.3             Access to Information. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, to the extent permitted by applicable Law and, subject to Section 8.1 and Section 8.9 (including the limitations in Section 8.9(a)), the Company will (a) give Parent and any of its Representatives access to the offices, properties, personnel, Representatives, books and records of the Company and its Subsidiaries and (b) furnish to Parent and any of its Representatives such financial and operating data and other information, in each case, that is reasonably necessary in connection with Parent’s strategic and integration planning with respect to the Transactions. Any such access will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and its Subsidiaries and in such a manner to limit disruption and as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries, and will be subject to the Company’s reasonable security measures and insurance requirements. Notwithstanding the foregoing, the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine; (ii) violate any confidentiality obligations of the Company or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party; (iii) result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law; provided that, in each case, the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not or would not reasonably be expected to result in any of the foregoing. In addition, Parent may request, no more than thirty (30) days prior to the anticipated Closing Date, and the Company shall provide, the most current capitalization information available to the Company, including the number of issued and outstanding Company Securities and related underlying ownership detail, together with projected amounts as of the anticipated Closing Date. All information obtained by Parent or any of its Representatives pursuant to this Section 6.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement.

Section 6.4             First Merger Cash Consideration.

(a)            Unless otherwise prohibited by Law or any Governmental Entity, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article X and the time immediately prior to the First Effective Time, the Company shall (i) use commercially reasonable efforts to cause the Company to hold an amount in cash or liquid securities equal to the Aggregate First Merger Amount by December 31, 2024 (including, as necessary, by transferring or distributing cash out of Subsidiaries), (ii) use commercially reasonable efforts to reserve such cash solely for the purpose of paying the full amount of the Aggregate First Merger Amount as consideration in the First Merger and (iii) not, and shall cause its Subsidiaries not to, take any action or omit to take any action for the purpose or knowingly with the effect of adversely affecting the ability of the Company to pay the First Merger Cash Consideration.

(b)            If the Consent of any Governmental Entity is required for the Company or its Subsidiaries to take any of the actions set forth in Section 6.4(a) or to pay the full amount of the Aggregate First Merger Amount as consideration in the First Merger, the Company, New Company Holdco and Parent shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain, as promptly as practicable, such Consents.

(c)            The Company shall consult with Parent prior to the Company or any of its Subsidiaries prior to (i) entering into any Contract to liquidate Investment Assets for the purpose of funding the Aggregate First Merger Amount or (ii) entering into any transaction, agreement, arrangement or understanding that, individually or in the aggregate, by its effect on the capital or surplus of the Company and its applicable Subsidiaries or otherwise, would reasonably be expected, in the good faith judgment of the Company, to adversely affect the ability of New Company Holdco to pay the full amount of the Aggregate First Merger Amount as aggregate cash consideration in the First Merger.

(d)            Unless otherwise prohibited by Law, immediately prior to the First Effective Time, the Company shall contribute and transfer to New Company Holdco an amount in cash equal to the Aggregate First Merger Amount.

(e)            Each of the Company and New Company Holdco shall use reasonable best efforts to pay or cause to be paid aggregate cash consideration in the First Merger equal to the Aggregate First Merger Amount.

Section 6.5             Certain Tax Information. As soon as reasonably practicable after the date hereof, the Company shall deliver or cause to be delivered to Parent copies of the draft documents described in Section 6.5 of the Company Disclosure Schedules. Within five (5) Business Days of receipt, Parent shall have the right to provide comments to such draft documents, and the Company shall consider in good faith any such comments submitted by Parent prior to the finalization and submission of such documents.

Section 6.6             New Company Holdco Shareholder Approval.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, New Company Holdco will take all action necessary to cause New Company Holdco to perform its obligations, covenants and agreements under this Agreement.

(b)            Immediately following the execution of this Agreement, the Company shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of New Company Holdco, a written consent approving this Agreement, the First and Second Statutory Merger Agreements (the “New Company Holdco Shareholder Approval”).

Article VII
COVENANTS OF PARENT

Section 7.1             Director and Officer Liability.

(a)            Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company Charter or the Company Bye-Laws (each in effect as of immediately prior to the date of this Agreement), the Organizational Documents of the Second Surviving Company and the Organizational Documents of the Company’s Subsidiaries, from and after the Third Effective Time, Parent and the Second Surviving Company shall (i) jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Third Effective Time, a director, advisory director or officer of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, advisory director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Third Effective Time and whether asserted or claimed prior to, at or after the Third Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case and (ii) to the fullest extent permitted under applicable Law or pursuant to the Company Bye-Laws (each in effect as of immediately prior to the date of this Agreement), advance reasonable and documented out-of-pocket costs and expenses (including attorneys’ and other professionals’ fees and expenses) incurred by any Indemnified Person in connection with matters for which such Indemnified Persons are eligible to be indemnified by the Company, the Second Surviving Company or any of its Subsidiaries pursuant to this Section 7.1(a) (or otherwise) promptly, and in any case within 20 days, after receipt by the Second Surviving Company of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of Parent and the Second Surviving Company to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.1(a), upon learning of any such Proceeding, shall notify the Second Surviving Company (but the failure to so notify shall not relieve a Party from any obligations that it may have under this Section 7.1(a) except to the extent such failure actually materially and adversely prejudices such Party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person and all Indemnified Persons will be entitled to retain one counsel, mutually agreed upon by such Indemnified Persons (provided, that if there is actual, perceived or reasonably perceivable conflict between such Indemnified Persons as to the choice of counsel, each Indemnified Person shall be entitled to their own counsel to the extent reasonably advisable due to such conflict), whether or not Parent elects to control the defense of any such Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Second Surviving Company nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all applicable Indemnified Persons from any and all liability arising out of such Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Second Surviving Company (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Second Surviving Company.

(b)            For a period of six years from the Third Effective Time, Parent and the Second Surviving Company shall not amend, repeal or otherwise modify (i) any provision in the Company Charter and the Company Bye-Laws, in each case, in effect immediately prior to the Third Effective Time, (ii) any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and made available to Parent, (iii) any provision in the Organizational Documents of the Second Surviving Company or (iv) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Third Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities, except to the extent required by applicable Law. For a period of six years from the Third Effective Time, Parent shall, and shall cause the Second Surviving Company and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, exculpation, defense, being held harmless or expense advancement with respect to Indemnified Liabilities under (u) any provision in the Company Bye-Laws, in each case, in effect immediately prior to the Third Effective Time, (v) any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and made available to Parent, (w) any Contract (including any employment agreement or indemnification agreement) in effect as of immediately prior to the Third Effective Time and made available to Parent, (x) applicable Law, (y) any provision in the Organizational Documents of the Second Surviving Company or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Third Effective Time, in each case to the fullest extent permitted under applicable Law.

(c)            Prior to the Third Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Second Surviving Company to, put in place effective as of the Third Effective Time, and prepay no later than immediately prior to the Third Closing, “tail” insurance policies with a claims reporting or discovery period of six years from the Third Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Third Effective Time (including the Transactions); provided, however, that in no event shall the Company spend, and in no event shall Parent or the Second Surviving Company be required to spend, more than the amount set forth on Section 7.1 of the Company Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, then the Company or Parent or the Second Surviving Company, as applicable, shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.

(d)            For the avoidance of doubt, the obligations of Parent and the Second Surviving Company under this Section 7.1 shall survive the consummation of the Third Merger and shall not be terminated or modified in such a manner during the six-year period after the Third Closing as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1). The obligations, covenants and agreements contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, advisory directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to, or in substitution for, any such claims under any such policies.

(e)            In the event that Parent or the Second Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Second Surviving Company, as the case may be, shall assume its obligations, covenants and agreements set forth in this Section 7.1. The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.1, and their heirs and representatives.

Section 7.2             Parent Merger Sub Shareholder Approval.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, Parent will take all action necessary to cause Parent Merger Sub to perform its obligations, covenants and agreements under this Agreement.

(b)            Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Parent Merger Sub, a written consent approving this Agreement, the Third Statutory Merger Agreement and the Third Merger (the “Parent Merger Sub Shareholder Approval”).

Section 7.3             Owned Ordinary Shares. The Reinvesting Shareholders shall vote or cause to be voted all Ordinary Shares beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement at the Company Shareholders Meeting.

Article VIII
COVENANTS OF PARENT AND THE COMPANY

Section 8.1             Reasonable Best Efforts; Regulatory Matters.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, including Section 8.1(f), the Company and Parent shall use reasonable best efforts to (i) consummate and make effective, as promptly as reasonably practicable, the Transactions, (ii) prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with Governmental Entities, (iii) obtain as promptly as reasonably practicable all Consents required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the Mergers and the other Transactions, including those Consents set forth on Section 8.1(a) of the Company Disclosure Schedules (the “Required Consents”), (iv) execute and deliver any additional instruments necessary, proper or advisable to consummate the Transactions and (v) take any and all steps that are reasonably necessary, proper or advisable to avoid each and every impediment under any applicable Law that may be asserted by, or Proceeding that may be entered by, any Governmental Entity with respect to this Agreement or the Transactions, as promptly as practicable; provided, however, that the Company shall not be required to compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration in order to obtain any such third-party consent.

(b)            Each of the Company Parties, Parent and Parent Merger Sub shall consult with one another with respect to the obtaining of all Required Consents, and each of the Company Parties, Parent and Parent Merger Sub shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Required Consents. The Company and Parent shall (i) have the right to review in advance, to the extent practicable, and each will consult the other to provide necessary information with respect to all filings made with, or additional information or documentary materials submitted to, any Governmental Entity in connection with, the Required Consents, the Mergers or any other Transactions (ii) each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from or with any Governmental Entity regarding the Mergers and the other Transactions, and permit the other Party to review in advance any proposed material communication by such Party to any Governmental Entity and shall promptly advise the other Party when any such communication causes such Party to believe that there is a reasonable likelihood that any such Required Consent will not be obtained or that the receipt of any such Required Consent will be materially delayed or conditioned, and (iii) provide the other Party with the opportunity to participate in any meeting, whether telephonic, video conference or in-person, with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls) to the extent (x) permitted by applicable Law and by such Governmental Entity and (y) not involving discussion of Personal Data or commercially sensitive information. Subject to the applicable limitations in this Section 8.1, including those in the following sentence, if any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request; provided, that, it is understood that, with respect to any information requested by a Governmental Entity, the production of which would be burdensome or intrusive to any Person, such Person shall be entitled to enter into good faith discussions with such applicable Governmental Entity regarding retraction or limitation of the scope of such request. Subject to applicable Laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall, subject to redaction of Personal Data or commercially sensitive information, each furnish to each other copies of all material correspondence, filings and written communications between it and any such Governmental Entity with respect to this Agreement, the Mergers and the other Transactions, and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity (which such reasonable best efforts shall include the exercise by the Company or any of its Subsidiaries of its rights under any shareholders, limited liability company, limited partnership or similar operating agreement to which the Company or such Subsidiary is a party to obtain such necessary information and reasonable assistance from each Minority-Owned Insurance Subsidiary in connection with the preparation of filings or submissions of information to any such Governmental Entity); provided, however, that any materials required to be provided to the other Party pursuant to this Section 8.1(b) may be redacted (v) to remove any Personal Data about any individual, (w) to remove any commercially sensitive information, (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable legal privilege and work product protection concerns. All filing fees in connection with any Consents from any Governmental Entities, including the Required Consents, as contemplated by this section shall be borne by Parent.

(c)            In furtherance of and without limiting the generality of the foregoing, (i) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within 15 Business Days of the date of this Agreement and prepare and file such other materials as may be required under any other applicable antitrust, competition or trade regulation Law (collectively, “Antitrust Laws”) with respect to the Transactions in the jurisdictions set forth on Section 8.1(c) of the Company Disclosure Schedules as promptly as reasonably practicable and (ii) Parent shall (and shall cause its Subsidiaries and Affiliates to) file or cause to be filed with the applicable Governmental Entities any declarations, filings, documents, forms, notifications and other submissions necessary to obtain the Required Consents as promptly as reasonably practicable and, in any event, with respect to such declarations, filings, documents, forms, notifications and submissions set forth on Section 8.1(c) of the Company Disclosure Schedules (including those under Antitrust Laws), within 20 Business Days of the date of this Agreement (provided, however, that any biographical affidavits, fingerprints, financial statements or similar information required of any natural persons in connection with such declarations, filings, documents forms, notifications and submissions are not required to be filed within such 20 Business Day period but shall be filed or caused to be filed with the applicable Governmental Entities as promptly as reasonably practicable); provided that, with respect to any such declarations, filings, documents, forms, notifications and submissions to be made with a Governmental Entity with jurisdiction over a Minority-Owned Insurance Subsidiary, such time period shall be the longer of (x) 30 Business Days from the date of this Agreement and (y) five Business Days following the receipt by Parent of all reasonably necessary information in respect of the applicable Minority-Owned Insurance Subsidiary for Parent to make its initial filing with the applicable Governmental Entity. All such declarations, filings, documents, forms, notifications and other submissions shall comply in all material respects with the requirements of applicable Law.

(d)            From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article X and the receipt of such applicable Required Consent from the relevant Governmental Entity, Parent and its Affiliates will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or take any other action in connection with any such acquisition (including make any filing pursuant to Antitrust Laws or otherwise with any Governmental Entity), if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; or (iii) materially increasing the risk of not being able to remove any such Order on appeal or otherwise.

(e)            In furtherance and without limiting the generality of the foregoing, if any Proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, Parent shall (and shall cause its Affiliates to) use reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to take or refrain from taking or to agree to it, its Affiliates or any Company Party or its Subsidiaries or any other Person taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, if implemented or effected, (i) result in a Parent Material Adverse Effect or a Company Material Adverse Effect (determined without giving effect to the exclusions set forth in the definition of each of such terms and provided that, for this purpose, the business and the financial condition, results of operations and other financial metrics of Parent or any of its Affiliates that is of a larger scale than the Company and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole), (ii) result in a material adverse impact on the aggregate economic benefits, taken as a whole, reasonably anticipated from the Third Merger and the other Transactions by a reasonable purchaser that is a financial sponsor, (iii) impose any requirement on its Affiliates (including for this purpose and the purpose of clause (iv) below, any direct or indirect investor in Parent, such investor’s Affiliates, any investment adviser or investment manager to such investor and any of their Affiliates and any investment funds and investment vehicles affiliated with, or managed or advised by, any of the foregoing Persons and any portfolio company or portfolio investment of any of the foregoing Persons (collectively, “Parent Investor”)) to make a contribution of capital to, or to provide any guarantee, capital maintenance or capital support arrangement for the benefit of, any Company Party or any of its Subsidiaries or any Minority-Owned Insurance Subsidiary or (iv) impose any limitation, action, restriction, condition or requirement on Parent Investor or any of its Affiliates other than Parent, the Company and their respective Subsidiaries (any such limitation, action, restriction, condition or requirement, a “Burdensome Condition”); provided, however, that any requirement imposed by a Governmental Entity requiring Parent to hold separate the Company and Talcott Financial Group shall not constitute a Burdensome Condition. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor its Affiliates shall be required to consent or to comply with any such limitation, action, restriction, condition or requirement that is not conditioned upon (and effective only after) the Third Closing.

(g)            The Company acknowledges that Parent may, on behalf of one or more of the Insurance Companies that it intends to be the counterparty under an investment management agreement with Parent, Parent Investor or an Affiliate of Parent or Parent Investor, file or cause to be filed with the applicable Governmental Entities any declarations, filings, documents, forms, notifications and other submissions necessary in order to seek approval for any such investment management agreement(s), and/or reference any such proposed investment management agreement(s) in any declarations, filings, documents, forms, notifications and other submissions necessary to obtain the Required Consents. Parent acknowledges that any such investment management agreement(s) or the approval thereof is not a condition to the consummation of the transactions contemplated by this Agreement.

Notwithstanding anything herein to the contrary, nothing contained in this Section 8.1, express or implied, shall be construed to apply in respect of any of the Third-Party Consents, which shall be governed exclusively by Section 8.11.

Section 8.2             Preparation of Proxy Statement; Company Shareholders Meeting.

(a)            The Company will, as soon as practicable following the date of this Agreement and, with respect to the following clause (ii), in any event within 45 calendar days after the date of this Agreement, (i) commence a broker search pursuant to Section 14a-13 of the Exchange Act in a manner to enable the record date for the Company Shareholders Meeting to be set so that such meeting can be held promptly following confirmation from the SEC that it will not review, or has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (such date, the “SEC Clearance Date”) and (ii) prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of Parent and the Company shall reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 8.2, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company will (A) notify Parent promptly (and in any case within one Business Day) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, (B) promptly supply (and in any case within one Business Day) Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, (C) to the extent practicable, provide Parent and its outside legal counsel and other Representatives a reasonable opportunity to participate in any material discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement), and (D) otherwise provide Parent and its counsel with a reasonable opportunity to review and comment on drafts of any proposed responses to comments of the SEC before they are filed with the SEC and give due consideration to, in good faith, all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company and Parent shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to receipt of the Company Shareholder Approval, there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly prepare, cause to be filed with the SEC and mail to its shareholders such an amendment or supplement (it being understood that in respect of any such false or misleading information relating to Parent, Parent Merger Sub or their respective Affiliates and Representatives, the Company’s obligations under this sentence shall only apply from and after the time at which the Company has received all applicable information from Parent to prepare such amendment or supplement). The Company will provide Parent and its counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement before it is filed with the SEC and the Company will give due consideration to, in good faith, all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company shall, as promptly as practicable following the SEC Clearance Date, (I) establish a record date and (II) thereafter commence mailing the Proxy Statement to the Company’s shareholders within three Business Days after the SEC Clearance Date. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Board Recommendation and the Company shall use reasonable best efforts to obtain approval of the Company Bye-Law Amendments and the Company Shareholder Approval.

(b)            Subject to Section 8.2(a), the Company shall take all necessary actions, including in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NASDAQ, to duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining approval of the Company Bye-Law Amendments and the Company Shareholder Approval, as soon as reasonably practicable after the SEC Clearance Date (which Company Shareholders Meeting shall in no event be initially scheduled for a date that is later than the 45th day following the first mailing of the Proxy Statement to the holders of Shares without the prior written consent of Parent). The First Company Bye-Law Amendment proposal shall appear first and the Second Company Bye-Law Amendment proposal shall appear second on the proxy card in the Proxy Statement ahead of the proposals to obtain the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting, in consultation with Parent, if the Company reasonably believes that (A) such adjournment, recess, reconvening or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the holders of Shares within a reasonable amount of time in advance of the Company Shareholders Meeting (provided, that unless agreed in writing by the Company and Parent, any single such adjournment, recess, reconvening or postponement shall be for a period of no more than ten (10) Business Days), (B) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (1) there will be an insufficient number of Ordinary Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (2) there will be an insufficient number of proxies to obtain approval of the Company Bye-Law Amendments or the Company Shareholder Approval (it being understood that the Company may not adjourn or postpone the Company Shareholders Meeting more than two times pursuant to this clause (B) without Parent’s written consent), or (C) such adjournment, recess, reconvening or postponement is required by applicable Law or a court or other Governmental Entity of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or has been requested in writing by the SEC or its staff. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.

Section 8.3             Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall consider in good faith such other Parties’ comments and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) and subject to giving advance notice to the other Party to the extent legally permissible and reasonably practicable and (b) a Party, its Subsidiaries or its or their respective Representatives may, without the prior consent of the other Party hereto but subject to giving advance notice to and reasonably consulting with the other Party (including taking into account any reasonable comments from such other Party with respect to such public announcement or statement) to the extent legally permissible and reasonably practicable, issue any such press release or make any such public announcement or statement as may be required by any applicable Law. Furthermore, nothing in this Section 8.3 requires a Party to consult with or obtain any approval from the other Parties with respect to a public announcement or press release issued in connection with (x) in the case of the Company, the receipt and existence of an Acquisition Proposal and matters related thereto or a Board Recommendation Change, as applicable, subject to compliance with Section 8.4 or (y) enforcing its rights and remedies under this Agreement. For the avoidance of doubt, nothing in this Section 8.3 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions. Notwithstanding the foregoing: (a) Parent, its Affiliates or its or their respective Representatives may share information with ratings agencies in the form and manner reasonably agreed to by the Company and Parent, acting in good faith; and (b) information about the subject matter of this Agreement may be provided by Parent or any Affiliate of Parent that is a private equity or similar investment fund or vehicle, or any manager or general partner of any such fund or vehicle, in connection with the fundraising, marketing, informational, transactional or reporting activities of investment funds managed or advised, directly or indirectly, by such Persons to its partners, investors, potential investors or similar parties; provided, that the recipients of such information are subject to standard confidentiality restrictions.

Section 8.4             Go-Shop; No Solicitation by the Company.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern Time, on the date that is 35 calendar days following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and its and their respective Representatives shall have the right to: (i) solicit, initiate, propose, knowingly encourage, knowingly facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and financing sources) subject to the terms and obligations of such Acceptable Confidentiality Agreement any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person (and such Person’s Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, knowingly facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company will substantially concurrently provide to Parent, or provide Parent access to, any such non-public information concerning the Company and any of its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any Person (and any Person’s Representatives and financing sources) with respect to an Acquisition Proposal or potential Acquisition Proposal.

(b)            Promptly following the No-Shop Period Start Date (and in any event within two Business Days thereof), the Company will, with respect to any Person that entered into a confidentiality agreement in connection with an Acquisition Proposal at any time within the six month period immediately preceding the date of this Agreement, (A) request in writing the prompt return or destruction of all non-public information concerning the Company and any of its Subsidiaries furnished to any such Person, (B) cease providing any further information with respect to the Company and any of its Subsidiaries or any Acquisition Proposal to any such Person and its Representatives and (C) terminate all access granted to any such Person or its Representatives to any physical or electronic data room (or any other diligence access).

(c)            Except as provided in this Section 8.4, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, the Company and its Affiliates will not and will direct its and their respective employees, officers and directors and other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage, knowingly facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent, its Affiliates and its and their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and any of its Subsidiaries, in any such case with the intent to solicit or induce the making, submission or announcement of, or to encourage or facilitate, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons that the provisions contained in this Section 8.4 prohibit such discussions); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) resolve or agree to do any of the foregoing in each case, other than in respect of Parent, its Affiliates and their respective Affiliates in respect of the Transactions. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, the Company will cease, and will cause to be terminated any and all discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 8.4(c). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, the Company (I) will not, and will cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and (II) will, and will cause each of its Subsidiaries to, use reasonable best efforts to enforce any such agreement, in each case, unless the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Board of Directors pursuant to applicable Law, in which event the Company may take the actions described in these clauses (I) and (II) solely to the extent necessary to permit a third party to make an Acquisition Proposal or in order not to be inconsistent with the fiduciary duties of the Board of Directors pursuant to applicable Law.

(d)            Notwithstanding anything to the contrary set forth in this Section 8.4, from the No-Shop Period Start Date until the Company’s receipt of the Company Shareholder Approval, if the Company Board has determined in good faith (after consultation with its financial advisor and legal counsel) that an Acquisition Proposal that did not result from any material breach of Section 8.4(c), either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board has determined in good faith (after consultation with its financial advisor and legal counsel) that the failure to take the actions contemplated by this Section 8.4(d) would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law, then, so long as the Company promptly (and in any event within 24 hours) notifies Parent of such determination, the Company may, directly or indirectly: (i) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to the Person making such a bona fide written Acquisition Proposal (and such Person’s Representatives and financing sources) subject to the terms and obligations of such Acceptable Confidentiality Agreement non-public information relating to the Company or any of its Subsidiaries and afford to such Person (and such Person’s Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to personnel, of the Company and its Subsidiaries, including to induce the making, submission or announcement of, or to knowingly encourage, knowingly facilitate or assist, a proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company will substantially concurrently provide to Parent, or provide Parent access to, any such non-public information concerning the Company and any of its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (ii) participate or engage in discussions or negotiations with such Person (and such Person’s Representatives and financing sources) with respect to such bona fide written Acquisition Proposal.

(e)            Except as provided by Section 8.4(f), at no time after the date hereof may the Company Board:

(i)            withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if any Acquisition Proposal is publicly announced and the Company Board fails to issue a public press release within ten Business Days of such public announcement reaffirming the Board Recommendation or stating that the Board Recommendation has not been changed, but in any event with two Business Days prior to the Company Shareholders Meeting);

(ii)            adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal;

(iii)            fail to publicly reaffirm the Board Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions);

(iv)            take any formal action or make any recommendation or public statement in connection with any tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to publicly recommend against any tender or exchange offer within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act;

(v)            fail to include the Board Recommendation in the Proxy Statement; or

(vi)            approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement (any action described in clauses (i) through (vi), a “Board Recommendation Change”);

provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 8.4(d) or Section 8.4(f) will constitute a Board Recommendation Change, so long as, in each case of (1) and (2), such determination or delivery is not publicly disclosed and is not otherwise in breach of this Section 8.4(e).

(f)            Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:

(i)            if the Company has received an Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board has concluded in good faith (after consultation with its financial advisor and legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 10.1(d)(i) or Section 10.1(d)(ii) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if, prior to taking either such action:

(A)	the Company Board determines in good faith (after consultation with its financial advisor and legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)	the Company, its Subsidiaries and its and their respective Representatives have not materially breached this Section 8.4(c) with respect to such Acquisition Proposal and such Acquisition Proposal did not arise from such breach;

(C)	the Company has provided written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board, has (I) received an Acquisition Proposal that has not been withdrawn, and specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal) and providing copies of the most recent versions of all proposed agreements relating to such proposal; and (II) it intends to take such action; and

(D)	prior to effecting such Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.4(f)(i)(D) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days); or

(ii)            other than in connection with an Acquisition Proposal that constitutes a Superior Proposal pursuant to clause (i) above, the Company Board may effect a Board Recommendation Change in response to any material Effect with respect to the Company that (A) was not known to the Company Board or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such Effect of which the magnitude or material consequences were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); and (B) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Ordinary Shares or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if and only if:

(A)	the Company Board determines in good faith (after consultation with its financial advisor and legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)	the Company has provided written notice to Parent at least four Business Days in advance to the effect that the Company Board, has (I) so determined; and (II) resolved to effect a Board Recommendation Change pursuant to this Section 8.4(f)(ii), which notice will specify the applicable Intervening Event in reasonable detail; and

(C)	prior to effecting such Board Recommendation Change, the Company and its Representatives, during such four Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law.

(g)            Notwithstanding anything to the contrary in this Section 8.4, any action, or failure to take action, that is taken by a director, officer or other Representative (acting on behalf of the Company) of the Company or any of its Subsidiaries in violation of this Section 8.4 shall be deemed to be a breach of this Section 8.4 by the Company. The Company will not authorize or direct any director, officer, consultant or employee of the Company to breach this Section 8.4, and upon becoming aware of any breach or threatened breach of this Section 8.4 by a Representative of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

(h)            From the date hereof until the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within twenty-four hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by it or any of its Representatives and shall provide, in connection with such notice, the material terms and conditions of any such proposal, indication of interest (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the Person making such proposal, indication of interest or offer and, if applicable, copies of any written proposal, indication of interest or offer, including proposed agreements or commitment letters) and thereafter shall keep Parent reasonably and promptly informed (and, in any event, within twenty-four (24) hours) of any material changes to the status and terms of any such proposal or offer (including any amendments thereto). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, the Company agrees that it will promptly (and, in any event, within twenty-four hours) notify Parent in writing if any inquires, proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives and shall provide, in connection with such notice, the material terms and conditions of any inquiry, proposal (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the Person making such inquiry, proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, inquiry, indication of interest or offer, including proposed agreements, or commitment letters) and thereafter shall keep Parent informed, on a reasonably prompt basis (and, in any event, within twenty-four hours), of any material changes to the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and any material changes to the status of any such discussions or negotiations.

Section 8.5             Takeover Statutes. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 8.6             Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Third Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Restricted Shares, Company RSU Awards, Company PSU Awards and Ordinary Shares held subject to the JSOP in the Third Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7             Stock Exchange Delisting; Deregistration. Prior to the Third Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NASDAQ to cause (a) the delisting of the Ordinary Shares and the Preferred Shares from the NASDAQ as promptly as practicable after the Third Effective Time and (b) the deregistration of the Ordinary Shares and the Preferred Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 8.8             Notification of Certain Matters; Transaction Litigation. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article X and the Third Effective Time, each of the Company and Parent shall promptly notify the other Party of any written notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions. Subject to applicable Law, the Company shall promptly notify Parent of (i) any shareholder demands, litigations, arbitrations or other similar actions (including derivative claims or notice of any demands received by the Company for appraisal of Dissenting Shares) commenced or, to the knowledge of the Company, threatened against the Company or any director or officer thereof relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep Parent promptly and reasonably informed regarding any Transaction Litigation, or (ii) any Proceeding commenced or, to the Company’s Knowledge, threatened in writing against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries with respect to the Transactions that is reasonably likely to result in the failure of any of the conditions set forth in Article IX to be satisfied. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert any legal privilege or work product protection. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in (a) the imposition of (1) any material obligation to be performed by, (2) any material liability on the Company (in excess of amounts reserved on the Company’s Financial Statements) or (3) any material restriction imposed against, the Company, Parent or any of their respective Affiliates or the operation of their businesses following the Third Closing Date or (b) an increase in insurance premiums or a denial or termination of coverage under the Company’s existing policies.

Section 8.9             Financing.

(a)            Prior to the Third Closing, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the proceeds under the Debt Financing and the Preferred Equity Financing on the terms and conditions contemplated by the Debt Commitment Letter and the Preferred Equity Commitment Letter, respectively (subject to replacement thereof in accordance with this Section 8.9(a)) (including any “flex” provisions applicable thereto), or, in Parent’s sole discretion, on other terms than those contained in the Debt Commitment Letter or the Preferred Equity Commitment Letter (including any “flex” provisions applicable thereto), in each case, which such other terms shall not (A) reduce the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (B) reduce the aggregate amount of the Preferred Equity Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (C) impose new or additional conditions precedent or expand any of the conditions to the receipt of the Debt Financing or (D) impose new or additional conditions precedent or expand any of the conditions to the receipt of the Preferred Equity Financing (any terms not in violation of clauses (A), (B), (C) and (D), the “Permitted Financing Terms”), including using reasonable best efforts to (i) enter into definitive written agreements no later than the Third Closing Date with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter or on other Permitted Financing Terms (such definitive agreements, the “Debt Financing Agreements”) and (y) enter into definitive written agreements no later than the Third Closing Date with respect to the Preferred Equity Financing on terms and conditions contained in the Preferred Equity Commitment Letter or on other Permitted Financing Terms (such definitive agreements, the “Preferred Equity Financing Agreements” and, together with the Debt Financing Agreements, the “Financing Agreements”), (E) taking into account the timing of the Third Closing, satisfy on a timely basis all obligations applicable to Parent under the Debt Commitment Letter and the Preferred Equity Commitment Letter that are within the control of Parent and, upon the satisfaction of all conditions applicable thereto, consummate and obtain the proceeds of the Debt Financing and the Preferred Equity Financing no later than at the Third Closing and (F) enforce its rights under the Debt Commitment Letter and the Preferred Equity Commitment Letter. Without the prior written consent of the Company, Parent shall not permit any amendment, replacement or modification to be made to, or any waiver of any provision or remedy under, (1) the Debt Commitment Letter, if such amendment, replacement, modification or waiver (A) reduces the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount; (B) imposes new or additional conditions precedent or expands any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Third Closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Third Closing Date less likely to occur; or (C) otherwise would reasonably be expected to (I) materially delay or prevent the Third Closing; (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Third Closing Date less likely to occur; or (III) adversely impact the ability of Parent to enforce its rights against any other party to the Debt Commitment Letter (the limitations set forth in this clause (1), the “Prohibited Debt Financing Amendments”); (2) the Preferred Equity Commitment Letter, if such amendment, replacement, modification or waiver (A) reduces the aggregate amount of the Preferred Equity Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount; (B) imposes new or additional conditions precedent or expands any of the conditions to the receipt of the Preferred Equity Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Third Closing or (II) make the timely funding of the Preferred Equity Financing or satisfaction of the conditions to obtaining the Preferred Equity Financing on or prior to the Third Closing Date less likely to occur; or (C) otherwise would reasonably be expected to (I) materially delay or prevent the Third Closing; (II) make the timely funding of the Preferred Equity Financing or satisfaction of the conditions to obtaining the Preferred Equity Financing on or prior to the Third Closing Date less likely to occur; or (III) adversely impact the ability of Parent to enforce its rights against any other party to the Preferred Equity Commitment Letter (the limitations set forth in this clause (2), the “Prohibited Equity Financing Amendments” and, together with the Prohibited Debt Financing Amendments, the “Prohibited Financing Amendments”) or (3) the Equity Commitment Letter. In the event that any portion of the Debt Financing or the Preferred Equity Financing necessary to fund the Required Funding Amount becomes unavailable to Parent on the terms and conditions (including any “flex” provisions applicable thereto) set forth in the Debt Commitment Letter or the Preferred Equity Commitment Letter, Parent will promptly notify the Company and will use its reasonable best efforts to obtain alternative financing as promptly as reasonably practicable thereafter on terms and conditions, taken as a whole, no less favorable to Parent than those contained in the Debt Commitment Letter or the Preferred Equity Commitment Letter on the date hereof (including any “flex” provisions applicable thereto), taken as a whole, or, in Parent’s sole discretion, on other terms than those contained in the Debt Commitment Letter or the Preferred Equity Commitment Letter (including any “flex” provisions applicable thereto), in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the (x) Debt Financing still available and all other sources of proceeds, to fund the Required Funding Amount (the “Alternative Debt Financing” with any such Alternative Debt Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Debt Financing Fee Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Agreements”) or (y) Preferred Equity Financing still available and all other sources of proceeds, to fund the Required Funding Amount (the “Alternative Preferred Equity Financing” and, together with the Alternative Debt Financing, the “Alternative Financing”, with such Alternative Preferred Equity Financing being deemed to constitute “Preferred Equity Financing”, the preferred equity commitment letter with respect thereto being deemed to constitute a “Preferred Equity Commitment Letter”, the fee letter or closing payment letter with respect thereto being deemed to constitute a “Preferred Equity Commitment Letter” and the definitive documentation with respect thereto being deemed to constitute the “Preferred Equity Financing Agreements”); provided that, without the prior written consent of the Company, such Alternative Financing shall not affect any Prohibited Financing Amendments. Parent shall deliver to the Company true, correct and complete copies of (i) the executed debt commitment letter with respect to such Alternative Debt Financing (and the related fee letter, which may be redacted in the manner set forth in Section 5.7) promptly following the execution thereof and (ii) the executed preferred commitment letter with respect to such Alternative Preferred Equity Financing (and the related fee letter or closing payment letter, which may be redacted in a manner set forth in Section 5.7) promptly with the execution thereof. Parent shall give the Company prompt written notice of (i) any breach by any party to the Commitment Letters of any material provision which Parent has become aware, (ii) the early expiration or termination in writing (or attempted or purported early termination in writing, whether or not valid) of the Debt Commitment Letter, (iii) the early expiration or termination in writing (or attempted or purported early termination in writing, whether or not valid) of the Preferred Equity Commitment Letter, (iv) any written or electronic (including email) notice or communication by (a) any Debt Financing Source (excluding ordinary course negotiations of the Debt Financing) with respect to any actual or threatened breach, default (or allegation thereof), repudiation by any party to the Debt Commitment Letter or any refusal to provide, or stated intent that it will not provide any portion of the Debt Financing contemplated by the Debt Commitment Letter that is necessary to fund the Required Funding Amount or (b) any Preferred Equity Financing Source (excluding ordinary course negotiations of the Preferred Equity Financing) with respect to any actual or threatened breach, default (or allegation thereof), repudiation by any party to the Preferred Equity Commitment Letter or any refusal to provide, or stated intent that it will not provide any portion of the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letter that is necessary to fund the Required Funding Amount or (v) Parent’s good faith belief, for any reason, that it is reasonably likely that it may no longer be able to obtain all or any portion of any Financing necessary to fund the Required Funding Amount on the terms and conditions described in the Commitment Letters and shall otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing upon the written request of the Company. Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall Parent be required to share any information with the Company that is subject to attorney client or other privilege (provided, that Parent shall use reasonable best efforts to provide such information in a manner that would not jeopardize such privilege) and (ii) in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to (I) seek equity financing from any source (other than the Equity Financing) or (II) pay any fees or agree to pay any interest rate amounts or original issue discount, in each case, in excess of those contemplated by the Debt Commitment Letter or the Preferred Equity Commitment Letter (including any “flex” provisions applicable thereto) (whether to secure waiver of any conditions contained therein or otherwise).

(b)            Prior to the Third Closing, the Company shall provide, and shall cause each of its Subsidiaries to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, such cooperation in connection with the arrangement or consummation of the Debt Financing and the Preferred Equity Financing and, if requested, in seeking to obtain the Specified Amendments, as promptly as reasonably practicable after the date hereof, in each case, as may be reasonably requested by Parent, including to use reasonable best efforts in (i) making available to Parent, its advisors, its Debt Financing Sources and its Preferred Equity Financing Sources such financial and other pertinent information regarding the Company and each of its Subsidiaries as may be reasonably requested by Parent, its advisors, its Debt Financing Sources or its Preferred Equity Financing Sources, including (I) such information as is necessary to allow Parent, its advisors, its Debt Financing Sources and its Preferred Equity Financing Sources to prepare pro forma financial statements, lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing and the Preferred Equity Financing and (II) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information); (ii) assisting with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing and causing management and Representatives of the Company and its Subsidiaries (with appropriate seniority and expertise) to participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and otherwise assisting in the marketing efforts of Parent and its Debt Financing Sources; (iii) delivering, at least four Business Days prior to Closing, all documentation and other information as is reasonably requested by Parent, its advisors, its Debt Financing Sources or its Preferred Equity Financing Sources at least nine Business Days prior to Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230 to the Debt Financing Sources or Preferred Equity Financing Sources that has reasonably requested such certification); (iv) assisting with Parent’s preparation, negotiation and execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Third Closing; (v) facilitating the pledging of, the granting of security interests in and obtaining perfection of any liens on collateral of the Company and its Subsidiaries (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the Company and its Subsidiaries (if any)), in each case, to the extent required under the Debt Commitment Letter and effective no earlier than the Third Closing; and (vi) furnishing Parent with the historical financial statements regarding Company and its Subsidiaries as identified in and within the time periods required to satisfy the condition set forth in in clauses (a) and (b) in each of Paragraph 2 of Exhibit D of the Debt Commitment Letter and Paragraph 2 of Exhibit C of the Preferred Equity Commitment Letter, in each case, as in effect on the date hereof and, in any event, no later than the Third Closing Date (it being understood and agreed that this clause (vii) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (b)); provided, however, that nothing in this Section 8.9 will require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to pay any fees or reimburse any expenses prior to the Third Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) require the Company or any of its Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Debt Financing and the Preferred Equity Financing that are effective prior to the Third Closing, (C) provide in connection with the Debt Financing and the Preferred Equity Financing any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged (provided, that the Company shall use reasonable best efforts to provide such cooperation in a manner that would not be prohibited or restricted under applicable Law or jeopardize such privilege), (D) take any action which would result in the Company or any of its Subsidiaries or any of its or their respective Affiliates incurring any liability with respect to matters relating to the Debt Financing or the Preferred Equity Financing or cause any director, officer or employee of the Company or any of its Subsidiaries or any of its or their respective Affiliates or Representatives to incur any personal liability in connection with the Debt Financing or the Preferred Equity Financing, (E) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates or could cause any condition to the Third Closing to fail to be satisfied, (F) conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under the Company’s or any of its Subsidiaries’ respective Organizational Documents as in effect as of the date hereof, or any applicable Law or Material Contracts (to the extent not entered into in contemplation of this Section 8.9(a)), (G) provide access to or disclose information that the Company or any of its Affiliates reasonably determines could reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of its Affiliates (provided, that the Company shall use reasonable best efforts to provide such cooperation in a manner that would not jeopardize such privilege or conflict with such obligations), (H) provide (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Debt Financing or the Preferred Equity Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), or (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing or the Preferred Equity Financing (which items (1) through (3) shall be the sole responsibility of Parent) or (I) unreasonably interfere with the ongoing business operations of the Company and its Subsidiaries. Notwithstanding the foregoing, (i) neither the Company nor its officers or employees shall be required to execute or enter into any agreement with respect to the Debt Financing or the Preferred Equity Financing (other than (x) those officers or employees continuing in such roles after the Third Closing, and solely with respect to agreements contingent upon the Third Closing and that would not be effective prior to the Third Closing and (y) the customary authorization letters referred to above included in any marketing materials for the Debt Financing), and (ii) no directors of the Company or its Subsidiaries shall be required to approve, adopt, execute or enter into or perform any agreement with respect to the Debt Financing and the Preferred Equity Financing that is not contingent upon the Third Closing or that would be effective prior to the Third Closing (other than those directors continuing in such roles after the Third Closing, and solely with respect to agreements contingent upon the Third Closing and that would not be effective prior to the Third Closing).

(c)            The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing and the Preferred Equity Financing; provided that such logos shall be used solely in a manner that is not intended to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.

(d)            Upon the earlier of the Third Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly reimburse the Company and its Subsidiaries and its and their respective Representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 8.9.

(e)            Parent shall indemnify and hold harmless each of the Company and its Subsidiaries and its and their respective Representatives from and against any and all losses and other liabilities suffered or incurred by any of them in connection with the arrangement and preparation of each of the Debt Financing and the Preferred Equity Financing and any information used in connection therewith, in each case other than as a result of (i) information provided by or on behalf of the Company and/or its Subsidiaries expressly for use in connection with (a) the Debt Financing that is determined to be materially false or misleading or (b) the Preferred Equity Financing that is determined to be materially false or misleading and/or (ii) fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person or Representative.

(f)            All non-public or otherwise confidential information provided by the Company or any of its Subsidiaries or any of its or their respective Representatives pursuant to this Section 8.9 shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Confidentiality Agreement is hereby amended to permit Parent and its Representatives (as defined therein) to disclose such information to Parent’s prospective and current debt and equity financing sources (including the Debt Financing Sources, Preferred Equity Financing Sources, rating agencies and investors in connection with obtaining the Debt Financing, Preferred Equity Financing or any direct or indirect equity financing) without the Company’s consent, subject to the recipient thereof entering into customary confidentiality undertakings with respect to such information (including in the form of a customary click-through confidentiality undertaking).

(g)            The parties hereto understand and agree that all obligations of the parties relating to the Specified Amendments and the Financing under this Agreement shall be governed exclusively by this Section 8.9.

(h)            Notwithstanding anything herein to the contrary, it is understood and agreed that a breach of this Section 8.9 shall only be considered for purposes of the satisfaction of the condition precedent set forth in Section 9.2(a) to the extent (i) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 8.9 in order to cure such breach, (ii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Outside Date to consummate the Debt Financing and/or the Preferred Equity Financing and (iii) such breach of this Section 8.9 has caused, in whole or in part, the Debt Financing and/or the Preferred Equity Financing not to be obtained (which shall be determined, for the avoidance of doubt, without regard to whether the Specified Amendments have been obtained).

(i)            Notwithstanding anything herein to the contrary, Parent hereby acknowledges and agrees that obtaining the Debt Financing, the Preferred Equity Financing and/or any Specified Amendment is not a condition to the Third Merger or the Third Closing or to Parent’s and Parent Merger Sub’s obligations, covenants or agreements under this Agreement, including payment of the aggregate Total Cash Consideration and payments pursuant to Section 2.10.

Section 8.10             Treatment of Certain Indebtedness.

(a)            Prior to the Effective Time, the Company shall take all actions as may be reasonably required in accordance with, and subject to, the terms of Article 9 of each of the Senior Indenture and Junior Indenture to effect the Transactions, including delivery of any supplemental indentures, legal opinions, officers’ certificates, press releases or other documents or instruments required to comply with the Indentures or applicable Law.

(b)            The Company shall deliver to Parent at least 3 Business Days prior to the Third Closing Date a draft payoff letter and prior to the Effective Time a final payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Indebtedness set forth on Section 8.10(b) of the Company Disclosure Schedules (the “Subject Indebtedness”; provided, that, to the extent a Specified Amendment is obtained with respect any individual items of Subject Indebtedness, such item shall cease to constitute Subject Indebtedness for purposes hereof) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) and payment instructions for the same (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all liens and guarantees in connection with the Subject Indebtedness, if any, shall be released and terminated upon payment of the Payoff Amount on the Third Closing Date.

(c)            Prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) not knowingly or intentionally take (or fail to take) any actions that would violate any Existing Material Credit Agreement, (ii) use its reasonable best efforts to not take (or fail to take) any actions that would be reasonably likely to result in a Specified Debt Event of Default; provided, that, notwithstanding anything herein to the contrary, it is understood and agreed that a breach of the foregoing clause (i) or clause (ii) shall, solely for purposes of the satisfaction of the condition precedent set forth in Section 9.2(a), be deemed to occur only to the extent a Debt Event of Default has occurred and the Company or any Subsidiary of the Company has been Notified thereof following such action (or lack of action) and (iii) upon being Notified of such Event of Default use its reasonable best efforts to (in consultation with Parent) cure or otherwise remedy such Debt Event of Default prior to the Third Closing Date. The Company shall (i) promptly provide written notice to Parent of any Debt Event of Default of upon being Notified of a Debt Event of Default and (ii) keep Parent reasonably updated with respect to discussions, negotiations and any other developments regarding the resolution of such Debt Event of Default.

Section 8.11             Third-Party Consents. Each of Parent and the Company shall use its, and the Company shall cause its Subsidiaries to use their, commercially reasonable efforts to obtain prior to the Third Closing all consents required under any Contract to which the Company or any of its Subsidiaries is bound (the “Third-Party Consents”) that are reasonably necessary to be obtained in order to consummate the transactions contemplated by this Agreement, including the Third-Party Consents set forth Section 8.11 of the Company Disclosure Schedules; provided, that that Company shall not be required to take or agree to any actions in connection with obtaining Third-Party Consents that are not conditioned upon consummation of the Transactions. Neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, (a) make any payment of a consent fee or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify or waive any such Contract or any provisions thereunder or (c) agree or commit to do any of the foregoing, in each case, for the purposes of obtaining any Third-Party Consent, without the prior consent of Parent. Notwithstanding anything herein to the contrary, nothing contained in this Section 8.11, express or implied, shall be construed to apply in respect of any of the Required Consents, which shall be governed exclusively by Section 8.1.

Section 8.12             Related Person Transactions. With respect to those Related Person Transactions that have been disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s most recent Form 10-K or proxy statement pertaining to an annual meeting of stockholders, the Company shall terminate (and shall cause its Subsidiaries and Affiliates to) terminate, or cause to be terminated, with no further liability or obligation of the Company or any of its Subsidiaries, in each case, in form and substance reasonably acceptable to Parent, at or prior to the Third Closing, all such Related Person Transactions set forth on Section 8.12(a) of the Company Disclosure Schedules.

Section 8.13             Intended Tax Treatment. The Parties agree that for U.S. federal income (and applicable state and local) tax purposes (i) the existence of New Company Holdco shall be disregarded as transitory, (ii) the First Merger and the Second Merger, taken together, shall be treated as a partial redemption of the Ordinary Shares in exchange for the First Merger Cash Consideration in a transaction that is subject to Section 302(b) of the Code (the “Redemption”) and (iii) the Redemption, together with the Third Merger, shall be treated as a single integrated transaction, pursuant to Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Revenue Ruling 75-447, 1975-2 C.B. 113, such that the Redemption qualifies for sale or exchange treatment under Section 302(b)(3) of the Code, except to the extent any shareholder, actually or constructively, owns an interest in the Third Surviving Company immediately after the Third Closing. Alternatively, the Parties agree that for U.S. federal income (and applicable state and local) tax purposes, the First Merger and Second Merger, taken together, shall be treated as a reorganization with the meaning of Section 368(a)(1)(E) of the Code (and this agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g)) pursuant to which the First Merger Cash Consideration is treated as “other property” within the meaning of Section 356(a)(1) of the Code that does not have the effect of a dividend within the meaning of Section 356(a)(2), except to the extent any shareholder, actually or constructively, owns an interest in the Third Surviving Company immediately after the Third Closing. The Parties shall report the transactions contemplated by this Agreement (including, for the avoidance of doubt, on all Tax Returns) in a manner consistent with this Section 8.13, except as otherwise required pursuant to a final determination (within the meaning of Section 1313 of the Code) of a Governmental Entity.

Article IX
CONDITIONS TO THE MERGERS

Section 9.1             Conditions to the Obligations of Each Party. The obligations of the Company Parties, Parent and Parent Merger Sub to consummate each of the Mergers are subject to the satisfaction (or, to the extent permitted by Law and agreed by the Parties, waiver) of the following conditions:

(a)            each of the Company Shareholder Approval and New Company Holdco Shareholder Approval has been obtained; and

(b)            there shall not be (A) any Order restraining, enjoining or otherwise preventing the consummation of the Mergers issued by any Governmental Entity having jurisdiction over any Party that remains in effect, nor (B) any Law promulgated, enacted, issued or deemed applicable to the Mergers by any Governmental Entity having jurisdiction over any Party that prohibits or makes illegal the consummation of the Mergers that remains in effect.

Section 9.2             Additional Conditions to the Obligations of Parent and Parent Merger Sub. The obligations of Parent and Parent Merger Sub to consummate each of the Mergers are subject to the satisfaction (or, to the extent permitted by Law and agreed by Parent and Parent Merger Sub, waiver) of the following conditions:

(a)            the Company shall have (x) complied with the covenant set forth in Section 6.1(c) in all respects other than De Minimis Inaccuracies by it as of or prior to the Third Effective Time, (y) performed in all material all of its obligations, covenants and agreements under this Agreement required to be performed by it as of or prior to the First Effective Time and (z) performed all of its obligations, covenants and agreements under this Agreement required to be performed to effect the Mergers by it as of or prior to the Third Effective Time;

(b)            the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4(a) (Non-Contravention with Company Charter or Company Bye-Laws), Section 4.22 (Brokers; Financial Advisors), Section 4.23 (Opinion of Financial Advisor) and the second sentence of Section 4.24 (Takeover Statutes), shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the First Closing Date as if made at and as the First Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c)            the representations and warranties of the Company set forth in Section 4.5(a) (Capitalization) and the first sentence of Section 4.24 (Rights Agreements) shall be true and correct in all respects at and as of the applicable Closing Date as if made at and as of the Third Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (other than, in the case of Section 4.5(a) (Capitalization), De Minimis Inaccuracies);

(d)            the representations and warranties of the Company set forth in this Agreement (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the First Closing Date as if made at and as the First Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect;

(e)            since the date of this Agreement until the First Effective Time, there shall not have occurred any Company Material Adverse Effect that is continuing;

(f)            Parent and Parent Merger Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer, dated as of the applicable Closing Date, confirming that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 9.2 have been satisfied;

(g)            (i) any applicable waiting period under any Antitrust Law set forth on Section 9.2(g)(i) of the Company Disclosure Schedules relating to each of the Mergers shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities set forth on Section 9.2(g)(ii) of the Company Disclosure Schedules have been obtained, in the case of each of clauses (i) and (ii), without the imposition of a Burdensome Condition; and

(h)            no Specified Debt Event of Default has occurred and is continuing.

Section 9.3             Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate each of the Mergers are subject to the satisfaction (or, to the extent permitted by Law and agreed by the Company, waiver) of the following conditions:

(a)            Parent shall have performed in all material respects all of its obligations, covenants and agreements under this Agreement required to be performed by it as of or prior to the Third Effective Time;

(b)            the representations and warranties of Parent and Parent Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Third Closing Date as though made at and as of the Third Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect;

(c)            the Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated as of the Third Closing Date, confirming that the conditions set forth in subparagraphs (a) and (b) of this Section 9.3 have been satisfied;

(d)            (i) any applicable waiting period under any Antitrust Law set forth on Section 9.2(g)(i) of the Company Disclosure Schedules relating to each of the Mergers shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities set forth on Section 9.2(g)(ii) of the Company Disclosure Schedules have been obtained; and

(e)            the aggregate cash consideration that had been paid or caused to be paid in respect of the First Merger, including pursuant to Section 2.10, equaled the Aggregate First Merger Amount in full (provided that, if the aggregate cash consideration that had been paid or caused to be paid in the First Merger did not equal the Aggregate First Merger Amount, this condition may be satisfied by Parent, following delivery by Parent of the True-Up Notice, pursuant to Section 10.1(d)(v)).

Article X
TERMINATION

Section 10.1          Termination. This Agreement may be terminated:

(a)            prior to the Third Effective Time, by mutual written consent of the Company and Parent:

(b)            prior to the First Effective Time by either the Company or Parent:

(i)            if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Shareholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the failure to obtain the Company Shareholder Approval;

(ii)            if the Third Closing has not yet occurred by July 29, 2025 (such date, as may be automatically extended pursuant to clause (1) and/or clause (2) of the following proviso, the “Outside Date”); provided, however, that (1) if (A) the Third Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 9.2(g) and (B) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the applicable Closing, each of which is capable of being satisfied at the applicable Closing) or (to the extent permitted by Law) waived, the Outside Date will be automatically extended by six (6) months and (2) if (A) the Third Closing has not occurred by such date (as the same may be extended pursuant to the foregoing clause (1)) by reason of nonsatisfaction of the condition set forth in Section 9.2(h), the Outside Date will be automatically extended to the date that is 60 calendar days following the date on which the Company or any Subsidiary of the Company is Notified of a Debt Event of Default; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the failure of the Third Closing to occur on or before the Outside Date;

(iii)            if there shall have be (A) any Order restraining, enjoining or otherwise preventing the consummation of the Mergers issued by any Governmental Entity having jurisdiction over any Party that remains in effect and is final and nonappealable, or (B) any Law promulgated, enacted, issued or deemed applicable to the Mergers by any Governmental Entity having jurisdiction over any Party that prohibits or makes illegal the consummation of the Mergers that remains in effect; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to perform any obligation, covenant or agreement under this Agreement has proximately caused, or resulted in, the issuance of such Order or promulgation, enactment, issuance or deemed applicability of such Law or the failure of such Order or Law to be resisted, resolved or lifted; or

(c)            prior to the First Effective Time by Parent:

(i)            if at any time prior to, but not after, the time the Company Shareholder Approval is obtained, if there shall have been a Board Recommendation Change; or

(ii)            if there shall have been a breach or failure to perform by the Company of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement, which breach or failure would result in a failure to satisfy a condition set forth in Section 9.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) 30 calendar days after the giving of written notice to the Company of such breach and (B) the Outside Date (a “Company Terminable Breach”), but only if Parent or Parent Merger Sub are not then in Parent Terminable Breach.

(iii)            if there shall have occurred a Specified Debt Event of Default that would result in a failure to satisfy a condition set forth in Section 9.2(h), and in such case such Specified Debt Event of Default shall be incapable of being cured prior to the Outside Date, as reasonably determined by the Company following consultation, in good faith, with Parent, which determination shall be conclusive, or if capable of being cured prior to the Outside Date, shall not have been cured by the Outside Date.

(d)            prior to the First Effective Time by the Company:

(i)            at any time prior to the No-Shop Period Start Date, in order to substantially concurrently enter into a definitive written agreement providing for a Superior Proposal, but only if (A) the Company has not materially breached Section 8.4 with respect to such Superior Proposal and (B) concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Go-Shop Termination Fee pursuant to Section 10.3(b);

(ii)            at any time after the No-Shop Period Start Date but prior to receipt of the Company Shareholder Approval, in order to substantially concurrently enter into a definitive written agreement providing for a Superior Proposal, but only if (A) the Company has not materially breached Section 8.4 with respect to such Superior Proposal and (B) concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Company Termination Fee pursuant to Section 10.3(b);

(iii)            if there shall have been a breach or failure to perform by Parent or Parent Merger Sub of any of their respective representations, warranties, obligations, covenants or agreements contained in this Agreement, which breach or failure would result in a failure to satisfy a condition set forth in Section 9.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) 30 calendar days after the giving of written notice to Parent of such breach and (B) the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach;

(iv)          if (A) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing, but subject to such conditions being able to be satisfied) have been and continue to be satisfied, (B) the First Merger fails to be consummated on the date the First Closing should have occurred pursuant to Section 2.4, (C) the Company has provided irrevocable written notice to Parent at least two Business Days prior to such termination that all conditions set forth in Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the fulfillment or valid waiver of those conditions at the First Closing; provided, that such conditions are capable of being satisfied if the First Closing were to occur at such time) or that it is willing to waive any unsatisfied conditions in Section 9.3, and that it is prepared, willing and able to effect the First Closing and will effect the First Closing, (D) the Company has notified Parent in writing that it stands ready, willing and able to consummate the Transactions and (E) the First Merger shall not have been consummated by the end of the later of (x) the tenth (10) Business Day following the date of delivery of such notice and (y) the date on which the First Closing should have occurred pursuant to Section 2.4;

(v)            if prior to the First Closing, the Company reasonably determines in good faith that the condition in Section 9.3(e) is not reasonably likely to be satisfied, but only if the Company has complied in all respects with its obligations under Section 6.4; provided that, prior to any such termination by the Company, the Company shall provide Parent with written notice of its intention to terminate at least ten (10) Business Days prior to such termination and Parent has not, acting in its sole discretion, elected, by providing written notice to the Company within such ten (10) Business Day period (the “True-Up Notice”), to increase the aggregate Third Merger Cash Consideration by an amount equal to the difference between the Aggregate First Merger Amount and the aggregate amount that would be paid in the First Merger (for the avoidance of doubt, disregarding any reduction to such aggregate amount for any amounts required to be deducted or withheld in accordance with Section 3.3), as reasonably determined in good faith by the Company, in which case the condition in Section 9.3(e) shall be deemed satisfied and the Company may not terminate this Agreement pursuant to this Section 10.1(d)(v) so long as Parent delivers an irrevocable commitment to the Company with respect to such increase within ten (10) Business Days following delivery of Parent’s written notice.

Section 10.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying in reasonable detail the provision hereof pursuant to which such termination is made and this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that (a) the Confidentiality Agreement, this Section 10.2, Section 10.3, Article I and Article XI shall survive the termination of this Agreement and (b) except as provided in Section 10.3(e) and Section 10.3(f), no such termination shall relieve any Party of any liability or damages resulting from any Willful and Material Breach by that Party of this Agreement or fraud, in each case, prior to such termination.

Section 10.3          Expenses and Other Payments.

(a)            Except as otherwise provided in this Agreement, including in Section 8.1(b), or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Third Merger shall be consummated.

(b)

(i)            If this Agreement is terminated by (x) by Parent pursuant to Section 10.1(c)(i) during the Go-Shop Period, solely as a result of a Board Recommendation Change arising out of an Acquisition Proposal, or (y) the Company pursuant to Section 10.1(d)(i), then the Company shall pay or cause to be paid to Parent (or its designee) the Go-Shop Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent in the case of clause (x), not later than the second Business Day following such termination and, in the case of clause (y), concurrently with such termination.

(ii)            If this Agreement is terminated (x) by Parent pursuant to Section 10.1(c)(i) (1) after the No-Shop Period Start Date, solely as a result of a Board Recommendation Change arising out of an Acquisition Proposal, or (2) at any time as a result of a Board Recommendation Change arising out of an Intervening Event or (y) by the Company pursuant to Section 10.1(d)(ii), then the Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent, in the case of clause (x), not later than the second Business Day following such termination and, in the case of clause (y), concurrently with such termination.

(iii)           If (A) after the date of this Agreement, an Acquisition Proposal shall have been made to the Company or shall have been publicly made directly to the holders of Shares generally or shall have otherwise become publicly known (and, in any such case, whether or not such Acquisition Proposal is conditional or withdrawn), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii), and (C) prior to the date that is 12 months after such termination, the Company consummates an Acquisition Proposal or the Company enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent upon the earlier of (i) the date of consummation of such Acquisition Proposal or (ii) the entry into a definitive agreement with respect to such Acquisition Proposal. For purposes of clause (C), all references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%.”

(c)            If this Agreement is terminated (x) by the Company pursuant to Section 10.1(d)(iii) or (y) by the Company pursuant to Section 10.1(d)(iv) Parent shall pay or cause to be paid to the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to the Company not later than the fifth Business Day following such termination or (ii) by Parent pursuant to Section 10.1(c)(iii); provided, that the Company shall have complied in all respects with Section 8.10(c), Parent shall pay or cause to be paid to the Company the Debt Event of Default Termination Fee in cash by wire transfer of immediately available funds to the Company not later than the fifth Business Day following such termination.

(d)            The Parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Parent Merger Sub would not enter into this Agreement and (iii) each of the Company Termination Fee, Go-Shop Termination Fee, the Parent Termination Fee and the Debt Event of Default Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to Section 10.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in Section 10.3, such paying Party shall pay the other Party the amount of the reasonable and documented out-of-pocket costs and expenses of the other Party in connection with such suit; provided, that in no event shall a Party be required to pay an amount of such costs and expenses exceeding $5,000,000 in the aggregate (the “Enforcement Costs Cap”).

(e)            Parent and Parent Merger Sub agree that, upon any termination of this Agreement pursuant to Section 10.1 under circumstances where the Company Termination Fee or Go-Shop Termination Fee is payable by the Company pursuant to this Section 10.3 and such Company Termination Fee or Go-Shop Termination Fee, as applicable, is paid in full, except as provided in Section 10.2 and Section 11.10, or in the case of fraud, (i) Parent, Parent Merger Sub, the Equity Investors, the Guarantors, the Debt Financing Sources, the Preferred Equity Financing Sources or any other financing sources of Parent or Parent Merger Sub or any of the foregoing’s respective former, current or future, direct or indirect, directors, officers, employees, partners, managers, equityholders, members, stockholders, advisors, Affiliates, Representatives, successors or assigns (collectively, the “Parent Related Parties”) shall be precluded from any other remedy against the Company or the Company Related Parties, at law or in equity or otherwise relating to or arising out of this Agreement or the Transactions (including in connection with Willful and Material Breach or fraud), (ii) none of Parent or the Parent Related Parties shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective former, current or future, direct or indirect, directors, officers, employees, partners, managers, equityholders, members, shareholders, advisors, Affiliates or its or their respective Representatives, successors or assigns (collectively, the “Company Related Parties”) in connection with this Agreement or the Transactions, (iii) Parent’s receipt of the payment of the Company Termination Fee or Go-Shop Termination Fee, as applicable, pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof shall constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated (including in connection with Willful and Material Breach or fraud), and (iv) upon payment of the Company Termination Fee or Go-Shop Termination Fee, as applicable, pursuant to Section 10.3 in circumstances where such fee is properly payable pursuant to the terms thereof, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including in connection with Willful and Material Breach or fraud (except that the Company shall also be obligated with respect to Section 10.3(d) subject to the Enforcement Costs Cap). In no event shall the Company be required to pay the Company Termination Fee or Go-Shop Termination Fee on more than one occasion or both the Company Termination Fee and Go-Shop Termination Fee and in no event shall the Company be liable for any amount in excess of the Company Termination Fee (including in connection with Willful and Material Breach or fraud).

(f)            The Company agrees that, upon any termination of this Agreement pursuant to Section 10.1 under circumstances where the Parent Termination Fee or the Debt Event of Default Termination Fee is payable by Parent pursuant to this Section 10.3 and such Parent Termination Fee or Debt Event of Default Termination Fee is paid in full, except as provided in Section 11.10, or in the case of fraud, (i) the Company Related Parties shall be precluded from any other remedy against Parent or the Parent Related Parties, at law or in equity or otherwise relating to or arising out of this Agreement or the Transactions (including in connection with Willful and Material Breach or fraud), (ii) none of the Company or the Company Related Parties shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties in connection with this Agreement or the Transactions (including in connection with Willful and Material Breach or fraud), (iii) the Company’s receipt of the payment of the Parent Termination Fee or Debt Event of Default Termination Fee pursuant to Section 10.3 in circumstances where such fee is payable pursuant to the terms thereof shall constitute the sole and exclusive remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated (including in connection with Willful and Material Breach or fraud), and (iv) upon payment of the Parent Termination Fee or Debt Event of Default Termination Fee pursuant to Section 10.3 in circumstances where such fee is payable pursuant to the terms thereof, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including in connection with Willful and Material Breach or fraud (except that Parent and Parent Merger Sub shall also be obligated with respect to Section 10.3(d) subject to the Enforcement Costs Cap). Notwithstanding the foregoing, but subject to the last three sentences of this Section 10.3(f), it is explicitly agreed that (A) the Company shall have the rights pursuant to and subject to the terms and conditions of Section 11.10, (B) the express counterparties to the Confidentiality Agreement shall remain obligated for, and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement, (C) nothing in this Section 10.3 shall limit or otherwise affect the Guarantors’ obligations under, and pursuant to the express terms and subject to the conditions of, the Guarantee and (D) Parent and Parent Merger Sub shall remain liable hereunder, and the Guarantors shall remain liable under the Guarantee, for any obligations of Parent to pay fees or expenses pursuant to Section 10.3(d) (subject to the Enforcement Costs Cap) and the expense reimbursement and indemnification obligations of Parent contained in Section 8.9. In no event (x) shall Parent be required to pay the Parent Termination Fee or Debt Event of Default Termination Fee on more than one occasion, (y) shall Parent be required to pay both the Parent Termination Fee and the Debt Event of Default Termination Fee and (z) shall Parent be liable for any amount in excess of the Parent Termination Fee or the Debt Event of Default Termination Fee, in either case, including in connection with Willful and Material Breach or fraud. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, while the Company may pursue both (x) a grant of specific performance or other equitable relief, in each case in accordance with and subject in all respects to Section 11.10(b) and this Section 10.3(f), and (y) payment of the Parent Termination Fee under Section 10.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Third Closing to occur or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of all or any portion of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 10.3(c), on the other hand. In furtherance of the foregoing, in no event will the Company or any Company Related Party seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary reward in excess of the Parent Termination Fee or the Debt Event of Default Termination Fee, as applicable, against Parent or any Parent Related Party (including in connection with Willful and Material Breach or fraud), and in no event will the Company or any Company Related Party be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages (including in connection with Willful and Material Breach or fraud), in excess of the Parent Termination Fee or the Debt Event of Default Termination Fee against Parent or any Parent Related Party for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby and thereby (including any breach by Parent, Parent Merger Sub or the Guarantors), the termination of this Agreement, the failure to consummate the Third Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

Article XI
MISCELLANEOUS

Section 11.1          Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by registered mail (return receipt requested) or by courier or express delivery service, (c) upon receipt if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) at 9:00 a.m. recipient’s local time on the Business Day following transmission if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Parent Merger Sub, to:

Elk Bidco Limited

2100 McKinney Ave Suite 1500

Dallas, TX 75201

Attention:	Joshua Peck

Sixth Street Legal

Email:	[***]

[***]

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Elizabeth A. Cooper
Katherine Krause
Email:	[***]
[***]

if to the Company Parties, to:

Enstar Group Limited

A.S. Cooper Building, 4th Floor

26 Reid Street

Hamilton HM11

Bermuda

Attention: Elizabeth DaSilva

Email: [***]

with copies to (which shall not constitute notice):

Enstar Group Limited

A.S. Cooper Building, 4th Floor

26 Reid Street

Hamilton HM11

Bermuda

Attention: Audrey Taranto, General Counsel

Email:  [***]

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Attention:	Krishna Veeraraghavan
Benjamin M. Goodchild
Email:	[***]
[***]

and

Hogan Lovells US LLP
1735 Market Street, 23rd Floor

Philadelphia, PA 19103

Attention:	Bob Juelke
Email:	[***]

Section 11.2           Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement, shall survive the Third Effective Time or, except as otherwise provided in Section 10.2, any termination of this Agreement, as the case may be. This Section 11.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Third Effective Time.

Section 11.3           Amendments; No Waivers.

(a)            Any provision of this Agreement (including the Exhibits, Company Disclosure Schedules and Parent Disclosure Schedules hereto) may be amended or waived prior to the Third Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company Parties, Parent and Parent Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment to the provisions of this Agreement that by Law would require further approval by the holders of Shares without such approval.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.4           Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, (i) Parent and Parent Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their respective Affiliates and (ii) Parent may collaterally assign its rights hereunder to any of the Debt Financing Sources; provided that no such assignment shall relieve Parent or Parent Merger Sub, as applicable, of its obligations under this Agreement; provided, further, that no such assignment shall be permitted to the extent such assignment would reasonably be expected to materially delay or materially impede the consummation of the Transactions.

Section 11.5           Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b)            Each Party irrevocably agrees that any Proceeding with respect to this Agreement or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts, and each Party hereby irrevocably submits with respect to any Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(c), (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

Section 11.6           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.7          Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits, Company Disclosure Schedules and Parent Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. Except for the provisions of (a) the rights of the former holders of Shares to receive the Total Cash Consideration payable pursuant to Article II and the rights of the former holders of Company Restricted Shares, Company RSU Awards or Company PSU Awards and the beneficiary of the Ordinary Shares held subject to the JSOP to receive the amounts payable pursuant to Section 2.10, (b) Section 7.1 (which from and after the Third Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives) and (c) the rights of the Parent Related Parties and the Company Related Parties pursuant to Section 10.3 and Section 11.14 hereunder, no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties hereto. The Parties further agree that the rights of third-party beneficiaries under clause (a) of the prior sentence of this Section 11.7 shall not arise unless and until the Third Effective Time occurs.

Section 11.8          Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.9          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 11.10         Specific Performance.

(a)            The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Parties acknowledge and hereby agree that, prior to any termination of this Agreement and subject to Section 10.3(c), Section 10.3(f), Section 11.10(b), and Section 11.10(d), in the event of any breach or threatened breach by Parent, Parent Merger Sub or any of the Company Parties of any of their respective obligations, covenants and agreements under this Agreement, Parent, Parent Merger Sub or the Company Parties, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties, as applicable, and to specific performance by the other Parties, as applicable, of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations, covenants and agreements of the other Parties, as applicable, under this Agreement (including compliance by the Company with Section 10.1(d)(v)), without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement, including Section 10.3(c), Section 10.3(f), Section 11.10(b), and Section 11.10(d); provided, that, under no circumstances shall any of the Company Parties be permitted or entitled to receive both the payment of monetary damages of any kind (including the Parent Termination Fee or the Debt Event of Default Termination Fee) and a grant of specific performance.

(b)            Notwithstanding Section 11.10(a) or anything in this Agreement or otherwise to the contrary, and subject in all respects to Section 10.3(c), Section 10.3(f), Section 11.10(b), and Section 11.10(d), the Parties hereby further acknowledge and agree that, prior to the earlier of the Third Effective Time and the termination of this Agreement, the Company Parties shall solely be entitled to specific performance to enforce Parent and Parent Merger Sub’s obligations to cause the Equity Investors to fund the Equity Financing and to cause Parent or Parent Merger Sub to consummate the Transactions, including to effect the Third Closing in accordance with Section 2.4, on the terms and subject to the conditions in this Agreement, if and only if, (i) all conditions in Section 9.1 and Section 9.2 (other than those conditions that by their terms are to be satisfied at the Third Closing, but subject to the fulfillment of those conditions at the Third Closing; provided, that such conditions are capable of being satisfied if the Third Closing were to occur at such time) have been and continue to be satisfied, (ii) the Debt Financing (or, if Alternative Debt Financing is being used in accordance with Section 8.9, the financing to be made available pursuant to the commitments with respect thereto) has been received by Parent in full in accordance with the terms thereof, or all of the conditions to the Debt Financing have been satisfied and the full amount of the Debt Financing is available to be funded at the Third Closing if the Equity Financing is funded at the Third Closing (provided, that, if the Debt Financing has not been funded and will not be funded at the Third Closing for any reason (including a breach of Section 8.9), the Company Parties shall not be entitled to enforce Parent’s and Parent Merger Sub’s obligation to consummate the Transactions and the Equity Investors’ obligation to provide the Equity Financing pursuant to this Section 11.10(b)), (iii) the Preferred Equity Financing (or, if Alternative Preferred Equity Financing is being used in accordance with Section 8.9, the financing to be made available pursuant to the commitments with respect thereto) has been received by Parent in full in accordance with the terms thereof, or all of the conditions to the Preferred Equity Financing have been satisfied and the full amount of the Preferred Equity Financing is available to be funded at the Third Closing if the Equity Financing is funded at the Third Closing (provided, that, if the Preferred Equity has not been funded and will not be funded at the Third Closing for any reason (including a breach of Section 8.9), the Company shall not be entitled to enforce Parent’s and Parent Merger Sub’s obligation to consummate the Transactions and the Equity Investors’ obligation to provide the Equity Financing pursuant to this Section 11.10(b), (iv) Parent has failed to consummate the Third Closing on the date when it would be required under Section 2.4 and (iv) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance were granted and the Financing were funded, then the Third Closing would occur substantially simultaneously with the drawdown of the Equity Financing, the Debt Financing and the Preferred Equity Financing (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the Third Closing and the other Transactions. For the avoidance of doubt, while the Company Parties may pursue both (x) a grant of specific performance or other equitable relief, in each case in accordance with and subject in all respects to this Section 11.10(b) and Section 10.3(f), and (y) payment of the Parent Termination Fee under Section 10.3(c), under no circumstances shall the Company Parties be permitted or entitled to receive both a grant of specific performance to cause the Third Closing to occur or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of all or any portion of the Parent Termination Fee and/or the Debt Event of Default Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 10.3(c), on the other hand; provided, however, that in no event shall the Company be permitted or entitled to receive aggregate monetary damages in excess of the Parent Termination Fee or the Debt Event of Default Termination Fee.

(c)            Subject to the limitations on remedies set forth in this Section 11.10, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or in Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(d)            Subject to Section 10.3(b), Section 10.3(f) and Section 11.10(b), the Company Parties, on the one hand, and Parent and Parent Merger Sub, on the other hand, hereby agrees not to raise objections to the availability of the equitable remedy of specific performance or an injunction or temporary restraining order in accordance with and subject to the limitations of this Section 11.10 (including Section 11.10(b)) to prevent or restrain breaches or threatened breaches of this Agreement by the Company Parties or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations covenants and agreements of the Company Parties or Parent, as applicable under this Agreement, in each case, prior to the Third Closing. Subject in all respects to Section 10.3(c), Section 10.3(f), Section 11.10(b), and Section 11.10(d) (including, in each case, the limitations set forth therein), the parties further agree that (i) by seeking the remedies provided for in this Section 11.10, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Preferred Equity Commitment Letter or the Guarantee and (ii) nothing set forth in this Section 11.10 shall require any party to institute any Proceeding for specific performance under this Section 11.10 prior to or as a condition to exercising any termination right under Article X, nor shall the commencement of any Proceeding pursuant to this Section 11.10 or anything set forth in this Section 11.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement, the Equity Commitment Letters, the Debt Commitment Letters, the Preferred Equity Commitment Letter or the Guarantee that may be available then or thereafter (subject to the terms and conditions set forth herein and therein).

Section 11.11         Debt and Equity Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Debt Financing Sources Related Parties or the Preferred Equity Financing Sources Related Parties, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Fee Letter, the Debt Financing Agreements, the Preferred Equity Financing, the Preferred Equity Commitment Letter, the Preferred Equity Financing Fee Letter, the Preferred Equity Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter and/or the Preferred Equity Commitment Letter, including with respect to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter and/or the Preferred Equity Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.1(c)(ii) or decline to consummate the Third Closing as a result thereof pursuant to Section 9.2(b), (c) or (d) and (iii) the determination of whether the Third Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Delaware Law, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against (i) the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court or (ii) the Preferred Equity Financing Sources in any way arising out of or relating to this Agreement, the Preferred Equity Financing, the Preferred Equity Commitment Letter, the Preferred Equity Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against (i) the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or (ii) the Preferred Equity Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Preferred Equity Financing, the Preferred Equity Commitment Letter, the Preferred Equity Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that this Agreement may not be enforced against any (i) Debt Financing Source Related Parties and none of the Debt Financing Sources Related Parties will have any liability to the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Sources Related Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or any (ii) Preferred Equity Financing Sources Related Parties and none of the Preferred Equity Financing Sources Related Parties will have any liability to the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Preferred Equity Financing, the Preferred Equity Commitment Letter, the Preferred Equity Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Preferred Equity Financing Sources Related Parties relating to or in any way arising out of this Agreement, the Preferred Equity Financing, the Preferred Equity Commitment Letter, the Preferred Equity Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (provided that, nothing in this clause (e) shall limit the rights of the Second Surviving Company and its Subsidiaries against any of the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the Preferred Equity Financing Sources Related Parties with respect to the Preferred Equity Financing or any of the transactions contemplated thereby or any services thereunder following the Third Closing Date), (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any (i) Debt Financing Source Related Parties or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason or (ii) Preferred Equity Financing Related Parties or the transactions contemplated hereby, any claim that is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Sources and the Preferred Equity Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.11 (or the definitions of any terms used in this Section 11.11) and (ii) (A) to the extent any amendments to any provision of this Section 11.11 (or, solely as they relate to this Section 11.11, the definitions of any terms used in this Section 11.11) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources and (B) to the extent any amendments to any provision of this Section 11.11 (or, solely as they related to this Section 11.11, the definitions of any terms used in this Section 11.11) are materially adverse to the Preferred Equity Financing Sources, such provisions shall not be amended without the prior written consent of the Preferred Equity Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.11 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which (a) a Debt Financing Source is a party, including the Debt Commitment Letter and (b) a Preferred Equity Financing Source is a party, including the Preferred Equity Commitment Letter.

Section 11.12        Interpretation.

(a)            Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(b)            Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c)            When a reference is made in this Agreement to Articles, Sections, Exhibits, Company Disclosure Schedules or Parent Disclosure Schedules, such reference shall be to an Article, Section, Exhibit, Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, of this Agreement unless otherwise indicated.

(d)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)            All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f)            The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

(g)            Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” mean “calendar days” unless expressly stated otherwise.

(i)            References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. If the date on which an action is to be taken or notice is to be given pursuant any provision of this Agreement falls on a day that is not a Business Day, such action may be taken, or notice given, on the next Business Day.

(j)            Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified.

(k)           Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract or instrument referred to herein means such contract or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l)            All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(m)           Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(n)           References to a person are also to its permitted successors and assigns.

(o)           The words “made available” and words of similar import refer to documents that were delivered in person or electronically to the other Party or its Representatives or posted to the data site maintained by the disclosing Party or its Representatives in connection with the Transactions, in each case, at least 48 hours prior to the execution of this Agreement and, for the avoidance of doubt, include any form, report, schedule, registration statement, proxy statement and other document filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR, including as an exhibit, prior to the date of this Agreement.

Section 11.13        No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (or parties to the Guarantee, Equity Commitment Letter or Confidentiality Agreement, to the extent and subject to the terms expressly set forth therein) and no Parent Related Parties (other than (i) Parent and Parent Merger Sub and (ii) the Guarantors to the extent and subject to the terms expressly set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) agrees that it shall not institute, and shall not permit any Company Related Parties or its or their respective Representatives to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, its Subsidiaries or any Company Related Parties or any of its or their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of such Persons) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Parent Merger Sub to the extent provided herein, Sixth Street Partners, LLC pursuant to the Confidentiality Agreement or the Guarantors pursuant to the Guarantee or the Equity Commitment Letter (to the extent and subject to the terms provided therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself and the Company Related Parties and any Person claiming by, through or on behalf of such Persons) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENSTAR GROUP LIMITED

By:	/s/ Dominic F. Silvester
Name:	Dominic F. Silvester
Title:	Chief Executive Officer

DEER LTD.

By:	/s/ Elizabeth DaSilva
Name:	Elizabeth DaSilva
Title:	Director

DEER MERGER SUB LTD.

By:	/s/ Elizabeth DaSilva
Name:	Elizabeth DaSilva
Title:	Director

[Signature Page to Agreement and Plan of Merger]

ELK MERGER SUB LIMITED

By:	/s/ A. Michael Muscolino
Name:	A. Michael Muscolino
Title:	Authorized Signatory

ELK BIDCO LIMITED

By:	/s/ A. Michael Muscolino
Name:	A. Michael Muscolino
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case (A) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receives non-public information of or with respect to the Company and its Subsidiaries to keep such information confidential, (B) other than with respect to immaterial provisions, containing confidentiality provisions not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement and (C) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with, Section 8.4 or provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses.

“Acquisition Proposal” means any offer or proposal from a third party to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, amalgamation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, other than for purposes of the final sentence in Section 8.3, Section 10.3, Section 11.4, Section 11.7 and Section 11.13 and the definitions of “Burdensome Condition”, “Parent Investor” and “Parent Related Parties”, an “Affiliate” of the Parent or Parent Merger Sub shall be deemed not to include (i) any investment fund or investment vehicle, managed account or other managed asset, that is affiliated with, or managed or advised by, Parent or Parent Merger Sub or Parent Investor, or any affiliate or general partner, trustee, nominee, manager or adviser of Parent or Parent Merger Sub or Parent Investor and/or (ii) any portfolio company (as such term is commonly understood in the private equity industry) or subsidiary or similar investment of any of the foregoing.

“Aggregate First Merger Amount” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.4(b).

“Alternative Debt Financing” has the meaning set forth in Section 8.9(a).

“Alternative Financing” has the meaning set forth in Section 8.9(a).

“Alternative Preferred Equity Financing” has the meaning set forth in Section 8.9(a).

“Ancillary Agreements” means the Statutory Merger Agreements, Guarantee, Equity Commitment Letter, Debt Commitment Letter, Preferred Equity Commitment Letter and the Rollover and Support Agreements.

“Antitrust Laws” has the meaning set forth in Section 8.1(c).

“Appraisal Withdrawal” has the meaning set forth in Section 2.11(c).

“Appraised Fair Value” has the meaning set forth in Section 2.11(a).

“beneficial ownership” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda.

“Board Recommendation” has the meaning set forth in the recitals.

“Board Recommendation Change” has the meaning set forth in Section 8.4(e).

“Book-Entry Shares” has the meaning set forth in Section 2.7(b).

“Burdensome Condition” has the meaning set forth in Section 8.1(e).

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City or Bermuda are closed, (c) a day on which the Registrar is closed or (d) any day on which EDGAR is not open to accept filings.

“Cap Amount” has the meaning set forth in Section 7.1(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act as signed into law by the President of the United States on March 27, 2020, and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, Section 13(3) of the Federal Reserve Act, the American Rescue Plan Act of 2021 (Pub. L. No. 117-2), the Families First Act, and the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133 or any other Law or executive order or executive memoranda.

“Certificate” has the meaning set forth in Section 2.7(b).

“Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Closing” means the First Closing, the Second Closing or the Third Closing, as applicable.

“Closing Date” means the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company 10-K” means the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2023.

“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2023 contained in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2023.

“Company Benefit Plan” means any employment, consulting, severance, change in control or similar agreement applicable to any director, employee or individual independent contractor of the Company or any of its Subsidiaries, and each other plan, policy, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health and welfare benefits, death benefits, disability benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is sponsored, maintained, administered or contributed to (or is required to be contributed to) by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise; provided, however, that no plan, policy, agreement or arrangement that is (x) sponsored or maintained by any Governmental Entity or (y) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in either case, shall be considered a Company Benefit Plan.

“Company Board” has the meaning set forth in the recitals.

“Company Bye-Law Amendments” means the First Company Bye-Law Amendment and the Second Company Bye-Law Amendment set forth on Schedule D.

“Company Bye-Laws” has the meaning set forth in Section 4.1(a).

“Company Capital Stock” has the meaning set forth in Section 4.5(a).

“Company Charter” has the meaning set forth in Section 4.1(a).

“Company Deferred Compensation Plan” means the Amended and Restated Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, effective as of January 1, 2015.

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee” has the meaning set forth in Section 6.2(a).

“Company ESPP” means the Amended and Restated Enstar Group Limited Employee Share Purchase Plan.

“Company Incentive Plan” has the meaning set forth in Section 6.2(c).

“Company Insurance Approvals” has the meaning set forth in Section 4.3.

“Company Intellectual Property” means any material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.17(b).

“Company Material Adverse Effect” means any event, circumstance, occurrence, fact, development, change or effect (each, an “Effect”) that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially delay any Company Party’s ability to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, operations, assets and liabilities (considered together) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect for purposes of clause (b) above: (i) any changes in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction (including any changes in the value of the Investment Assets resulting therefrom); (ii) any changes, events or conditions generally affecting the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries); (iii) acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions or any weather or natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that arise out of an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, whether or not caused by any Person, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement; (iv) the negotiation, execution, public announcement, pendency or consummation of the Mergers or the other Transactions, including compliance with the express terms of any obligation, covenant or agreement under this Agreement; (v) any steps expressly required to be taken or omitted to be taken pursuant to this Agreement, (vi) any action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Parent Merger Sub or to the extent Parent unreasonably fails to give consent after written request from the Company pursuant to Section 6.1; (vii) the identity of Parent or Parent Merger Sub or the Equity Investors; (viii) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in applicable Law or in GAAP, SAP or in accounting standards (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the NAIC and the Financial Accounting Standards Board) or any changes in the interpretation or enforcement of any of the foregoing after the date hereof; (ix) any decline, in and of itself, in the market price, or change in trading volume, of the Company’s Capital Stock; (x) any failure, in and of itself, to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or result (provided that the underlying causes of such failure may, to the extent not otherwise excluded by this definition, be considered in determining whether there has been a Company Material Adverse Effect); or (xi) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (it being understood that, in respect of each of clauses (ix), (x) and (xi), the underlying facts or occurrences giving rise or contributing to such decline or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts or occurrences are not otherwise excluded from being taken into account pursuant to this definition in determining whether there has been a Company Material Adverse Effect); provided, however, that, in the case of clauses (i), (ii), (iii) and (viii), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Measurement Date” has the meaning set forth in Section 4.5(a).

“Company Merger Sub” has the meaning set forth in the recitals.

“Company Merger Sub Board” has the meaning set forth in the recitals.

“Company PSU Award” has the meaning set forth in Section 2.10(a)(iii).

“Company Related Parties” has the meaning set forth in Section 10.3(e).

“Company Restricted Share” has the meaning set forth in Section 2.10(a)(i).

“Company RSU Award” has the meaning set forth in Section 2.10(a)(ii).

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Securities” has the meaning set forth in Section 4.5(a).

“Company Shareholder Approval” has the meaning set forth in Section 4.2(b).

“Company Shareholders Meeting” has the meaning set forth in Section 8.2(b).

“Company Stock Plan” means any equity or equity-based plan (other than the Company ESPP) that is sponsored or maintained by the Company or any of its Subsidiaries (including the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan).

“Company Terminable Breach” has the meaning set forth in Section 10.1(c)(ii).

“Company Termination Fee” means $145,000,000.

“Confidentiality Agreement” means the Amended and Restated Mutual Nondisclosure Agreement, dated as of April 14, 2024, between the Company and Sixth Street Partners, LLC.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” has the meaning set forth in Section 4.18(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company, which, for purposes of Section 4.5(a) of this Agreement, shall have the meaning set forth on paragraph (a) Schedule A of the Company Disclosure Schedules and for purposes of Section 6.1(c), shall have the meaning set forth on paragraph (b) of Schedule A of the Company Disclosure Schedules.

“Debt Commitment Letter” has the meaning set forth in the recitals.

“Debt Event of Default” means (i) a Specified Debt Event of Default or (ii) any other “Event of Default” (or any equivalent term in the applicable Existing Credit Agreement) under any Existing Credit Agreement, other than any such “Event of Default” (or any equivalent term in the applicable Existing Credit Agreement) that results solely from a “change of control” resulting from the consummation of the Transactions.

“Debt Event of Default Termination Fee” means $96,500,000.

“Debt Financing” has the meaning set forth in the recitals.

“Debt Financing Agreements” has the meaning set forth in Section 8.9(a).

“Debt Financing Fee Letter” has the meaning set forth in the recitals.

“Debt Financing Sources” means the Persons (including each agent and arranger) party to the Debt Commitment Letter (other than Parent or any of its Affiliates); provided that, in the event that any additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each institution to any debt commitment letter or similar agreement for any alternative debt financing or replacement financing entered into in accordance with the terms of this Agreement.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, and their respective Affiliates and such Debt Financing Source’s and their respective Affiliates’ officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives and their respective permitted successors and permitted assigns.

“Delaware Law” has the meaning set forth in Section 11.5(a).

“Dissenting Shares” means Shares held by a holder of Ordinary Shares, New Ordinary Shares, Preferred Shares, Second Surviving Company Ordinary Shares or the preferred shares of the First Surviving Company or Second Surviving Company who (i) did not vote in favor of the any of the Mergers in respect of which they had a right vote upon, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of such holders to require appraisal of such Shares, as applicable, pursuant to the Bermuda Companies Act and (iii) did not effect an Appraisal Withdrawal.

“Domiciliary Department of Insurance” means the insurance regulatory authority of the domiciliary jurisdiction of the applicable Insurance Company.

“Economic Sanctions/Trade Laws” means export and import controls and antiboycott Laws and regulations administered or enforced by the United States, the European Union and its member states, the United Kingdom, or the United Nations Security Council, and all equivalent Laws, regulations and orders administered by the relevant authorities in other applicable jurisdictions.

“EDGAR” has the meaning set forth in Section 4.6(a).

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” means the First Effective Time, the Second Effective Time or the Third Effective Time, as applicable.

“Encumber” has the meaning set forth in the definition of “Encumbrances.”

“Encumbrances” means liens, pledges, charges, defects in title, rights of way, encumbrances, hypothecations, mortgages, deeds of trust or security or adverse ownership interests (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means all Laws relating to: (a) pollution, public or worker health or safety or the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s business (and any required funding or security with respect to such abandonment and decommissioning), (b) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (c) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.

“Equity Award Conversion” means the adjustment of the Company RSU Awards, Company PSU Awards and the Ordinary Shares held subject to the JSOP contemplated by Section 2.10, whereby the Ordinary Shares underlying such awards are deemed to pertain to New Ordinary Shares or the New Ordinary Shares underlying such awards are deemed to pertain to Second Surviving Company Ordinary Shares, as applicable.

“Equity Commitment Letter” has the meaning set forth in the recitals.

“Equity Financing” has the meaning set forth the recitals.

“Equity Investors” means the Persons set forth in the Equity Commitment Letter.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Executive Interest” has the meaning set forth in the JSOP; provided that, in the event the Third Effective Time occurs prior to the JSOP Exchange Date, for purposes of calculating the Third Merger Cash Consideration, the Executive Interest shall be determined and measured after giving effect to the First Merger and the Second Merger (and applying adjustments to the Ordinary Shares subject to the JSOP, mutatis mutandis).

“Existing Credit Agreements” means the agreements set forth on Schedule C (as such agreements may be amended or otherwise modified to the extent permitted hereunder) and any agreement in respect of any refinancing or replacement of any such agreement that is permitted hereunder.

“Existing Material Credit Agreements” mean (i) the Existing Revolver, (ii) the Existing Syndicated LC Facility and (iii) each other Existing Credit Agreement under which, as of the relevant date of determination, the aggregate face amount of letters of credit issued thereunder exceeds $100,000,000.

“Existing Revolver” means that certain Amended and Restated Revolving Credit Agreement, dated as of May 30, 2023, by and among the Company and certain of its Subsidiaries, National Australia Bank Limited, Wells Fargo Bank, National Association and each of the lenders party thereto, and the facilities and letters of credit described therein and issued thereunder.

“Existing Syndicated LC Facility” means that certain Amended and Restated Letter of Credit Facility Agreement, dated as of July 28, 2023, by and among the Company and certain of its Subsidiaries, National Australia Bank Limited, The Bank of Nova Scotia and each of the lenders party thereto, and the facilities and letters of credit described therein and issued thereunder.

“Final Exercise Date” has the meaning set forth in Section 2.10(a)(viii).

“Financial Advisor” has the meaning set forth in Section 4.22.

“Financing” has the meaning set forth in the recitals.

“First Effective Time” has the meaning set forth in Section 2.1(b).

“First Merger” has the meaning set forth in the recitals.

“First Merger Application” has the meaning set forth in Section 2.1(b).

“First Closing” has the meaning set forth in Section 2.4.

“First Closing Date” has the meaning set forth in Section 2.4.

“First Merger Amount” means an amount in cash equal to (i) the Aggregate First Merger Amount divided by (ii) (x) the aggregate number of Ordinary Shares outstanding, on a fully diluted basis (including in such determination, without limitation, outstanding Company Restricted Shares, Company RSU Awards, Company PSU Awards and Ordinary Shares representing the Executive Interest held subject to JSOP) as of immediately prior to the Effective Time minus (y) the aggregate number of Reinvesting Shares outstanding as of immediately prior to the First Effective Time.

“First Merger Cash Consideration” has the meaning set forth in Section 2.7(a).

“First Merger Consideration” has the meaning set forth in Section 2.7(a).

“First Merger Excluded Shares” has the meaning set forth in Section 2.7(h).

“First Statutory Merger Agreement” means the First Statutory Merger Agreement substantially in the form attached hereto as Schedule A to be executed and delivered by the Company, New Company Holdco and Company Merger Sub as contemplated by the terms hereof.

“First Merger Share Consideration” has the meaning set forth in Section 2.7(a).

“First Surviving Company” has the meaning set forth in Section 2.1(a).

“First Surviving Company Reinvesting Shares” means the New Ordinary Shares held by the Reinvesting Shareholders immediately prior to the Second Effective Time.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Go-Shop Period” has the meaning set forth in Section 8.4(a).

“Go-Shop Termination Fee” means $102,000,000.

“Governmental Entity” means any United States or non-United States federal, state or local or any supra-national, political subdivision, court, governmental, legislative, tax, regulatory, self-regulatory, or administrative authority, instrumentality, agency, body or commission, arbitrator, arbitral panel or other governmental authority or instrumentality, domestic or foreign or stock exchange (including, for the avoidance of doubt, Lloyd’s).

“Governmental Order” means any binding and enforceable Order entered by or with any Governmental Entity.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Guarantee” has the meaning set forth in the recitals.

“Guarantors” has the meaning set forth in the recitals.

“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance or words of similar meaning under, or for which liability or standards of care are imposed by, any Environmental Law and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.3.

“Indebtedness” of any Person means, without duplication, all: (a) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice); (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” has the meaning set forth in Section 7.1(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(a).

“Indentures” means the Senior Indenture and the Junior Indenture.

“Insurance Companies” means, collectively, the Company’s Subsidiaries that insure or reinsure risks and that are subject to the supervision of the Insurance Regulator in their jurisdiction of domicile, and each of them, an “Insurance Company.”

“Insurance Contracts” means the insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Third Closing.

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders and directives of, Insurance Regulators (including, for the avoidance of doubt, the Bermuda Insurance Act, 1978 (as amended) and all regulations, guidance, code of practice or conduct or rules promulgated thereunder, Lloyd’s Regulations and the handbooks of the UK Financial Conduct Authority and the UK Prudential Regulation Authority, respectively).

“Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws (including, for the avoidance of doubt, the Bermuda Monetary Authority).

“Intellectual Property” means all intellectual property and other similar intangible rights in any jurisdiction, whether registered or unregistered, in and to: any patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; any trademarks, trademark registrations, trademark applications, trade dress, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; any copyrights, copyright registrations, copyright applications and database rights; any internet domain names and social media indicators; and any trade secrets, know-how and other proprietary information that derives independent economic value from not being generally known to the public.

“Intervening Event” has the meaning set forth in Section 8.4(f)(i).

“Investment Assets” means bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures and other investments, by the Company or any of its Subsidiaries.

“Investment Guidelines” means those investment guidelines of the Company and its Subsidiaries with respect to the investment of the Investment Assets.

“IRS” means the United States Internal Revenue Service.

“JSOP” means that certain Joint Stock Ownership Agreement by and among the Company, Dominic F. Silvester and Zedra Trust Company (Guernsey) Limited dated as of January 21, 2020, as amended and restated as of July 1, 2022.

“JSOP Party” means Volume Five Limited, a company incorporated in England and Wales with company registration number 15473567, whose registered office is at Bank House, 81 St Judes Road, Englefield Green, United Kingdom, TW20 0DF.

“JSOP Vesting Date” has the meaning set forth in Section 2.10(a)(v).

“Junior Indenture” means that certain Junior Subordinated Indenture, dated as of August 26, 2020, among Enstar Finance LLC, the Company and The Bank of New York Mellon, as trustee (as supplemented by that certain First Supplemental Indenture, dated as of August 26, 2020, and that certain Second Supplemental Indenture dated as of January 14, 2022).

“knowledge” means the actual knowledge of the knowledge individuals described in the immediately following sentence, after reasonable inquiry of their respective direct reports who would reasonably be expected to have knowledge of the matter in question. For purposes of this definition, the term “knowledge individuals” means (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Schedules and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Schedules.

“Law” means any law, rule, regulation, ordinance, statute, code, judgment, Order, treaty, convention, or other legally enforceable requirement of any Governmental Entity, including common law.

“Legacy Plans” has the meaning set forth in Section 6.2(b).

“Lloyd’s” means the Council and Society of Lloyd’s incorporated under the Lloyd’s Act 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” means the terms of the relevant premiums trust deed or other deposit arrangement as required by the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time.

“Market Price” means, for the purposes of the JSOP and in relation to an Ordinary Share, the higher of (i) the closing price of an Ordinary Share on the day immediately prior to any date on which it is measured; and (ii) 10-day VWAP.

“Material Contract” has the meaning set forth in Section 4.18(b).

“Material IP Contract” has the meaning set forth in Section 4.19(b).

“Mergers” means the First Merger, the Second Merger and the Third Merger.

“Minority-Owned Insurance Subsidiaries” means, with respect to the Company, any Person that insures or reinsures risks and that is subject to the supervision of the Insurance Regulator in its jurisdiction of domicile and any direct or indirect parent company hereof in which the Company directly or indirectly owns or controls less than 50% and at least 10% of the securities or ownership interests.

“NAIC” means the United States National Association of Insurance Commissioners.

“NASDAQ” means the NASDAQ Stock Market.

“New Company Holdco” has the meaning set forth in the recitals.

“New Company Holdco Board” has the meaning set forth in the recitals.

“New Ordinary Share” means voting ordinary shares, par value $1.00 per share, of New Company Holdco.

“New Plans” has the meaning set forth in Section 6.2(b).

“New Series C Preferred Share” has the meaning set forth in Section 2.7(d).

“New Series D Preferred Share” has the meaning set forth in Section 2.7(e).

“New Series E Preferred Share” has the meaning set forth in Section 2.7(f).

“New Preferred Shares” means, collectively, the New Series C Preferred Shares, New Series D Preferred Shares and New Series E Preferred Shares.

“No-Shop Period Start Date” has the meaning set forth in Section 8.4(a).

“Notice Period” has the meaning set forth in Section 8.4(f)(ii)(C).

“Notified” means the receipt of initial notice of a Debt Event of Default from the applicable administrative agent or lenders in accordance with the terms of the applicable Existing Credit Agreement.

“Order” means any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling in any Proceedings by or with any Governmental Entity.

“Ordinary Shares” means voting ordinary shares, par value $1.00 per share, of the Company.

“Organizational Documents” means (a) with respect to a company or corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws or bye-laws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Parent Merger Sub and (b) when used with respect to Parent or Parent Merger Sub, the Company.

“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Outstanding 2024 Annual Bonuses” has the meaning set forth in Section 6.2(c).

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.

“Parent Insurance Approvals” has the meaning set forth in Section 5.3.

“Parent Investor” has the meaning set forth in Section 8.1(f).

“Parent Material Adverse Effect” means any Effect that would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay Parent’s or Parent Merger Sub’s ability to consummate the Transactions on or before the Outside Date.

“Parent Merger Sub” has the meaning set forth in the preamble.

“Parent Merger Sub Board” has the meaning set forth in the recitals.

“Parent Merger Sub Shareholder Approval” has the meaning set forth in Section 7.2(b).

“Parent Ordinary Share” means voting ordinary shares, par value $1.00 per share, of Parent.

“Parent Related Parties” has the meaning set forth in Section 10.3(e).

“Parent Terminable Breach” has the meaning set forth in Section 10.1(d)(iii).

“Parent Termination Fee” means $265,000,000.

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.1(a).

“Payment Fund” has the meaning set forth in Section 3.1(a).

“Permit” means any permit, license, certificate, approval, certification, variation, exemption, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means:

(a)           statutory Encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP in the balance sheet of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents;

(b)           mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business consistent with past practice for amounts not yet past due;

(c)           Encumbrances securing payment, or any obligation, of the Company or any of its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness;

(d)           Encumbrances granted in the ordinary course of business consistent with past practice in connection with the insurance or reinsurance business of the Company or any of its Subsidiaries on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any of its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any of its Subsidiaries, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any of its Subsidiaries and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner;

(e)           pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice;

(f)           zoning, building codes, entitlement, and other land use regulations promulgated by any Governmental Entity which are not violated in any material respect;

(g)           non-exclusive licenses of Intellectual Property granted to third parties by the Company or any of its Subsidiaries;

(h)           easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and that, individually or in the aggregate, have not materially impaired, and would not be reasonably expected to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(i)            transfer restrictions imposed by Law;

(j)            such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection; and

(k)           Encumbrances that affect the underlying fee interest of any Company Leases.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Data” has the meaning set forth in Section 4.19(f).

“Preferred Equity Commitment Letter” has the meaning set forth in the recitals.

“Preferred Equity Financing” has the meaning set forth in the recitals.

“Preferred Equity Financing Agreements” has the meaning set forth in Section 8.9(a).

“Preferred Equity Financing Fee Letter” has the meaning set forth in the recitals.

“Preferred Equity Financing Sources” means the Persons party to the Preferred Equity Commitment Letter (other than Parent or any of its Affiliates); provided that, in the event that any commitment party or financing source is added as a party to the Preferred Equity Commitment Letter after the date hereof, the term “Preferred Equity Financing Sources” shall include each such party; provided, further, that the term “Preferred Equity Financing Sources” shall include each institution to any preferred equity commitment letter or similar agreement for any alternative preferred equity financing or replacement financing entered into in accordance with the terms of this Agreement.

“Preferred Equity Financing Sources Related Parties” means the Preferred Equity Financing Sources, and their respective Affiliates and such Preferred Equity Financing Source’s and their respective Affiliates’ officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives and their respective permitted successors and permitted assigns.

“Preferred Shares” means Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares.

“Privacy Policies” has the meaning set forth in Section 4.19(f).

“Pro-Rata Portion” has the meaning set forth in Section 2.10(a)(iv).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, inquiry, hearing, arbitration or other proceeding at law or in equity, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and regardless of whether such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, inquiry, hearing, arbitration or other proceeding results in a formal civil or criminal litigation or regulatory action.

“Prohibited Debt Financing Amendments” has the meaning set forth in Section 8.9(a).

“Prohibited Equity Financing Amendments” has the meaning set forth in Section 8.9(a).

“Prohibited Financing Amendments” has the meaning set forth in Section 8.9(a).

“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Shareholders Meeting, including any amendments and supplements thereto.

“Registrar” has the meaning set forth in Section 2.3(b).

“Reinsurance Agreements” means the reinsurance or retrocession policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company as cedent, retrocedent, reinsurer or retrocessionaire prior to the Third Closing.

“Related Persons Transactions” means Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the shares of Ordinary Shares (any “Related Person”), but not including any Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any wholly owned Subsidiary of the Company, on the other hand.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Reinvesting Shares” means (i) all Ordinary Shares held by Parent or its affiliates and (ii) the Ordinary Shares proposed to be rolled over or reinvested pursuant to each of the Rollover and Support Agreements.

“Reinvesting Shareholders” means the holders of the Reinvesting Shares.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Consents” has the meaning set forth in Section 8.1(a).

“Required Funding Amount” has the meaning set forth in Section 5.7.

“Reserves” means the reserves, funds or provisions of the Company or any Insurance Company for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, allocated and unallocated loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance policies issued, reinsured or assumed by the Company or any Insurance Company, including under any Reinsurance Agreement.

“Rollover Participants” means each of Dominic Silvester, J. Christopher Flowers, John J. Oros 1998 Family Trust, Frazer Holdings LP, David Walsh, Hyman 2018 Family Trust and Steven D. Arnold.

“Rollover and Support Agreements” means the Rollover and Support Agreements, dated as of the date hereof, by and among Elk Topco, LLC, Elk Evergreen Investments, LLC, Elk Cypress Investments, LLC and each of the Rollover Participants.

“Sanctions Target” means: (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (b) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by the United States Treasury Department Office of Foreign Assets Controls, or any equivalent list of sanctioned Persons issued by the United States Department of State or the United Kingdom; (c) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (d) an entity owned 50% or more or controlled by a country or territory identified in clause (a) or person in clause (b) above.

“SAP” means, as to any Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Domiciliary Department of Insurance as in effect at the relevant time, consistently applied, excluding for the avoidance of doubt, any permitted accounting practices.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.9(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 8.2(a).

“Second Closing” has the meaning set forth in Section 2.4.

“Second Closing Date” has the meaning set forth in Section 2.4.

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Second Merger” has the meaning set forth in the recitals.

“Second Merger Application” has the meaning set forth in Section 2.3(b).

“Second Merger Consideration” has the meaning set forth in Section 2.7(a).

“Second Merger Excluded Shares” has the meaning set forth in Section 2.8(h).

“Second Statutory Merger Agreement” means the Second Statutory Merger Agreement substantially in the form attached hereto as Schedule B to be executed and delivered by New Company Holdco and the First Surviving Company as contemplated by the terms hereof.

“Second Surviving Company” has the meaning set forth in Section 2.3(a).

“Second Surviving Company Ordinary Share” means voting ordinary shares, par value $1.00 per share, of the Second Surviving Company.

“Second Surviving Company Reinvesting Shares” means the Second Surviving Company Ordinary Shares held by the Reinvesting Shareholders immediately prior to the Third Effective Time.

“Securities Act” means the United States Securities Act of 1933.

“Senior Indenture” means that certain Senior Indenture, dated as of March 10, 2017, between the Company and The Bank of New York Mellon, as trustee (as supplemented by that certain First Supplemental Indenture, dated as of March 10, 2017, that certain Second Supplemental Indenture dated as of March 26, 2019, that certain Third Supplemental Indenture, dated as of May 28, 2019, and that certain Fourth Supplemental Indenture, dated as of August 24, 2021).

“Series C Preferred Shares” means the Company’s Series C Participating Non-Voting Perpetual Preferred Shares, par value $1.00 per share.

“Series D Preferred Shares” means the Company’s 7.00% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series D, par value $1.00 per share.

“Series E Preferred Shares” means the Company’s 7.00% Perpetual Non-Cumulative Preference Shares, Series E, par value $1.00 per share.

“Shares” means the Ordinary Shares, New Ordinary Shares, the Preferred Shares and New Preferred Shares, as applicable.

“Special Company PSU Awards” means the Company PSU Awards that provide for full vesting upon a change of control based on the greater of actual performance and target performance in accordance with the relevant award agreement, in each case, as set forth in Section 1.2 of the Company Disclosure Schedules.

“Specified Amendments” means amendments to each Existing Credit Agreement (i) to permit the “change of control” that would otherwise result from consummating the Transactions or (ii) as otherwise contemplated by the Debt Commitment Letter, in each case, in form and substance reasonably satisfactory to Parent and the Company; provided, that unless otherwise agreed by the Company and Parent, it is understood and agreed that the operative provisions of the Specified Amendments shall not be effective until immediately prior to the Third Closing.

“Specified Debt Event of Default” means (a) an “Event of Default” (or any equivalent term in the applicable Existing Material Credit Agreement) under (x) Section 8.01(d) of the Existing Revolver solely as it relates to Section 7.12 of the Existing Revolver or (y) any other Existing Material Credit Agreement that solely relates to any financial covenant that is substantially the same as any financial covenant contained in Section 7.12 of the Existing Revolver (b) an “Event of Default” (or any equivalent term in the applicable Existing Material Credit Agreement) under (x) clauses (a), (b), (f) (in the case of such clause (f), solely to the extent related to an “Event of Default” that is equivalent to an “Event of Default” otherwise specified in this clause (b)(x)), (g), (h) or (i) of Section 8.01 of the Existing Revolver or (y) any other Existing Material Credit Agreement that is equivalent to any “Event of Default” contained in clauses (a), (b), (f) (in the case of such clause (f), solely to the extent related to an “Event of Default” that is equivalent to an “Event of Default” otherwise specified in this clause (b)(y)), (g), (h) or (i) of Section 8.01 of the Existing Revolver.

“Statutory Merger Agreements” means the First Statutory Merger Agreements, Second Statutory Merger Agreements and the Third Statutory Merger Agreements.

“Statutory Statements” has the meaning set forth in Section 4.7(b).

“Subject Courts” has the meaning set forth in Section 11.5(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest; provided that, solely with respect to the Company, “Subsidiary” shall include Core Specialty Insurance Holdings, Inc. for purposes of (i) Article IV (in the case of each applicable representation and/or warranty therein, qualified by the knowledge of the Company; provided that for purposes of such representations, knowledge shall not include reasonable inquiry of direct reports who would reasonably be expected to have knowledge of the matter in question) and (ii) Section 6.1 (only to the extent that the Company has an affirmative contractual consent or veto right with respect to the relevant matter thereunder and other than as a result of the Company’s contractual right to appoint a director on the board of Core Specialty Insurance Holdings, Inc. and such appointee acting in such capacity).

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor and legal counsel) (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing and the identity of the Person making the proposal), that the Company Board deems relevant, and (2) if consummated, would be more favorable, from a financial point of view, to the holders of Shares (in their capacity as such) than the Third Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means all United States federal, state, local or non-United States taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, however denominated, including income, gross receipts, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, premium, license, withholding, payroll, employment, workers compensation, excise, penalty, estimated, alternative or add-on minimum, severance, stamp, occupation, real property, personal property or other taxes or charges of any kind whatsoever that are in the nature of or similar to a Tax, including any interest, penalties or additions to Tax.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection, imposition or administration of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund or information return or other document, including any schedule or attachment thereto, or any amendment thereof, filed or required to be filed with any Tax Authority.

“Third Closing” has the meaning set forth in Section 2.4.

“Third Closing Date” has the meaning set forth in Section 2.4.

“Third Effective Time” has the meaning set forth in Section 2.3(b).

“Third Merger” has the meaning set forth in the recitals.

“Third Merger Application” has the meaning set forth in Section 2.3(b).

“Third Merger Cash Consideration” has the meaning set forth in Section 2.9(a).

“Third Merger Reinvesting Shareholder Consideration” has the meaning set forth in Section 2.9(b).

“Third Merger Excluded Shares” has the meaning set forth in Section 2.9(g).

“Third Statutory Merger Agreement” means the Third Statutory Merger Agreement substantially in the form attached hereto as Schedule C to be executed and delivered by the Second Surviving Company, Parent and Parent Merger Sub as contemplated by the terms hereof.

“Third Surviving Company” has the meaning set forth in Section 2.3(a).

“Total Cash Consideration” means the First Merger Cash Consideration (per Ordinary Share issued and outstanding immediately prior to the First Effective Time entitled thereto) plus the Third Merger Cash Consideration (per Second Surviving Company Ordinary Share issued and outstanding immediately prior to the Third Effective Time entitled thereto). For the avoidance of doubt, the aggregate cash consideration received per each Ordinary Share issued and outstanding immediately prior to the First Effective Time, following the consummation of each of the Mergers (to the extent entitled thereto in accordance with Article II) shall be equal to $338 in the aggregate (assuming the aggregate cash consideration paid in respect of the First Merger, including pursuant to Section 2.10, equals the Aggregate First Merger Amount) and in any event shall not exceed $338.

“Transaction Litigation” has the meaning set forth in Section 8.8.

“Transactions” means (a) the execution and delivery of this Agreement and the Ancillary Agreements, (b) the First Merger, (c) the Second Merger, (d) the Third Merger and (e) the other transactions contemplated by this Agreement and the Ancillary Agreements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar state or local Law.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any obligation, covenant or agreement hereunder that is a consequence of an act undertaken by such Party (or the failure by such Party to take an act it is required to take hereunder) with knowledge that the taking of (or failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement.

SCHEDULE A

First Statutory Merger Agreement

A-1

SCHEDULE B

Second Statutory Merger Agreement

B-1

SCHEDULE C

Third Statutory Merger Agreement

C-1

SCHEDULE D

Company Bye-Law Amendments

D-1